      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1999


                                                      REGISTRATION NO. 333-72141
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                                 SEMINIS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           -------------------------

             ILLINOIS                              0181                             36-0769130
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                               1905 LIRIO AVENUE
                         SATICOY, CALIFORNIA 93004-4206
                        ATTN: ALEJANDRO RODRIGUEZ GRAUE
                                 (805) 647-1572
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------
           IT IS REQUESTED THAT COPIES OF COMMUNICATIONS BE SENT TO:

         HOWARD S. KELBERG, ESQ.                                             GERALD S. TANENBAUM, ESQ.
   MILBANK, TWEED, HADLEY & MCCLOY LLP                                        CAHILL GORDON & REINDEL
        ONE CHASE MANHATTAN PLAZA                                                 80 PINE STREET
        NEW YORK, NEW YORK 10005                                             NEW YORK, NEW YORK 10005
             (212) 530-5000                                                       (212) 701-3000

                           -------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
           TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM                           AMOUNT OF
        SECURITIES TO BE REGISTERED              AGGREGATE OFFERING PRICE(1)(2)               REGISTRATION FEE(3)
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock........................              $339,968,750                              $94,520
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) The shares of Class A Common Stock are not being registered for the purpose of sales outside of the United States.


(3) $91,920 of which was previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  Subject to Completion.  Dated May 27, 1999.


                               13,750,000 Shares


                                 SEMINIS, INC.
[SEMINIS LOGO]

                              Class A Common Stock
                             ----------------------


     This is an initial public offering of shares of Class A common stock of Seminis, Inc. This prospectus relates to an offering of 11,000,000 shares in the United States. In addition, 2,750,000 shares are being offered outside the United States in an international offering.



     Prior to the offering, there has been no public market for the common stock. It is currently estimated that the initial offering price will be between $17.50 and $21.50 per share. The shares of Class A common stock have been approved for listing on the Nasdaq National Market under the symbol "SMNS".


     See "Risk Factors" on page 8 to read about factors you should consider before buying shares of the Class A common stock.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                               Per Share         Total
                                                               ---------         -----
Initial public offering price...............................  $               $
Underwriting discounts......................................  $               $
Proceeds, before expenses, to Seminis.......................  $               $


     The U.S. underwriters may, under certain circumstances, purchase up to an additional 1,650,000 shares from Seminis at the initial public offering price less the underwriting discount. The international underwriters may similarly purchase up to an aggregate of an additional 412,500 shares.

                             ----------------------
                              GREENHILL & CO., LLC


   has acted as financial advisor to Seminis in connection with the offering.

                             ----------------------
     The underwriters expect to deliver the shares against payment in New York,
New York on        , 1999.

GOLDMAN, SACHS & CO.                                           J.P. MORGAN & CO.
ING BARING FURMAN SELZ LLC

                        MORGAN STANLEY DEAN WITTER


                                                    SALOMON SMITH BARNEY

                             VECTORMEX INCORPORATED

                             ----------------------

                      Prospectus dated             , 1999.

                              [INSIDE FRONT COVER


Collage of pictures with black background. Larger picture of the globe with other pictures laying on top. Other pictures include:



     -  Three open cans of seeds



     - Person reviewing illuminated research material above which is the caption "RESEARCH"



     - Person examining vegetables and fruits in laboratory above which is the caption "NUTRITION"



     - Person examining seeds, with farm equipment in background, upon which is superimposed a pair of hands holding an onion above which is the caption "GLOBAL SUPPLY"



     - Person in greenhouse, upon which is superimposed a person looking through a microscope along the side of which is the word "DEVELOPING" and along the bottom at which is the word "SOLUTIONS"



     - Two people in field of growing produce along the side of which is the caption "CREATING VALUE"



     - Collection of vegetables and fruits along the side of which is the word "QUALITY" and along the bottom of which is the word "CONVENIENCE"



     -  Three infant faces along the side of which is the caption "SUSTENANCE"



Along the bottom of page is the word "SEMINIS".]

                         [Inside Front Cover Folds Out

Fold out page will have a map of the world. Countries in which Seminis does business will be highlighted with a color different from all other countries. The map includes a series of different colored circles indicating the approximate location of each production, research and distribution/sales sites. The map contains a legend detailing the following:

                         Red Circle -- Production Sites
                        Yellow Circle -- Research Sites
                 Blue Circle -- Distribution Center/Sales Sites
                   Circled Number -- Reflects Multiple Sites
                   Darker Green Square -- Country with Sales
                  Lighter Green Square -- Unpenetrated Market

Along the bottom of the map is the word "Seminis".]

                               PROSPECTUS SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the consolidated financial statements and related notes, before making a decision to purchase our Class A common stock offered through this prospectus. Please note that the meanings of certain technical words relating to our business are provided in the glossary located on page G-1 of this prospectus. All of the brand names and trademarks appearing in this prospectus are our property, except Asgrow(R), which we have a license to use, Roundup Ready(R) and SAP/R3(R).

                                  THE COMPANY


      Seminis is the largest developer, producer and marketer of vegetable and fruit seeds in the world. We use seeds as the delivery vehicle for innovative agricultural technology. We develop seeds designed to do one or more of the following:


- reduce the need for chemicals;

- increase crop yield;

- reduce spoilage;


- offer longer shelf life;



- create tastier foods; and



- create foods with better nutritional content.



      We produce more than 8,000 distinct products covering most species of vegetables and fruits. We market our seeds through three international brands with broad product offerings -- Asgrow, Petoseed and Royal Sluis -- and nine specialty regional brands.



      We have established a worldwide presence and a global distribution system. We market our seeds in over 120 countries and have 70 research and development stations in 19 countries and production sites in 32 countries. This allows us to remain close to local markets around the world, adapt our products to any local climate and meet the preferences of local consumers. In fiscal 1998, we had approximately $383.8 million in net seed sales. This represents an approximate 19% share of the global commercial vegetable and fruit seed market, which is generally highly fragmented.


      We focus our research and development activities on products that are likely to have practical market uses, create significant market value, command premium pricing and capture leading local market share. Our product development effort focuses on input traits, such as resistance to pests and adverse weather conditions, and output traits, such as crop yield, color, texture, flavor and ready-to-eat convenience. Information on these traits is contained in our germplasm, our key technology asset. Over the last three fiscal years, we have spent approximately 11% of our net sales, or approximately $132.8 million, on research and development.


      We augment our internal product development efforts with technology alliances with more than 100 companies, including the Monsanto Company, research institutions and universities. In the United States and Europe, we currently own or have pending over 60 patents and patent applications and have protected more than 360 varieties under plant variety protection laws.



      The development of seeds that produce pest-resistant, higher yielding vegetables and fruits with better nutritional value is of growing importance because of expected increases in consumption of vegetables and fruits, increased health consciousness and a steady decline in available arable land. By using vegetable and fruit seeds that resist diseases and insects, growers will increase their yield and save significant costs by reducing pesticide use. Processors and distributors benefit from products with longer shelf-lives which reduce spoilage. Consumers benefit from healthier, tastier vegetables and fruits that last longer and offer ready-to-eat convenience. We attempt to enhance our profitability by expanding the global vegetable and fruit market and capturing a premium price for the benefit our products create throughout this production and distribution chain.

                                    HISTORY


      Seminis was formed in 1994 to consolidate various industry-leading vegetable and fruit seed brands into one consumer-oriented, agrobiotechnology company. Our core business was created through the acquisition of the Asgrow seed business from the Upjohn Company in December 1994 and the subsequent combination of the Asgrow business with the Petoseed and Royal Sluis businesses in October 1995. Each of these full-line brands has a long history--Asgrow for 143 years, Petoseed for 49 years and Royal Sluis for 172 years.



      We have been at the forefront of the consolidation of the vegetable and fruit seed industry and have completed nine acquisitions since our formation in 1994. We have historically used acquisitions as a cost efficient way to gain access to or ownership of key technologies, patents and germplasm collections, to add developed and proven products to our portfolio and to enter new and established markets. In fiscal 1998, we completed four acquisitions, including the purchase of a 50% stake in LSL PlantScience LLC to add a new line of tomato varieties, the acquisition of two South Korean companies, Hungnong Seed Co., Ltd. and Choong Ang Seed Co., Ltd., to enhance our product lines for the Asian market, and the acquisition of Nath Sluis to broaden our product lines in India. In November 1998, we completed the acquisition of the vegetable seed business of Sementes Agroceres S.A., a Brazilian company, to strengthen our presence and product lines in South America.


      Our principal executive offices are located at 1905 Lirio Avenue, Saticoy, California 93004. Our telephone number is (805)647-1572.

                                  THE OFFERING

The following information is based on no shares of Class A common stock outstanding and 46,074,386 shares of Class B common stock outstanding on the date of this prospectus. This excludes the 267,181 shares of Class A common stock issuable upon the exercise of stock options outstanding on the date of this prospectus and an additional 3,409,969 shares of Class A common stock reserved as of that date for future issuance under our employee benefit plans.


Common Stock Offered by Seminis..............  13,750,000 shares of Class A common stock
Common Stock to be Outstanding After the
  Offering...................................  13,750,000 shares of Class A common stock;
                                               46,074,386 shares of Class B common stock;
                                               59,824,386 total shares of Class A common
                                               stock and Class B common stock; 61,886,886
                                               shares if the underwriters' over-allotment
                                               option is exercised in full
Over-Allotment Option........................  2,062,500 shares of Class A common stock from
                                               Seminis
Use of Proceeds..............................  To redeem preferred stock and repay certain indebtedness
Voting Rights................................  Holders of Class B common stock are entitled to three votes per share and holders of Class
                                               A common stock are entitled to one vote per
                                               share
Nasdaq National Market Symbol................  "SMNS"

                      SUMMARY CONSOLIDATED FINANCIAL DATA

      Income (loss) from continuing operations available for common stockholders in fiscal 1998 reflects the optional repurchase by Seminis of a portion of its mandatorily redeemable common stock at an amount in excess of the redemption value. Seminis is required to deduct this difference, which totalled $134.3 million, from income (loss) from continuing operations for purposes of determining income (loss) from continuing operations available for common stockholders and related per share amounts. The loss from operations in fiscal 1996 includes the write-off of acquired research in-process of $36.7 million in connection with the Petoseed acquisition. Gross profit in fiscal 1996 includes the effects of the purchase accounting step-up of the Petoseed and Royal Sluis inventories in excess of historical value of $60.0 million. Gross profit in fiscal 1995 includes the effects of the purchase accounting step-up of the Asgrow inventories in excess of historical value of $11.8 million.


      Supplemental pro forma summary consolidated results of operations data for fiscal 1998 and for the six months ended March 31, 1999 assume the following transactions occurred effective October 1, 1997:


- the acquisition of Hungnong;

- the conversion of $35.9 million of convertible subordinated debt due our majority stockholder Savia, S.A. de C.V., or Savia, to 1,916,462 shares of Class B common stock, and the assumed related reduction in interest expense;


- the application of net proceeds of $250.0 million from the offering of 13,750,000 shares of Class A common stock by Seminis, assuming an initial public offering price of $19.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and borrowings of $266.5 million under Seminis' new $350.0 million credit facility to redeem preferred stock and repay indebtedness, and the assumed related reduction in preferred stock dividends and interest expense; and



- the conversion of 6,771,500 shares of Class B redeemable common stock of Seminis, Inc., an Illinois corporation and predecessor to Seminis, into 3,385,750 shares of Class B common stock, followed immediately by a one-for-one stock dividend, and the assumed elimination of both the related accretion of redemption value and the related excess of repurchase price over the redemption value for the repurchase of the Class B redeemable common stock.


      Historical data for income (loss) from continuing operations available for common stockholders reflect deductions for dividends on mandatorily redeemable preferred stock, for accretion of the redemption value of mandatorily redeemable common stock and, in fiscal 1998, for the excess of purchase price over redemption value of the mandatorily redeemable common stock repurchased. These deductions are not reflected in supplemental pro forma data.


      Supplemental pro forma as adjusted summary consolidated balance sheet data as of March 31, 1999 assume that the application of net proceeds from the offering and borrowings under the new credit facility, the recapitalization as described in the third and fourth bulleted items above and the automatic conversion of Class A preferred stock into Class B preferred stock, occurred effective March 31, 1999. This data also give effect to borrowings by Seminis of $473.0 million under its current credit agreement and the repayment of the current credit agreement from the proceeds of the offering and borrowings under the new credit facility.

                                                HISTORICAL                                         HISTORICAL
                              ----------------------------------------------   SUPPLEMENTAL    -------------------   SUPPLEMENTAL
                                                                                 PRO FORMA         SIX MONTHS         PRO FORMA
                               NINE MONTHS          FISCAL YEAR ENDED           FISCAL YEAR           ENDED           SIX MONTHS
                                  ENDED               SEPTEMBER 30,                ENDED            MARCH 31,           ENDED
                              SEPTEMBER 30,   ------------------------------   SEPTEMBER 30,   -------------------    MARCH 31,
                                  1995          1996       1997       1998         1998          1998       1999         1999
                              -------------     ----       ----       ----     -------------     ----       ----     ------------
                                                             (in thousands, except per share data)
RESULTS OF OPERATIONS:
Net sales...................      $101,833    $381,398   $379,544   $428,423     $455,987      $222,339   $282,311     $282,311
Gross profit................      48,916       167,267    229,437    265,617      278,153       137,681    175,700      175,700
Research and development
  expenses..................      14,250        42,300     41,039     49,416       51,700        21,117     31,225       31,225
Selling, general and
  administrative expenses...      34,822       134,990    136,438    158,588      169,328        69,966    100,113      100,113
Management fees paid to
  Savia.....................          --            --      6,200      8,465        8,465         4,422         --           --
Amortization of intangible
  assets....................         350        14,785     12,394     14,457       21,985         6,115     13,657       13,657
Income (loss) from
  operations................        (506)      (61,508)    33,366     34,691       26,675        36,061     30,705       30,705
Income (loss) from
  continuing operations.....      (5,315)      (56,085)    11,325      6,762        7,569        17,312      4,086       11,340
Income (loss) from
  continuing operations
  available for common
  stockholders..............      (5,315)      (64,418)     2,089   (133,367)       4,569      (119,685)     1,224        9,790
Income (loss) from
  continuing operations
  available for common
  stockholders per common
  share, basic and
  diluted...................    $  (0.18)     $  (2.15)  $   0.07   $  (4.23)    $   0.08      $  (3.99)  $   0.03     $   0.16
Weighted average shares
  outstanding, basic and
  diluted...................      30,000        30,000     30,000     31,536       58,264        30,000     38,025       59,824



                                                                                                           SUPPLEMENTAL
                                                                                                            PRO FORMA
                                                                        HISTORICAL                         AS ADJUSTED
                                                  ------------------------------------------------------   ------------
                                                             AS OF SEPTEMBER 30,                 AS OF        AS OF
                                                  ------------------------------------------   MARCH 31,    MARCH 31,
                                                    1995        1996       1997       1998       1999          1999
                                                    ----        ----       ----       ----     ---------    ---------
                                                                             (in thousands)
BALANCE SHEET DATA:
Working capital (deficit).......................  $ (22,940)  $158,467   $200,792   $272,097    $334,601     $389,976
Total assets....................................    349,769    632,463    519,673    862,189    983,097       980,189
Intercompany advance from Savia.................         --         --         --         --     20,000            --
Long-term debt..................................         20    234,356     80,331    394,446    442,572       276,697
Subordinated debt due Savia.....................         --         --         --     35,857         --            --
Mandatorily redeemable stock
  Common........................................         --    114,875    122,111     48,416     49,940            --
  Preferred.....................................         --     25,000     25,000     25,000     25,000        25,000
Total stockholders' equity......................    174,241    112,772    159,681    160,421    230,310       503,022

                                  RISK FACTORS

     Before you invest in the shares, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in the prospectus before you decide to purchase the Class A common stock.

                                 COMPANY RISKS

OUR RESEARCH AND DEVELOPMENT MAY NOT BE SUCCESSFUL

      Our success is based, in part, upon our ability to discover and develop new products which customers will want. As a result, we continue to invest in research and development in order to enable us to identify and develop new products to meet consumer demands. In fiscal 1998, our investment in research and development represented 12% of net sales. Despite investments in this area, our research and development may not result in the discovery or successful development of new products which will be accepted by our customers.

LOSS OF THE BENEFITS OF LICENSE AND TECHNOLOGY AGREEMENTS COULD HARM OUR
BUSINESS

      We have the benefit of license and technology agreements through Savia. Generally, Savia has the right to provide technology to us as long as we are controlled by Savia. In the event that Savia no longer controls us, or loses the right to give technology to us, and we fail to obtain similar technology on our own, the loss of such technology could have a material adverse effect on our business, results of operations or financial condition.

SAVIA WILL EFFECTIVELY CONTROL OUR COMPANY


      Following the offering, Savia will own approximately 67.9% of our outstanding common stock and control 80.2% of the vote of our common stock. Accordingly, Savia will control us and have the power to approve all actions requiring the approval of our stockholders, including the power to elect all of our directors. Therefore, Savia will effectively control our management.


SAVIA COLLATERIZED ITS RECENT BORROWINGS WITH SHARES OF OUR COMMON STOCK


      Savia recently borrowed money from some financial institutions and pledged as collateral shares of our common stock which it owns. These pledged shares constitute 49% of our issued and outstanding common stock prior to the offering. Savia also placed additional shares of our common stock that it owns into a trust, which shares constitute 2% of our issued and outstanding shares of common stock prior to the offering. Upon completion of the offering, Savia will be required to pledge and put into trust additional shares of common stock to maintain these percentages. If Savia defaults on its obligations, the lenders could sell the pledged shares to recover the borrowed money. Upon the foreclosure of the pledged shares, the shares will automatically convert to Class A common stock, which only have one vote per share. The sale of the foreclosed stock could depress the market price of the Class A common stock and could result in there being a new controlling stockholder.


THE INABILITY TO IDENTIFY AND COMPLETE ACQUISITIONS COULD HARM OUR BUSINESS

      We have historically grown through acquisitions and may continue to grow through strategic acquisitions. We may not be able to identify or acquire additional businesses, or do so on acceptable terms, to meet our acquisition strategy.

USING COMMON STOCK FOR FUTURE ACQUISITIONS MAY CAUSE DILUTION OF OUR COMMON
STOCK

      The availability of financing for our acquisition efforts cannot be readily predicted. If we use common stock for future acquisitions, the purchasers of shares of Class A common stock in the offering may experience dilution.

OUR FAILURE TO ACCURATELY FORECAST AND MANAGE INVENTORY COULD RESULT IN AN UNEXPECTED SHORTFALL OR SURPLUS OF SEEDS WHICH COULD HARM OUR BUSINESS

      We monitor our inventory levels based on our own projections of future demand. Because of the length of time necessary to produce commercial quantities of seed, we must make production decisions well in advance of sales. An inaccurate forecast of demand for any seed variety can result in the unavailability of seeds in high demand. This may depress sales volumes and adversely affect customer relationships. Conversely, an inaccurate forecast can result in an over-supply of seeds which may increase costs, negatively impact cash flow, reduce the quality of inventory and ultimately create write-offs of inventory, any of which could have a material adverse effect on our business, results of operations or financial condition.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY

      A substantial portion of our products are hybrid seed varieties which may be copied through the acquisition of very small quantities of germplasm. A competitor could obtain our germplasm or information identifying the origin of our seeds and produce seeds with similar or identical characteristics to those of our products. Attempting to protect our intellectual property, through litigation or otherwise, can be time consuming and expensive, have uncertain results and, in some countries, be ineffective.

A CHANGE IN UNITED STATES LAW PROTECTING PLANT PATENTS COULD TAKE AWAY PATENT PROTECTION FOR OUR PATENTED SEEDS


      In a recent lawsuit in a United States federal court, a party challenged whether utility patents could cover living plants and seeds. If the court rules that plants and seeds cannot be protected by patents, we could lose patent protection for many of our patented seeds, which could have a material adverse effect on our business, results of operations or financial condition.


WE MAY NOT BE ABLE TO OBTAIN INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTIES

      Our ability to commercialize seed products may depend on whether we have the right to use applicable technologies. We often use a large number of technologies to develop a single product. Obtaining the right to use the technologies can be complicated because:

- technologies may be subject to proprietary intellectual property rights, many of which have been patented;

- pending patent applications, overlapping patent claims and litigation over issued patents means ownership of technologies is uncertain; and

- licenses for proprietary technologies may be unavailable on terms acceptable to us or because exclusive rights to use are given to other companies.

IMPLEMENTATION OF OUR NEW BUSINESS INFORMATION SYSTEM MAY DELAY THE COLLECTION OF FINANCIAL AND OPERATIONAL INFORMATION

      We are currently implementing a new business information system to manage our financial reporting and operating systems on a worldwide basis. While our main facilities in California and The Netherlands have been using this system since July 1998, we are still integrating our other subsidiaries and units. The collection of operational information on a worldwide basis takes more time and effort than we formerly experienced, which may delay management decisions on operational matters.

                                 INDUSTRY RISKS

TECHNOLOGICAL ADVANCES BY OUR COMPETITORS COULD HARM OUR BUSINESS

      We face substantial competition due to technological advances by competitors such as other seed companies, pharmaceutical and chemical companies and biotechnology companies. Many of these companies have substantially greater resources than we. If a competitor introduces a competitively successful product, it could take us a number of years to develop a competitive seed variety, which could have a material adverse effect on our business, results of operations or financial condition.

BETTER PRICING AND FINANCIAL TERMS OFFERED BY OUR COMPETITORS COULD HARM OUR BUSINESS

      We compete on the basis of pricing and financial terms. From time to time, our competitors may offer better pricing and financial terms causing our market share or profitability to decline, which could have a material adverse effect on our business, results of operations or financial condition.

EXTREME WEATHER CONDITIONS, DISEASE AND PESTS COULD HARM OUR BUSINESS

      Seed production is subject to a variety of agricultural risks. Extreme weather conditions, disease and pests can materially and adversely affect the quality and quantity of seeds produced. There can be no assurance that these factors will not affect a substantial portion of our production facilities in any year and have a material adverse effect on our business, results of operations or financial condition.

DEFECTIVE SEEDS COULD RESULT IN WARRANTY CLAIMS AND NEGATIVE PUBLICITY

      Seeds may contain adverse characteristics that are difficult to detect prior to their sale and use. The large number of varieties that we produce can result in deliveries of the wrong type of seed or contamination of one type of seed by another. Any defects that may be found in our seeds in the future could result in losses to growers. Losses claimed by growers may include the value of lost crops, which could greatly exceed the value of the seeds we sell. If we sell defective or contaminated seeds, large numbers of growers may experience crop failures during the same growing season. Further, growers may attribute poor crop yields or crop failure to perceived seed defects that may not exist, which could still result in claims against us. Any claims, whether valid or not, could result in negative publicity, which could have a material adverse effect on our business, results of operations or financial condition.

INSURANCE COVERING WARRANTY CLAIMS MAY BECOME UNAVAILABLE OR BE INADEQUATE

      We maintain third-party seedsmen's errors and omissions insurance covering warranty claims. However, these policies are subject to annual renewal and revision and have deductibles and coverage limits. As a result, we may not be offered continued coverage in the future. Even if coverage is offered, it may be at a price and on terms not acceptable to us. If claims exceed coverage limits, or insurance is not available to us, the occurrence of significant claims could have a material adverse effect on our business, results of operations or financial condition.

GENETICALLY ENGINEERED PRODUCTS MAY NOT BE ACCEPTED BY THE PUBLIC

      While less than 1% of our existing products are genetically engineered, we expect that these products will represent a larger percentage of our sales in the future. The commercial success of our genetically engineered products will depend, in part, on public acceptance of the growth and consumption of genetically engineered plants and plant products. Recently, there has been much-publicized opposition in Europe to the sale of genetically engineered products. Claims that genetically engineered plant products are unsafe or pose a danger to the environment may cause additional negative publicity and influence public attitudes and governmental regulation, which could have a material adverse effect on our business, results of operations or financial condition.

GENETICALLY ENGINEERED PRODUCTS MAY BECOME SUBJECT TO ADDITIONAL FUTURE
REGULATION

      The field testing, production and marketing of genetically engineered seeds by us is subject to federal, state, local and foreign governmental regulation. Regulatory agencies administering existing or future laws may not allow us to produce and market our genetically engineered products in a timely manner or under technically or commercially feasible conditions. Regulatory action or private litigation could result in expenses, delays or other impediments to our product development programs or the commercial sale of resulting products which could have a material adverse effect on our business, results of operations or financial condition.

FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS AND CONTROLS COULD HARM OUR
BUSINESS

      Our products are subject to government regulations and controls such as:

- national certification requirements;

- import approval requirements;

- plant or seed health certifications;

- labeling regulations; and

- trade regulations and changes in tariffs.

      Governmental agricultural programs that encourage or discourage the planting of crops may also affect seed demand. Failure to comply with such regulations could adversely affect our ability to deliver our products on a competitive and timely basis and have a material adverse effect on our business, results of operations or financial condition.

                                 OFFERING RISKS

FUTURE SALES OF COMMON STOCK COULD DEPRESS THE PRICE OF OUR CLASS A COMMON STOCK


      After this offering, Savia will own 40,615,619 of the outstanding shares of common stock and our other stockholders owning stock prior to the offering will own 5,458,767 shares of common stock. A decision by Savia or our other stockholders to sell this stock could depress the market price of the Class A common stock.


PURCHASERS OF SHARES OF CLASS A COMMON STOCK IN THE OFFERING WILL EXPERIENCE SUBSTANTIAL DILUTION


      Purchasers of shares of Class A common stock will experience immediate and substantial dilution of $14.56 in net tangible book value per share, or approximately 74.7% of the offering price, assuming an initial public offering price of $19.50 per share, the midpoint of the range set forth on the cover page of this prospectus. In contrast, existing stockholders paid an average price of $8.57 per share.


                           -------------------------

     This prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends" and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed above and elsewhere in this prospectus.

                                USE OF PROCEEDS


      The net proceeds to Seminis from the offering are estimated to be approximately $250.0 million, $287.9 million if the underwriters' over-allotment option is exercised in full, assuming an initial public offering price of $19.50 per share, the midpoint of the range set forth on the cover page of this prospectus.



      Seminis has entered into a commitment letter with the Bank of Montreal and Harris Trust and Savings Bank providing for an underwritten credit facility for up to $350.0 million. Seminis anticipates that the funds under the new credit facility will be available at the time the offering is consummated. Seminis intends to use the net proceeds of the offering and funds available under the new credit facility to redeem outstanding shares of preferred stock, repay indebtedness of Seminis and pay $3.5 million of fees and expenses relating to its new credit facility.


- Seminis will redeem 2,000 shares of its Class C preferred stock, which shares are owned by Savia, for an aggregate redemption price of $20.0 million, plus accrued dividends.

- Seminis will repay the following indebtedness:


      -- borrowings of $473.0 million under its current credit agreement comprised of a $28.0 million secured revolving credit note, bearing interest at the rate of 9.8% per annum as of May 7, 1999 and due June 30, 2000, and a $445.0 million secured term loan, bearing interest at a rate of 9.8% per annum as of May 7, 1999 and due June 30, 2000, and



      -- an intercompany advance of $20.0 million from Savia accruing interest at the rate of 10.0% per annum.



      Seminis entered into its current credit agreement on April 30, 1999. The proceeds of the current credit agreement were used to repay Seminis' old credit agreement, to repay a $10.0 million bank demand note and to finance working capital. The proceeds of the old credit agreement were used to repurchase Class B mandatorily redeemable common stock of Seminis' predecessor, Seminis, Inc., an Illinois corporation, acquire the South Korean seed companies Hungnong and Choong Ang, acquire assets and distribution rights of LSL PlantScience and acquire assets comprising the Agroceres brand vegetable seed business in Brazil. The proceeds from the Savia intercompany advance and the bank demand note were used to finance working capital requirements.


      Pending such uses, Seminis may invest the net proceeds in U.S. government obligations, short-term debt securities and other money market instruments.

                                DIVIDEND POLICY

      Seminis intends to retain future earnings for use in Seminis' business and does not anticipate declaring or paying any cash dividends on its common stock in the foreseeable future. Further, any determination to declare and pay cash dividends will be made by the board of directors of Seminis in light of Seminis' earnings, financial condition, capital requirements and contractual agreements, and other factors deemed relevant by the board of directors at that time. In addition, Seminis' old credit agreement contains, and its new credit facility is expected to contain, certain restrictive covenants, including covenants that directly or indirectly prohibit Seminis' ability to pay dividends and make other distributions.

                                 CAPITALIZATION


      The following table sets forth, as of March 31, 1999, the consolidated pro forma capitalization of Seminis giving effect to the recapitalization referred to in note 16 of the notes to consolidated financial statements of Seminis. The consolidated supplemental pro forma capitalization of Seminis gives effect to borrowings by Seminis of $473.0 million under the current credit agreement and the repayment of its old credit agreement and the bank demand note. Unamortized loan fees of $4.0 million, net of tax, relating to the old credit agreement were charged to accumulated deficit. The consolidated supplemental pro forma as adjusted capitalization of Seminis shows the capitalization after the sale by Seminis of 13,750,000 shares of Class A common stock offered hereby, assuming an initial public offering price of $19.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and borrowings of $266.5 million under Seminis' new $350.0 million credit facility and the application of the net proceeds therefrom, as described in "Use of Proceeds," the charge to accumulated deficit of the unamortized loan fees of $3.3 million, net of tax, relating to the current credit agreement and the automatic conversion of Class A preferred stock into Class B preferred stock as if these transactions had occurred on March 31, 1999.



      The unamortized loan fees of $6.4 million relating to the old credit agreement were charged to results of operations as an extraordinary item of $4.0 million, net of tax, on April 30, 1999. The unamortized loan fees of $5.3 million relating to the current credit agreement will be charged to results of operations as an extraordinary item of $3.3 million, net of tax, upon repayment of the current credit agreement using the net proceeds of the offering and borrowings under the new credit facility.



                                                             MARCH 31, 1999
                                                -----------------------------------------
                                                                             SUPPLEMENTAL
                                                   PRO       SUPPLEMENTAL     PRO FORMA
                                                  FORMA       PRO FORMA      AS ADJUSTED
                                                  -----      ------------    ------------
                                                  (in thousands, except per share data)
SHORT-TERM DEBT:
  Demand note due bank........................  $  10,000     $      --       $      --
  Intercompany advance from Savia.............     20,000        20,000              --
  Other short-term borrowings.................     16,869        16,869          16,869
  Current maturities of long-term debt........     24,246        12,396          17,396
                                                ---------     ---------       ---------
          Total short-term debt...............  $  71,115     $  49,265       $  34,265
                                                =========     =========       =========
LONG-TERM DEBT:
  Old credit agreement........................  $ 427,375     $      --       $      --
  Current credit agreement....................         --       473,000              --
  New credit facility.........................         --            --         261,500
  Other long-term debt........................     15,197        15,197          15,197
                                                ---------     ---------       ---------
          Total long-term debt................    442,572       488,197         276,697
                                                ---------     ---------       ---------

                                                             MARCH 31, 1999
                                                -----------------------------------------
                                                                             SUPPLEMENTAL
                                                   PRO       SUPPLEMENTAL     PRO FORMA
                                                  FORMA       PRO FORMA      AS ADJUSTED
                                                  -----      ------------    ------------
                                                  (in thousands, except per share data)
MANDATORILY REDEEMABLE STOCK:
  Class A redeemable preferred stock, $.01 par
     value; 25 shares authorized; 25 shares
     issued and outstanding pro forma, 25
     shares issued and outstanding
     supplemental pro forma and no shares
     issued and outstanding supplemental pro
     forma as adjusted........................  $  25,000     $  25,000       $      --
                                                ---------     ---------       ---------
  Class B redeemable preferred stock, $.01 par
     value; 25 shares authorized; no shares
     issued and outstanding pro forma, no
     shares issued and outstanding
     supplemental pro forma and 25 shares
     issued and outstanding supplemental pro
     forma as adjusted........................         --            --          25,000
                                                ---------     ---------       ---------
STOCKHOLDERS' EQUITY:
  Class C preferred stock, $.01 par value; 6
     shares authorized; 3 shares issued and
     outstanding pro forma, 3 shares issued
     and outstanding supplemental pro forma
     and 1 shares issued and outstanding
     supplemental pro forma as adjusted.......          1             1               1
  Class A common stock, $.01 par value; 91,000
     shares authorized; no shares issued and
     outstanding pro forma, no shares issued
     and outstanding supplemental pro forma
     and 13,750 shares issued and outstanding
     supplemental pro forma as adjusted.......         --            --             138
  Class B common stock, $.01 par value; 67,000
     shares authorized; 46,074 shares issued
     and outstanding pro forma, 46,074 shares
     issued and outstanding supplemental pro
     forma and 46,074 shares issued and
     outstanding supplemental pro forma as
     adjusted.................................        461           461             461
  Additional paid-in capital..................    433,873       433,873         663,735
  Accumulated deficit.........................   (143,215)     (147,188)       (150,443)
  Accumulated other comprehensive loss........    (10,870)      (10,870)        (10,870)
                                                ---------     ---------       ---------
          Total stockholders' equity..........    280,250       276,277         503,022
                                                ---------     ---------       ---------
               Total capitalization...........  $ 747,822     $ 789,474       $ 804,719
                                                =========     =========       =========

                                    DILUTION


      Pro forma net tangible book value per share is determined by dividing the pro forma tangible net book value of Seminis, its total assets less intangible assets and total liabilities, by the aggregate number of shares of common stock outstanding after giving effect to the recapitalization and the conversion of subordinated debt due to Savia referred to in note 16 of the consolidated financial statements of Seminis. After giving effect to the sale of 13,750,000 shares of Class A common stock by Seminis hereby at an assumed initial public offering price of $19.50 per share, the midpoint of the range set forth on the cover page of this prospectus, pro forma net tangible book value of Seminis as of March 31, 1999 would have been approximately $295.3 million, or $4.94 per share. This represents an immediate increase in pro forma net tangible book value of $3.37 per share to the current stockholders of Seminis and an immediate dilution in pro forma net tangible book value of $14.56 per share to purchasers of Class A common stock in the offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............          $19.50
Pro forma net tangible book value per share of common stock
  at March 31, 1999.........................................  $1.57
Increase in pro forma net tangible book value per share of
  common stock attributable to purchasers in the offering...   3.37
                                                              -----
Pro forma net tangible book value per share of common stock
  after the offering........................................            4.94
                                                                      ------
Dilution in pro forma net tangible book value per share to
  purchasers of Class A common stock in the offering........          $14.56
                                                                      ======



      The following table summarizes, on the pro forma basis described above, as of March 31, 1999, the number of shares purchased, the total consideration paid or to be paid and the average price per share paid or to be paid by the existing stockholders and the purchasers of Class A common stock in the offering, at an assumed initial public offering price of $19.50 per share, the midpoint of the range set forth on the cover page of this prospectus, before the deduction of underwriting discounts and estimated expenses payable by Seminis:



                                                                                 AVERAGE
                                    SHARES PURCHASED     TOTAL CONSIDERATION      PRICE
                                    -----------------    -------------------       PER
                                    NUMBER    PERCENT     AMOUNT     PERCENT      SHARE
                                    ------    -------     ------     -------     -------
                                    (in thousands, except percentages and per share data)
Existing stockholders.............  46,074      77.0%    $394,686      59.5%     $ 8.57
Purchasers of Class A common stock
  in the offering.................  13,750      23.0      268,125      40.5       19.50
                                    ------     -----     --------     -----
  Total...........................  59,824     100.0%    $662,811     100.0%
                                    ======     =====     ========     =====

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated results of operations and consolidated balance sheet data of Seminis as of and for each of the years in the three-year period ended September 30, 1998 were derived from the audited consolidated financial statements of Seminis, including the notes thereto, appearing elsewhere in this prospectus. The selected consolidated results of operations and balance sheet data of Seminis as of and for the nine months ended September 30, 1995 were derived from audited financial statements which do not appear in this prospectus. The selected financial data as of and for the six months ended March 31, 1998 and 1999 are derived from unaudited financial statements of Seminis, which in the opinion of management includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. Selected financial data for periods prior to January 1, 1995 and the beginning of Seminis' operations has not been presented, as such information is not available and cannot be reliably determined. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, and unaudited pro forma data appearing elsewhere in this prospectus.

      Income (loss) from continuing operations available for common stockholders in fiscal 1998 reflects the optional repurchase by Seminis of a portion of its mandatorily redeemable common stock at an amount in excess of the redemption value. Seminis is required to deduct this difference, which totalled $134.3 million, from income (loss) from continuing operations for purposes of determining income (loss) from continuing operations available for common stockholders and related per share amounts. The loss from operations in fiscal 1996 includes the write-off of acquired research in-process of $36.7 million in connection with the Petoseed acquisition. Gross profit in fiscal 1996 includes the effects of the purchase accounting step-up of the Petoseed and Royal Sluis inventories in excess of historical value of $60.0 million. Gross profit in fiscal 1995 include the effects of the purchase accounting step-up of the Asgrow inventories in excess of historical value of $11.8 million.


      Supplemental pro forma summary consolidated results of operations data for fiscal 1998 and the six months ended March 31, 1999 assume that the following transactions occurred effective October 1, 1997:


- the acquisition of Hungnong;

- the conversion of $35.9 million of convertible subordinated debt due to Savia to 1,916,462 shares of Class B common stock, and the assumed related reduction in interest expense;


- the application of net proceeds of $250.0 million from the offering of 13,750,000 shares of Class A common stock by Seminis assuming an initial public offering price of $19.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and borrowings of $266.5 million under Seminis' new $350.0 million credit facility to redeem preferred stock and repay indebtedness and the assumed related reduction in preferred stock dividends and interest expense; and



- the conversion, of 6,771,500 shares of Class B redeemable common stock of Seminis, Inc., an Illinois corporation and predecessor to Seminis, into 3,385,750 shares of Class B common stock, followed immediately by a one-for-one stock dividend, and the assumed elimination of both the related accretion of redemption value and the related excess of repurchase price over the redemption value for the repurchase of the Class B redeemable common stock.


      Historical data for income (loss) from continuing operations available for common stockholders reflect deductions for dividends on preferred stock, mandatorily redeemable preferred stock, for accretion of the redemption value of mandatorily redeemable common stock and, in fiscal 1998, for the excess of purchase price over redemption value of the mandatorily redeemable common stock repurchased. These deductions are not reflected in supplemental pro forma data.


      Supplemental pro forma as adjusted summary consolidated balance sheet data as of March 31, 1999 assume that the application of net proceeds from the offering and borrowings under the new credit facility, the recapitalization described in the third and fourth bulleted items above, and the automatic conversion of Class A preferred stock into Class B preferred stock, occurred effective March 31, 1999. This data also give effect to borrowings by Seminis of $473.0 million under its current credit agreement and the repayment of the current credit agreement from the proceeds of the offering and borrowings under the new credit facility.



ACQUISITIONS AND EFFECTS OF PURCHASE ACCOUNTING. Seminis was formed in 1994 to consolidate various industry-leading vegetable and fruit seed brands into one consumer-oriented, agrobiotechnology company. Seminis' core business was created through the acquisition of the Asgrow seed business from the Upjohn Company in December 1994 and the subsequent combination of the Asgrow vegetable and fruit seed business with the Petoseed and Royal Sluis businesses in October 1995. In fiscal 1998, Seminis completed four acquisitions, including the purchase of a 50% stake in LSL PlantScience, the acquisition of two South Korean companies, Hungnong and Choong Ang, and the acquisition of Nath Sluis. In November 1998, Seminis completed the acquisition of the vegetable seed business of Agroceres, a Brazilian company. As a result of these transactions, the results of operations and consolidated financial position reflect the effects of purchase accounting, as more fully described above.

                                                                              SUPPLEMENTAL                           SUPPLEMENTAL
                                                                                                   HISTORICAL
                                              HISTORICAL                                      --------------------
                            -----------------------------------------------     PRO FORMA          SIX MONTHS         PRO FORMA
                             NINE MONTHS                                       FISCAL YEAR           ENDED            SIX MONTHS
                                ENDED       FISCAL YEAR ENDED SEPTEMBER 30,       ENDED            MARCH 31,            ENDED
                            SEPTEMBER 30,   -------------------------------   SEPTEMBER 30,   --------------------    MARCH 31,
                                1995          1996       1997       1998          1998          1998        1999         1999
                            -------------     ----       ----       ----      -------------     ----        ----     ------------
                                                            (in thousands, except per share data)
RESULTS OF OPERATIONS:
Net sales.................    $101,833      $381,398   $379,544   $ 428,423     $455,987      $ 222,339   $282,311     $282,311
Gross profit..............      48,916       167,267    229,437     265,617      278,153        137,681    175,700      175,700
Research and development
 expenses.................      14,250        42,300     41,039      49,416       51,700         21,117     31,225       31,225
Selling, general and
 administrative expenses..      34,822       134,990    136,438     158,588      169,328         69,966    100,113      100,113
Management fees paid to
 Savia....................          --            --      6,200       8,465        8,465          4,422         --           --
Amortization of intangible
 assets...................         350        14,785     12,394      14,457       21,985          6,115     13,657       13,657

Income (loss) from
 operations...............        (506)      (61,508)    33,366      34,691       26,675         36,061     30,705       30,705
Income (loss) from
 continuing operations....      (5,315)      (56,085)    11,325       6,762        7,569         17,312      4,086       11,340
Income (loss) from
 continuing operations
 available for common
 stockholders.............      (5,315)      (64,418)     2,089    (133,367)       4,569       (119,685)     1,224        9,790
Income (loss) from
 continuing operations
 available for common
 stockholders per common
 share, basic and
 diluted..................    $  (0.18)     $  (2.15)  $   0.07   $   (4.23)    $   0.08      $   (3.99)  $   0.03     $   0.16
Weighted average shares
 outstanding, basic and
 diluted..................      30,000        30,000     30,000      31,536       58,264         30,000     38,025       59,824



                                                                                                                     SUPPLEMENTAL
                                                                                                                      PRO FORMA
                                                                                  HISTORICAL                         AS ADJUSTED
                                                            ------------------------------------------------------   ------------
                                                                       AS OF SEPTEMBER 30,                 AS OF        AS OF
                                                            ------------------------------------------   MARCH 31,    MARCH 31,
                                                              1995        1996       1997       1998       1999          1999
                                                              ----        ----       ----       ----     ---------    ---------
                                                                                       (in thousands)
BALANCE SHEET DATA:
Working capital (deficit).................................  $ (22,940)  $158,467   $200,792   $272,097   $334,601      $389,976
Total assets..............................................    349,769    632,463    519,673    862,189    983,097       980,189
Intercompany advance from Savia...........................         --         --         --         --     20,000            --
Long-term debt............................................         20    234,356     80,331    394,446    442,572       276,697
Subordinated debt due Savia...............................         --         --         --     35,857         --            --
Mandatorily redeemable stock
 Common...................................................         --    114,875    122,111     48,416     49,940            --
 Preferred................................................         --     25,000     25,000     25,000     25,000        25,000
Total stockholders' equity................................    174,241    112,772    159,681    160,421    230,310       503,022

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Selected Consolidated Financial Data and consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The following discussion and analysis contains certain "forward-looking statements" which are subject to certain risks, uncertainties and contingencies, including, but not limited to, those set forth under the heading "Risk Factors", which could cause Seminis' actual business, results of operations or financial condition to differ materially from those expressed in, or implied by, such statements.

                                    OVERVIEW


      Seminis is the largest developer, producer and marketer of vegetable and fruit seeds in the world. Seminis uses seeds as the delivery vehicle for its innovative agricultural technology. Seminis develops seeds designed to do one or more of the following: reduce the need for chemicals, increase crop yield, reduce spoilage, offer longer shelf life and create tastier foods with better nutritional content. As a result, Seminis is creating the foundation to obtain premium pricing at all steps of the vegetable and fruit production and distribution chain: growers, distributors, processors, retailers and end-consumers.



      Seminis produces more than 60 species and 8,000 distinct varieties of vegetable and fruit seeds. Seminis markets its seeds through three full-line brands -- Asgrow, Petoseed and Royal Sluis -- and nine specialty brands.



      Seminis was formed in 1994 to consolidate various industry-leading vegetable and fruit seed brands into one consumer-oriented, agrobiotechnology company. Its core business was created through the acquisition of the Asgrow seed business from the Upjohn Company in December 1994 and the subsequent combination of the Asgrow business with the Petoseed and Royal Sluis businesses in October 1995. Each of these full-line brands has a long history -- Asgrow for 143 years, Petoseed for 49 years and Royal Sluis for 172 years. In January 1997, in order to focus on more profitable vegetable and fruit seed production, Seminis sold its Asgrow agronomics business to Monsanto. In the summer of 1998, Seminis acquired, for an aggregate of approximately $163.1 million, a 50% interest in LSL PlantScience and the distribution rights for specific varieties of long shelf life tomatoes and 70% of Hungnong and 100% of Choong Ang, both South Korean organizations. Seminis' consolidated financial statements include the results of operations of these companies since their acquisition.



      In order to achieve its position as the premier vegetable and fruit seed company, Seminis has completed nine acquisitions since its formation in 1994 and has incurred significant expenses related to the development of its infrastructure, including its human resource capability, information systems and brand marketing teams, and its research and development capability. Seminis expenses its investments in research and development and in the creation of its worldwide sales capability. The comparability of Seminis' results of operations from year to year has also been affected by the impact of acquisition accounting under purchase accounting principles, write-offs of in-process research and development projects acquired through acquisitions, interest expense attributable to acquisition financings, exposure to foreign currency fluctuations and charges for management fees paid to Savia.


                             RESULTS OF OPERATIONS

      The table below sets forth Seminis' results of operations data expressed as a percentage of net sales. In fiscal 1996, gross profit before the effects of purchase accounting would have been 59.6% of net sales.

                                                                               SIX MONTHS
                                                     FISCAL YEAR ENDED           ENDED
                                                       SEPTEMBER 30,           MARCH 31,
                                                  -----------------------    --------------
                                                  1996     1997     1998     1998     1999
                                                  ----     ----     ----     ----     ----
                                                                              (unaudited)
Net sales.......................................  100.0%   100.0%   100.0%   100.0%   100.0%
                                                  -----    -----    -----    -----    -----
Gross profit....................................   43.9     60.5     62.0     61.9     62.2
Research and development expenses...............   11.1     10.8     11.5      9.5     11.1
Selling, general and administrative expenses....   35.4     35.9     37.0     31.5     35.5
Management fees paid to Savia...................     --      1.6      2.0      2.0       --
Amortization of intangible assets...............    3.9      3.4      3.4      2.7      4.7
Write-off of acquired research in-process.......    9.6       --       --       --       --
                                                  -----    -----    -----    -----    -----
Income (loss) from operations...................  (16.1)     8.8      8.1     16.2     10.9
Interest expense, net...........................   (6.3)    (2.8)    (6.3)    (4.1)    (8.4)
Other non-operating income (loss), net..........   (0.5)    (2.0)     0.6     (0.1)    (0.1)
                                                  -----    -----    -----    -----    -----
Income (loss) from continuing operations before
  income taxes..................................  (22.9)     4.0      2.4     12.0      2.4
Income tax benefit (expense)....................    8.2     (1.0)    (0.8)    (4.2)    (1.0)
                                                  -----    -----    -----    -----    -----
Income (loss) from continuing operations........  (14.7)     3.0      1.6      7.8      1.4
Income from and gain on disposal of discontinued
  operations....................................    1.6     13.4       --       --       --
                                                  -----    -----    -----    -----    -----
Net income (loss)...............................  (13.1)%   16.4%     1.6%     7.8%     1.4%
                                                  =====    =====    =====    =====    =====

 SIX MONTHS ENDED MARCH 31, 1999 COMPARED WITH SIX MONTHS ENDED MARCH 31, 1998

NET SALES

      Net sales increased 27.0% to $282.3 million for the six months ended March 31, 1999 from $222.3 million for the six months ended March 31, 1998. The sales increase was primarily due to $33.7 million in sales generated by the newly acquired South Korean subsidiaries, Hungnong and Choong Ang, which were acquired in July 1998. The balance of the increase reflected higher net sales mainly through increases in volume in all geographic regions and for each of our major brands -- Asgrow, Petoseed and Royal Sluis.

GROSS PROFIT

      Gross profit increased 27.6% to $175.7 million for the six months ended March 31, 1999 from $137.7 million for the six months ended March 31, 1998. Gross margin increased to 62.2% for the six months ended March 31, 1999 from 61.9% for the six months ended March 31, 1998. This increase in gross margin was primarily due to an increase in sales of higher margin, long shelf-life tomato seeds and a decrease in sales of lower margin varieties to food processors in North America.

RESEARCH AND DEVELOPMENT EXPENSES


      Research and development expenses increased 47.9% to $31.2 million for the six months ended March 31, 1999 from $21.1 million for the six months ended March 31, 1998. This increase was primarily due to $3.2 million of expenses incurred by the newly acquired South Korean subsidiaries and a $2.1 million charge as the first of three equal planned installments of Seminis' research incentive program, the next two installments of which are due in the fourth quarter of fiscal 1999 and the first quarter of fiscal 2000. This incentive program is a part of Seminis' continuing efforts to attract and retain industry leading breeders and research personnel.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


      Selling, general and administrative expenses increased 43.1% to $100.1 million for the six months ended March 31, 1999 from $70.0 million for the six months ended March 31, 1998. Selling expenses increased primarily due to acquisitions, establishment of a worldwide marketing force, the implementation of a multi-brand sales strategy in the Middle East and the addition of new direct sales programs in both South America and Eastern Europe. General and administrative expenses increased due to the expensing of costs of the SAP/R3(R) management information system, acquisitions and increased investment in our management information systems infrastructure. Management believes that the increase of selling, general and administrative expenses as a percentage of net sales for the six months ended March 31, 1999 as compared with the prior period was necessary to enhance Seminis' future growth and organizational efficiency.


MANAGEMENT FEES PAID TO SAVIA

      The management fee paid to Savia was $4.4 million for the six months ended March 31, 1998. This fee was discontinued effective October 1, 1998.

AMORTIZATION OF INTANGIBLE ASSETS

      Amortization of intangible assets increased 123.3% to $13.7 million for the six months ended March 31, 1999 from $6.1 million for the six months ended March 31, 1998. This increase was due to amortization of goodwill and intangible assets relating to the acquisitions of Hungnong, Choong Ang and LSL PlantScience in July 1998 and the acquisition of Agroceres in November 1998.

INTEREST EXPENSE, NET


      Interest expense, net, increased 155.2% to $23.7 million for the six months ended March 31, 1999 from $9.3 million for the six months ended March 31, 1998. This increase was primarily due to increased borrowings used to finance the repurchase of shares of common stock in January 1998 for $211.8 million, to finance acquisitions and to support working capital requirements, and due to higher interest rates under Seminis' existing credit facility.


OTHER NON-OPERATING INCOME (LOSS), NET

      Seminis had other non-operating loss, net, of $0.2 million for both the six months ended March 31, 1999 and March 31, 1998. Non-operating loss, net, recorded in the six months ended March 31, 1999 includes a foreign currency gain of $1.7 million which was more than offset by a minority interest provision of $1.6 million, reflecting primarily the minority interest in Hungnong, and other non-operating losses of $0.3 million. The foreign currency gain is primarily due to a gain on an intercompany loan to Hungnong.

INCOME TAX BENEFIT (EXPENSE)

      Income tax expense decreased 70.1% to $2.8 million for the six months ended March 31, 1999 from $9.3 million for the six months ended March 31, 1998. Seminis' effective tax rate was 40.4% for the six months ended March 31, 1999 compared to 34.9% for the six months ended March 31, 1998. The increase in the effective tax rate was primarily due to increased minority interest expense, which is not deductible for tax purposes.

NET INCOME (LOSS)

      Net income decreased 76.4% to $4.1 million for the six months ended March 31, 1999 from $17.3 million for the six months ended March 31, 1998. This decrease was primarily due to increased operating expenses, including a significant increase in the amortization of intangible assets, and interest expense, net.

   YEAR ENDED SEPTEMBER 30, 1998 COMPARED WITH YEAR ENDED SEPTEMBER 30, 1997

NET SALES

      Net sales increased 12.9% to $428.4 million in fiscal 1998 from $379.5 million in fiscal 1997. Of the $48.9 million increase, $17.2 million was due to sales generated by companies acquired during fiscal 1998. The balance of the increase was primarily due to increased Petoseed brand sales in all geographic regions and increased Asgrow brand sales to food processors in North America.

GROSS PROFIT

      Gross profit increased 15.8% to $265.6 million in fiscal 1998 from $229.4 million in fiscal 1997. Gross margin increased to 62.0% in fiscal 1998 from 60.5% in fiscal 1997. The increase in gross profit was primarily due to increased gross profit in Brazil that resulted from the replacement of an independent distributor with Seminis' own direct sales force and lower provisions for seed claims because of improved quality assurance and expanded seedsman's errors and omissions insurance coverage worldwide. The increase in gross margin was partially offset by an increase in sales to food processors in North America and wholesalers in Northern Europe, which bear lower margins.

RESEARCH AND DEVELOPMENT EXPENSES

      Research and development expenses increased 20.4% to $49.4 million in fiscal 1998 from $41.0 million in fiscal 1997. This increase was due to expansion of breeding programs to support Seminis' brand marketing strategy and increased biotechnology costs including increased expenditures in Seminis' molecular marker program and increased costs associated with third-party technology. The increase was, to a lesser extent, associated with increased costs to support new research stations in Spain and Turkey, as well as newly acquired research stations in South Korea and India.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

      Selling, general and administrative expenses increased 16.2% to $158.6 million in fiscal 1998 from $136.4 million in fiscal 1997. This increase was part of our continuing investment in building Seminis' infrastructure, including costs associated with brand marketing, implementation of the SAP/R3(R) management information system, creation of a human resources function and expansion of quality assurance programs. The increase was also, to a lesser extent, due to specific allowances for receivables from Eastern Europe, Jordan and South Korea. The allowance for doubtful accounts increased to 8.4% of gross receivables in 1998 from 6.9% of gross receivables in 1997. Based on Seminis' ongoing evaluations of its customers' financial condition, the increase in allowance is not expected to continue.

MANAGEMENT FEES PAID TO SAVIA

      The management fee paid to Savia increased 36.5% to $8.5 million in fiscal 1998 from $6.2 million in fiscal 1997. The management fee was discontinued effective October 1, 1998.

AMORTIZATION OF INTANGIBLE ASSETS

      Amortization of intangible assets increased 16.6% to $14.5 million in fiscal 1998 from $12.4 million in fiscal 1997. This increase was due to the amortization of goodwill and other intangibles relating to the July 1998 Hungnong and Choong Ang acquisitions.

INTEREST EXPENSE, NET

      Interest expense, net, increased 157.0% to $27.1 million in fiscal 1998 from $10.5 million in fiscal 1997. This increase was primarily due to higher interest rates and increased borrowings used to fund the repurchase of shares of mandatorily redeemable common stock in January 1998 for $211.8 million, to finance acquisitions and to support working capital requirements.

OTHER NON-OPERATING INCOME (LOSS), NET

      Seminis had other non-operating income, net, of $2.6 million in fiscal 1998 as compared to other non-operating loss, net, of $7.7 million in fiscal 1997. The other non-operating income, net, in fiscal 1998 was primarily due to currency gains on intercompany loans to Seminis' subsidiaries. The other non-operating loss, net, in fiscal 1997 was primarily due to currency losses on intercompany loans to Seminis' subsidiaries.

INCOME TAX BENEFIT (EXPENSE)

      Seminis' income tax expense decreased 10.5% to $3.4 million in fiscal 1998 from $3.8 million in fiscal 1997 due to lower taxable income. Seminis' effective tax rate was 33.7% in fiscal 1998 compared to 25.3% in fiscal 1997. The increase in the effective tax rate was primarily due to an increase in goodwill amortization which is non-deductible for tax purposes.

INCOME (LOSS) FROM CONTINUING OPERATIONS

      Income from continuing operations decreased to $6.8 million in fiscal 1998 from $11.3 million in fiscal 1997. This decrease was primarily due to an increase in the net interest expense of $16.5 million and an increase in the management fee paid to Savia of $2.3 million.

NET INCOME (LOSS)

      Net income decreased to $6.8 million in fiscal 1998 from $62.2 million in fiscal 1997. This decrease was principally due to the $48.3 million after-tax gain on the sale of the Seminis' agronomics business in January 1997.

   YEAR ENDED SEPTEMBER 30, 1997 COMPARED WITH YEAR ENDED SEPTEMBER 30, 1996

NET SALES


      Net sales decreased by 0.5% to $379.5 million in fiscal 1997 from $381.4 million in fiscal 1996. Net sales, excluding the effect of currency translations, increased 4.0% during this period, largely as a result of increased sales to the Middle East region and also increased Incotec sales in Northern Europe. Incotec is a Seminis subsidiary that provides seed enhancement technology to the seed industry. This increase was more than offset by the effects of currency translation in fiscal 1997 when the U.S. dollar was stronger relative to fiscal 1996.


GROSS PROFIT

      Gross profit increased 37.2% to $229.4 million in fiscal 1997 from $167.3 million in fiscal 1996. Gross margin increased to 60.5% in fiscal 1997 from 43.9% in fiscal 1996. Fiscal 1996 results were adversely impacted by purchase accounting adjustments of $60.0 million relating to inventories acquired in the Petoseed acquisition. Excluding the effects of purchase accounting, gross profit in fiscal 1996 would have been $227.3 million. The slight increase in gross profit is primarily due to the increase in higher margin Incotec sales.

RESEARCH AND DEVELOPMENT EXPENSES

      Research and development expenses decreased 3.0% to $41.0 million in fiscal 1997 from $42.3 million in fiscal 1996 primarily due to Seminis' consolidation of its European research facilities.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

      Selling, general and administrative expenses increased 1.1% to $136.4 million in fiscal 1997 from $135.0 million in fiscal 1996. This increase was primarily due to expanded quality assurance testing programs.

MANAGEMENT FEES PAID TO SAVIA

      The management fee paid to Savia in fiscal 1997 was $6.2 million and no management fee was paid in fiscal 1996.

AMORTIZATION OF INTANGIBLE ASSETS

      Amortization of intangible assets decreased 16.2% to $12.4 million in fiscal 1997 from $14.8 million in fiscal 1996. This decrease was due to use of a declining balance amortization method.

WRITE-OFF OF ACQUIRED RESEARCH IN-PROCESS

      In connection with the Petoseed and Royal Sluis acquisitions in 1996, $36.7 million of the purchase price was allocated to in-process research and development projects that had not reached technological feasibility and had no probable alternative future uses, which the Company expensed at the date of acquisition. There were no acquisitions in 1997 which resulted in write-offs of acquired research in-process.

INTEREST EXPENSE, NET

      Interest expense, net, decreased 56.2% to $10.5 million in fiscal 1997 from $24.1 million in fiscal 1996. This decrease was primarily due to the repayment of debt using the proceeds from the January 1997 sale of Seminis' agronomics business.

OTHER NON-OPERATING INCOME (LOSS), NET

      Other non-operating loss, net, increased 302.8% to $7.7 million in fiscal 1997 from $1.9 million in fiscal 1996. This increase was primarily due to currency losses on intercompany loans to Seminis' subsidiaries.

INCOME TAX BENEFIT (EXPENSE)

      For continuing operations Seminis' income tax expense increased to $3.8 million in fiscal 1997 from a benefit of $31.4 million in fiscal 1996. Seminis' effective tax rate was 25.3% in fiscal 1997. In fiscal 1996, Seminis realized a tax benefit from its pre-tax loss from continuing operations.

INCOME (LOSS) FROM CONTINUING OPERATIONS

      Seminis had income from continuing operations of $11.3 million in fiscal 1997 as compared to a loss from continuing operations of $56.1 million in fiscal 1996. This change was due primarily as a result of the previously described purchase accounting adjustments combined with reduced interest expense.

NET INCOME (LOSS)
      Net income was $62.2 million in fiscal 1997 as compared to a net loss of $50.0 million in fiscal 1996. This change was due to the application of purchase accounting adjustments of $60.0 million and a write-off of $36.7 million for acquired research in-process relating to the acquisition of Petoseed and Royal Sluis in the first quarter of fiscal 1996 and a gain of $48.3 million on the sale of Seminis' agronomics business in the second quarter of fiscal 1997.

                                  SEASONALITY


      The seed business is highly seasonal. Generally, net sales are highest in the second fiscal quarter due to increased demand from northern hemisphere growers who plant seed in the early spring. Seminis recorded 35.2% of its fiscal 1998 net sales during its second fiscal quarter. Seminis has historically operated at a loss the first and third fiscal quarters due to lower sales during such quarters and Seminis expects to incur a net loss in the third quarter of fiscal 1999. Seminis' results in any particular quarter should not be considered indicative of those to be expected for a full year.


      The following table sets forth results of operations data for the last ten fiscal quarters. Income (loss) from continuing operations includes management fees paid to Savia which began in the second quarter of fiscal 1997 and continued through the quarter ended September 30, 1998.

                                                                      QUARTER ENDED
                          ------------------------------------------------------------------------------------------------------
                                       FISCAL 1997                               FISCAL 1998                     FISCAL 1999
                          --------------------------------------   ---------------------------------------   -------------------
                          DEC. 31   MAR. 31    JUN. 30   SEP. 30   DEC. 31   MAR. 31    JUN. 30   SEP. 30    DEC. 31    MAR. 31
                          -------   -------    -------   -------   -------   -------    -------   -------    -------    -------
                                                                      (in thousands)
Net sales...............  $63,459   $139,654   $81,129   $95,302   $71,395   $150,944   $92,817   $113,267   $ 84,861   $197,450
Gross profit............   39,237     86,671    44,942    58,587    44,045     93,636    55,341     72,595     53,010    122,690
Income (loss) from
 continuing operations..   (6,943)    18,561    (3,797)    3,504    (6,112)    23,424    (5,790)    (4,760)   (18,399)    22,485

                        LIQUIDITY AND CAPITAL RESOURCES

      Seminis has historically relied on commercial bank borrowings to finance its operations and internal infrastructure, on commercial bank borrowings and equity investments by its stockholders to finance its acquisition and internal investment program and loans from Savia to finance working capital requirements.

      Net cash used in operating activities increased to $25.7 million in fiscal 1998 from $3.0 million in fiscal 1997 mainly to support increased inventory levels. Capital expenditures increased to $28.5 million in fiscal 1998 from $19.3 million in fiscal 1997. The increase was due to increased investment in greenhouse production facilities and research equipment technologies and facilities.


      Seminis has budgeted capital expenditures for fiscal 1999 of approximately $50.0 million, including $16.0 million for a new office and operating facility in Oxnard, California, and $11.0 million for investments in research and development facilities and equipment. While Seminis is always exploring acquisition opportunities, it has not designated any of its capital budget for acquisitions. Although not part of its capital budget, Seminis paid $19.5 million for the November 1998 Agroceres acquisition and $8.6 million for the December 1998 purchase of 5% of the shares of Hungnong.



      In January 1997, Seminis sold its Asgrow agronomics business for $240.0 million to provide greater focus on its core vegetable and fruit seed business. The proceeds of the sale were used to repay long-term debt. In January 1998, Seminis repurchased shares of mandatorily redeemable common stock for $211.8 million. Seminis entered into its old credit agreement in order to finance the repurchase. In July 1998, Savia and two of its affiliates made additional equity investments of $138.2 million. The proceeds of the stock issuance and the proceeds from an additional $75.0 million borrowing provided by an amendment to the term-loan provisions of the old credit agreement were used to finance the acquisition of Hungnong and Choong Ang, to advance working capital to the acquired companies, to purchase a 50% interest in LSL PlantScience and to reduce outstanding revolving debt borrowings.


      As part of the acquisition of its 70% interest in Hungnong, Seminis gave Savia a convertible subordinated note in exchange for a loan of approximately $35.9 million to provide financing for an unrelated company, Young Il Chemical Company, owned by the minority shareholders of Hungnong. Seminis received a note receivable for $35.6 million from Young Il Chemical, which is secured by common stock owned by the minority shareholders representing a 25% interest in Hungnong. The convertible note to Savia was converted by Savia into 1,916,462 shares of Class B common stock on February 1, 1999.


      Seminis' total indebtedness as of September 30, 1998 was $456.9 million, of which $384.5 million was borrowings under the old credit agreement, $35.9 million was the subordinated debt borrowing from Savia, $18.3 million was borrowings by the newly acquired South Korean subsidiaries and $18.2 million was borrowings primarily by other foreign subsidiaries. The old credit agreement consisted of a $75.0 million revolver portion and term credits of $370.5 million as of September 30, 1998. As of September 30, 1998, Seminis had borrowed $14.0 million under the revolver, leaving $61.0 million in available borrowings.



      In December 1998, Savia made an equity investment in Seminis of $10.0 million in exchange for 1,000 shares of Class C preferred stock to finance the purchase of shares of Hungnong which Seminis was obligated to purchase from the minority shareholders of Hungnong in connection with the acquisition of Hungnong. In March 1999, Savia made an additional equity investment of $20.0 million in exchange for 2,000 shares of Class C preferred stock to finance working capital requirements.



      Seminis borrowed an additional $20.0 million from Savia in January 1999 as an intercompany advance. The intercompany advance was used to finance working capital requirements. Seminis entered into its current credit agreement on April 30, 1999, which includes a $445.0 million term loan and a $28.0 million revolving credit facility. The proceeds of the current credit agreement were used to repay the old credit agreement, to repay a $10.0 million bank demand note and to finance working capital.



      Seminis' total indebtedness as of March 31, 1999 was $513.7 million, of which $439.2 million was borrowings under the old credit agreement, $20.0 million was an intercompany advance from Savia, $10.0 million was borrowings under a bank demand note, $20.7 million was borrowings by the newly acquired South Korean subsidiaries and $23.8 million was borrowings primarily by other foreign subsidiaries. Seminis incurred additional indebtedness of $23.8 million as a result of entering into the current credit agreement on April 30, 1999.



      The old credit agreement placed and the current credit agreement places limits on dividends, foreign debt, leasing, capital expenditures and acquisitions and also required Seminis to meet quarterly financial ratio covenants including fixed charge coverage and minimum net worth. In February 1999, Seminis and the lenders under the old credit agreement entered into a waiver and amendment of the old credit agreement to waive compliance with the debt coverage ratio covenant for the periods ended December 31, 1998 and March 31, 1999. In March 1999, Seminis and the same lenders entered into a waiver and amendment of the fixed charge coverage ratio covenant for the periods ended December 31, 1998 and March 31, 1999. The borrowings under the old credit agreement and the bank demand note were repaid on April 30, 1999 with the proceeds of the current credit agreement. The current credit agreement will be repaid with the proceeds of this offering and borrowings under the new credit facility.



      On May 6, 1999, Seminis entered into a commitment letter with Bank of Montreal and Harris Trust and Savings Bank providing for an underwritten credit facility. Seminis anticipates that the new credit facility will be for $350.0 million, consisting of a term loan in the amount of $200.0 million and a revolving line of credit in the amount of $150.0 million. The term loan will amortize semi-annually with the balance due on June 30, 2004 and the revolving line of credit will mature on June 30, 2004. Seminis anticipates that the new credit facility will bear interest in accordance with a grid pricing formula based on the achievement of a specific debt ratio, with such interest ranging from the prime rate to the prime rate plus 0.5%, or, at the option of Seminis, ranging from LIBOR plus 1.25% to LIBOR plus 2.0%. Seminis will also pay commitment fees quarterly on the unused amount of the revolver.



      Seminis expects the new credit facility to contain a number of financial covenants, including net worth and indebtedness tests, and limitations on its ability to make acquisitions, transfer or sell assets, create liens, pay dividends, enter into transactions with its affiliates or enter into a merger, consolidation or sale of substantially all of its assets or take other actions. The new credit facility may be secured, depending upon the amount of net proceeds of the offering and Seminis' debt ratio after the offering. Seminis also expects that its new credit facility will provide for events of default typical of facilities of its type, as well as an event of default if Pulsar Internacional, S.A. de C.V., together with its affiliates, which includes Savia, fails to hold a majority of the board of directors or direct the management of Seminis or control at least 51% of the voting rights of Seminis.



      Under Seminis' new $350.0 million credit facility, Seminis anticipates borrowings of $266.5 million as of the closing of this offering. Seminis currently believes that the cash proceeds from the offering, together with existing cash balances and available borrowings under the new credit facility, will be sufficient to meet anticipated cash requirements for the foreseeable future based on Seminis' current level of operations. There can be no assurance that additional capital beyond the amounts currently forecasted by Seminis will not be required or that any such required additional capital will be available on reasonable terms, if at all, at such time as required by Seminis.

      Seminis' exposure to foreign currency fluctuations is primarily foreign currency gains or losses that occur from intercompany loans between Seminis and its foreign subsidiaries. The only material hedging contract to which Seminis or any of its subsidiaries is a party is a contract executed in December 1998 to hedge approximately $31.3 million of a $48.0 million loan taken by SVS Holland B.V., a subsidiary of Seminis, which loan was in United States dollars. SVS Holland B.V. entered into the hedging contract in order to reduce the exposure to foreign currency fluctuations because SVS Holland's functional currency is the Dutch Guilder.


                           IMPACT OF YEAR 2000 ISSUE

      The Year 2000 issue involves the potential for system and processing failures of date-related information resulting from computer-controlled systems using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using '00' as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, an inability to process transactions, send invoices or engage in similar normal business activities.

      Seminis is currently installing a new corporate-wide management information system to coordinate all aspects of sales, marketing, distribution, production and finance, which is Year 2000 compliant. Seminis is focusing its effort for Year 2000 compliance on the verification of existing systems. Seminis' business applications will be compliant by July 1999 in its two main facilities in the United States and The Netherlands. Seminis' remaining subsidiaries will be Year 2000 compliant by November 1999, with its worldwide telecommunications systems compliant by August 1999 and its office software compliant by November 1999. Seminis' computer hardware, such as servers for business applications, are also currently Year 2000 compliant in the United States. Seminis will not be required to make any major equipment upgrades or system replacements in its compliance effort.

      Seminis expects that costs to implement new software as well as to become Year 2000 compliant will be approximately $25.0 million upon completion, of which approximately $21.0 million has been spent as of March 31, 1999.

      Seminis' most critical vendors are growers who produce seed, often located in developing countries. Such vendors are not highly reliant on information technology and therefore will only be minimally affected by the Year 2000 issue. The vendors are able to accept contracts, produce, harvest and ship seeds without the use of information systems. If a few growers in developed countries are unable to produce seed, production will shift to unaffected growers, resulting in only limited shortages. In the case of our non-seed vendors, supplies can be substituted with other products if necessary. For example, although Seminis uses cans to package products, they can be replaced with pouch packaging if needed without affecting Seminis' customers.

      If Year 2000 problems arise in chips that are embedded in Seminis processing equipment, then the equipment can be disconnected from automatic control and run manually. In this event, the impact on Seminis operations would be minor at most. If some of the subsidiaries cannot use their information systems, invoicing and inventory management can be done manually.

                                    BUSINESS

                                    OVERVIEW


      Seminis is the largest developer, producer and marketer of vegetable and fruit seeds in the world. Seminis uses seeds as the delivery vehicle for innovative agricultural technology. For example, Seminis develops seeds designed to do one or more of the following: reduce the need for chemicals, increase crop yield, reduce spoilage, offer longer shelf life and create tastier foods with better nutritional content. Seminis focuses its research and development activities on products that are likely to have practical market uses, create significant market value, command premium pricing and capture leading local market share. As a result, Seminis is creating and setting the foundation to capture value through premium pricing at all steps of the vegetable and fruit production and distribution chain: growers, distributors, processors, retailers and end-consumers.



      Seminis produces more than 60 species and 8,000 distinct varieties of vegetable and fruit seeds. Seminis markets its seeds through three full-line brands -- Asgrow, Petoseed and Royal Sluis -- and nine specialty brands. The product lines marketed under these brands cover most species of vegetables and fruits, including beans, broccoli, cabbage, carrots, cauliflower, celery, Chinese cabbage, cucumbers, eggplant, leeks, lettuce, melons, onions, peas, peppers, pumpkin, radish, spinach, squash, sweet corn, tomatoes, and watermelon.



      Seminis has established a worldwide presence and a global distribution system. Seminis markets seeds in over 120 countries and has 70 research and development stations in 19 countries and production sites in 32 countries. This allows Seminis to remain close to local markets around the world, adapt its products to any microclimate and meet the preferences of local consumers. In fiscal 1998, Seminis had approximately $383.8 million in net seed sales. This represents an approximate 19% share of the global commercial vegetable and fruit seed market, which is generally highly fragmented.



      The total worldwide vegetable and fruit commercial seed sales in 1998 are estimated at $2.0 billion. However, given new advances in agricultural technology, Seminis believes that the achievable market for vegetable and fruit seeds, as well as its share of the market, can be expanded. These technological advances, such as Roundup Ready(R) Weed Control, virus resistance, Bt based insect control and fungal disease resistance, enable Seminis to price its products based on the incremental benefit they provide to growers, distributors, processors, retailers and end-consumers.


                               INDUSTRY OVERVIEW

      Over the past several decades, improvements in farm productivity have allowed the agricultural industry to keep pace with growing food demand. While many of the steps in agriculture -- tilling, planting and harvesting -- have remained the same for centuries, yield-enhancing technologies such as mechanization and the use of hybrid seed and crop protection chemicals have allowed farmers to meet the ever-growing demand for food. More recently, the application of genetic improvements to crop plants has provided greater value to growers which can be captured by the seed industry through higher prices and greater demand.

      One of the biggest challenges of the 21st century will be to further develop sustainable agricultural production systems that can meet the food and nutritional requirements of the world's growing population. The United Nations is projecting that world population will increase by 35% to 7.7 billion from 1995 to 2020, with 95% of the population increase expected in developing countries. Given the limited amount of arable land, which is decreasing, increases in agricultural production must come from improvements in agricultural productivity through technology. In addition, there is significant resistance, particularly in developed countries, to agricultural production growth achieved through increases in chemical inputs such as pesticides. Consequently, the burden of meeting increased demand for food rests primarily on the emergence of new technologies and farming methods that facilitate improvements in crop yields and replace existing agricultural chemicals.


      In developing countries, which have a relatively large vegetarian population, vegetable and fruit consumption has grown over 75% from 1985 to 1996. Consumption of vegetables and fruits worldwide has increased approximately 50% in the same time period. However, vegetable and fruit yields have not kept pace with consumption increases, growing only 18% per hectare since 1985. Given current population estimates and consumption rates, consumption of vegetables and fruits is expected to increase by 60% from 1996 to 2010. World production of vegetables and fruits must increase to meet expected demand.



      Two breakthroughs in plant science occurred in the 1980's that may facilitate increased productivity and higher quality vegetables and fruits. The first was the understanding of how genes, the fundamental components of the genetic code, work in plants to produce traits such as disease resistance or higher nutritional content. The second was the development of transformation technology, which is a process to introduce new genes into plants. By using developments in plant breeding, biotechnology and genomics, leading vegetable and fruit seed companies are creating the changes in productivity and quality necessary to provide sustainable vegetable and fruit production growth.



      In addition, vegetables and fruits are proven to be valuable in meeting basic nutritional needs and in preventing disease. They also have very little fat, are low in calories and contain vitamins and other nutritional compounds. Diets high in vegetables and fruits protect against obesity and, thus, against the risk of cardiovascular disease and stroke, and can also protect against diabetes, iron-deficiency anemia and cataracts. According to the World Cancer Research Fund and the American Institute for Cancer Research, there is also a strong and consistent pattern showing that diets high in vegetables and fruits can significantly reduce the risk of cancer. Seminis believes that vegetables and fruits represent nature's most direct delivery mechanism for improved health and nutrition.



      The world's vegetable and fruit seed industry, with its unique combination of nutritional benefits, local market adaptability, yield enhancing technologies, year-round availability and streamlined production and distribution system, is positioned to meet the world's growing need for healthy and nutritious food products. Seminis' development of seeds that produce disease-resistant, higher-yielding and healthier vegetables and fruits are of growing importance for regional and global markets because of expected increasing consumption of vegetables and fruits, along with a steady decline in arable land.



                THE VEGETABLE AND FRUIT SEED MARKET OPPORTUNITY



      Total worldwide vegetable and fruit commercial seed sales in 1998 are estimated at $2.0 billion, of which $409.5 million represented sales in the United States. Given new advances in agricultural technology, such as Roundup Ready(R) weed control, virus resistance, Bt based insect control and fungal disease resistance, Seminis believes that the achievable market for vegetable and fruit seeds, as well as its share of the market, can be expanded. These technological advances enable Seminis to develop new products which provide benefits throughout the vegetable and fruit production and distribution chain -- growers, distributors, processors, retailers and end-consumers -- by, for instance, reducing growers' costs, reducing spoilage or having better appearance and taste. As a result, Seminis prices its products based on the incremental value they provide to growers, distributors, processors, retailers and end-consumers.


GROWERS


      Grower sales of vegetables and fruits in the United States in 1997 were estimated at $9.2 billion. Seed costs to growers represented approximately 4% of their sales.

Reducing growers non-seed costs is a means for Seminis to increase its profitability. New seed products with enhanced input traits -- including herbicide tolerance and disease and insect resistance -- are already displacing other farm input costs, such as fertilizers, pesticides and labor, resulting in higher seed prices.

      The model for pricing seeds to reflect the displacement of the farmer's input costs is one that has been well established in agronomic crops in recent years. Because seed products with genetic enhancements can substantially reduce other input costs, as well as the chemical load on the environment, they are able to drive a reallocation of grower spending. Insect resistant corn seed eliminated $15 to $20 of agrochemical costs per acre. As a result, these seeds are sold, on average, at a 21% premium to traditional corn seed and still provide the grower with a 26% overall savings of input costs. Similarly, herbicide tolerant soybean seeds eliminated approximately $12 of agrochemical costs per acre. These seeds are sold, on average, at a 33% premium to traditional soybean seed, but provide the grower with a 26% overall input cost savings. In 1998, approximately 20% of the total corn and 35% of the total soybean acreage, or over 40 million acres in the United States, was planted with corn and soybeans genetically resistant to insects and/or herbicides.


      The chemical cost-displacement potential in vegetable and fruit crops may be more attractive than in agronomic crops. Whereas agronomic crops occupy much larger planted acreage in the United States, vegetables and fruits typically require higher expenditures on crop protection chemicals and fertilizers given their relatively high end-market value. In fact, the average tomato grower in Florida spends $1,500 per acre on chemicals and $3,800 per acre on all production inputs, versus $73 and $160, respectively, for a typical acre of corn. In the United States, chemical costs represent between 20% and 35% of vegetable and fruit grower's total production expenditures, with labor and water representing the two other largest components of the cost structure. The vegetable and fruit grower's input intensive cost structure makes growers particularly receptive to new products, like genetically improved seeds, which reduce input costs and improve the economics of growing vegetables and fruits.


DISTRIBUTION


      Vegetable and fruit sales by distributors in the United States in 1996 were estimated at $30.0 billion. The production and distribution chain for fresh vegetables and fruits in the United States is relatively simple. Products move from the grower to the packer/shipper to the distributor and, ultimately, to the retailer. Alternatively, products move directly from the grower to the processor. Cost is added at each stage in the chain, reflecting both the profit margin and product shrinkage due primarily to spoilage. On average, shrinkage across the entire production and distribution chain accounts for approximately 25% of the cost of fresh vegetables and fruits to the retailer -- or more than $7.0 billion annually.


      Reducing spoilage presents a clear opportunity for seed companies to achieve premium pricing. Through traditional breeding and biotechnology, Seminis has developed new seed varieties with enhanced shelf life characteristics. These new seed varieties sell at a significant premium to traditional offerings and, in most cases, capture a substantial portion of the savings from reduced spoilage. For example, Seminis' long shelf life tomato seeds sell for $5,200 per pound versus $1,400 per pound for a traditional variety. Because these product enhancements can increase profitability at each step in the production and distribution chain, demand for these products is driven by all production and distribution chain participants, not just growers.

PROCESSORS


      Processor sales in the United States were greater than $13.0 billion in 1992. Processors of vegetables and fruits freeze, dehydrate, make into paste or can fresh vegetables and fruits into shelf-stable containers. Processors either produce their own vegetables and fruits or contract for their production with growers.



      In many cases, processors either purchase seeds directly from seed companies or approve the seed purchases of their contract growers. A large portion of costs associated with processing fresh vegetables and fruits is the vegetable and fruit itself and the energy costs to freeze or heat the vegetable or fruit or to evaporate water. During processing, flavor components can be lost or inactivated. Developing new varieties for processors with higher yield or which require less processing time or heat required to process vegetables and fruits or which conserve flavor are important objectives for seed companies.



      Seminis has focused its efforts on improving the processing characteristics of vegetables and fruits. For example, Seminis has an agreement with Zeneca to develop tomatoes which can be made into an improved paste. This genetically modified product is the top selling tomato paste in the United Kingdom. Similarly, Seminis' collaboration with carrot growers and processors has pioneered the development of a carrot suitable for processing into ready-to-eat baby carrots.


RETAIL


      Retail sales of fresh and frozen vegetables and fruits in the United States in 1996 are estimated at $50.0 billion. Seminis is developing new seed varieties with enhanced output or quality traits to expand the grocery market for vegetables and fruits and capture a larger portion of consumer spending. Seminis continuously emphasizes the development of new vegetable and fruit seed products with desirable consumer qualities, including enhanced color, texture, sweetness and taste, which may command a premium price on the grocery store shelf. In addition, Seminis is producing seeds for ready-to-eat products, such as baby carrots and prepackaged lettuce.



      Direct consumption of vegetables and fruits by the end-consumer in the form that the farmer produces them facilitates premium pricing for higher quality products. In contrast, agronomic crops typically undergo a variety of processing steps prior to their use as ingredients in the commoditized animal feed sector.



      The trend toward healthier lifestyles and emphasis on nutrition is further expanding the market potential for vegetable and fruit seeds. Vegetables and fruits with enhanced nutritional content will likely command a premium at the grocery store. The challenge for the vegetable and fruit seed industry will be to develop an integrated grower-packaging-distribution-marketing system that allows the seed producer to benefit from pricing increases at each step of the production and distribution chain.


                           SEMINIS BUSINESS STRATEGY


      Seminis' vision is to apply technology to vegetable and fruit seeds to enhance profitability throughout the vegetable and fruit production and distribution chain. To realize this vision, Seminis expects to capitalize on its competitive strengths, which include its ability to consistently introduce new technology through product innovation, a strong germplasm bank, well established brand names and a worldwide distribution system. Seminis distinguishes itself from its competitors by having a global strategy that addresses local needs. Seminis intends to enhance its leadership position in the global vegetable and fruit seed industry by expanding its existing product lines and introducing high-quality, technologically innovative seeds tailored to local preferences.



- Enhance leadership position in worldwide vegetable and fruit seed market -- Seminis is the global leader in the vegetable and fruit seed business with $383.8 million in net seed sales during fiscal 1998. Seminis has achieved its premier global position through its high-quality seeds, its innovative technology, its multi-brand marketing strategy and its world-wide distribution capabilities. Seminis' full-line brands--Asgrow, Petoseed and Royal Sluis--have been available in their home markets for at least 45 years and, collectively, enjoy an approximate 19% share of the global commercial vegetable and fruit seed market. Seminis intends to enhance its position as leader in the vegetable and fruit seed industry through the production and supply of current products, expansion of existing product lines and introduction of high-quality, technologically innovative seeds tailored to local preferences.


- Expand technology leadership position through continuous new product innovations -- Seminis' new product development efforts utilize traditional breeding, proprietary technology, biotechnology, biochemistry, genomics and plant pathology to introduce innovative products to the marketplace in an efficient and cost-effective manner. Seminis has more than 4,500 products in its development pipeline. Seminis augments its internal product development efforts with more than 100 technological agreements and arrangements with leading companies, research institutions and universities. Seminis intends to remain at the forefront of seed innovation by coupling its internal product development capability, technology alliances and extensive germplasm bank with its intimate knowledge of the evolving demands and preferences of growers, distributors, processors and end-consumers.


- Further consolidate the vegetable and fruit seed industry -- Seminis has led the consolidation of the vegetable and fruit seed industry and has consummated nine mergers or acquisitions to date. Seminis expects to augment its market position through continued strategic acquisitions to expand its business and further internal growth. Seminis will target strategic acquisitions that provide it with access to new technology, supplement its product line or improve its market position.



- Capture enhanced value created by proprietary seeds -- As a result of its innovative product development efforts, Seminis expects to introduce products which will reduce input costs to growers and provide enhanced consumer value. Seminis' seeds can increase yields and crop uniformity, reduce the grower's dependence on chemicals and fertilizers and improve the appearance, taste and nutritional value of foods. By expanding the global vegetable and fruit market through premium pricing along the production and distribution chain, Seminis can enhance its profitability.


                                    PRODUCTS


      Seminis develops and produces vegetable and fruit seeds adapted to the local conditions in which they will be grown. Local requirements are largely dictated by environmental conditions, such as temperature or rainfall, retail demand for traits, such as shelf life, and consumer preferences for flavor, ready-to-eat convenience and quality. Seminis' depth of product lines enables growers to meet local market demands.


DEVELOPED COUNTRIES


      In developed countries, the growth of the vegetable and fruit seed market is primarily driven by a demand for foods with enhanced nutritive qualities and increased consumer awareness of the health benefits of vegetables and fruits. According to a 1996 consumer survey in the United States, 89% of consumers cited nutritional reasons as to why they eat vegetables and 73% said that they would pay more for healthier versions of the foods they eat. Seeds for the production of vegetables and fruits in developed countries are predominantly hybrids to ensure crop uniformity and productivity. Seminis estimates that, in the United States, 85% of all vegetable and fruit seeds are hybrids.


DEVELOPING COUNTRIES


      In developing countries the growth of the vegetable and fruit seed market is largely driven by rapidly expanding population growth and conversion from the use of open-pollinated seed to hybrid seed varieties. Growers are realizing the value of hybrids and are increasingly converting to hybrid seeds to obtain higher yields per acre, greater uniformity, greater resistance to pests, diseases and environmental conditions and improved quality, flavor and nutrition for consumers. Seminis develops and sells new hybrids specifically designed for the local markets in developing countries. Given the benefits of hybrid seeds, growers are often willing to pay a substantially higher price for hybrid seeds than for open-pollinated seeds.

MULTI-BRAND STRATEGY

      Through its customer-focused, multi-brand strategy, Seminis provides choices to growers with respect to product, price, promotion and service. It also furthers Seminis' goal of providing growers with information to enable growers to anticipate change in consumer trends rather than react to them. Seminis has three full-line brands, Asgrow, Petoseed and Royal Sluis, each with its own identity and positioning. Each brand features independent products with varying strengths and market fit. Seminis also markets nine specialized brands, which enables it to respond quickly to changing market needs, dietary preferences or regional growing practices. These brands may focus on specialized growing practices, such as greenhouse or protected culture, specific customer segments within a sub-market, such as large lettuce growers in the southwestern United States, or regional and cultural preferences, such as Asian vegetables or fruited crops for the Middle East. With differentiated Seminis brands, growers can exercise their options for choice while staying within the Seminis family. Seminis believes that it can maintain and reinforce its competitive advantage through the careful positioning of its brands.

FULL-LINE BRANDS


      Seminis markets a full-line of seeds under its Asgrow, Petoseed and Royal Sluis brands. These brands are well recognized for consistently developing and marketing high quality seeds for most major vegetable and fruit species. Seminis believes that its brands rank among the leading brands worldwide in the vegetable and fruit seed market.



      Asgrow and Petoseed enjoy high brand awareness in the United States vegetable and fruit seed industry. According to a 1996 study, Asgrow has a 99% brand-awareness rating among growers, while 88% of growers and dealers have a high awareness of the Petoseed brand. In Europe, growers and dealers also have high brand awareness of Seminis' brands. According to a 1997 independent industry study of over 1,000 growers and distributors, there is a "high" to "very high" awareness of Royal Sluis in many European countries, including France, Italy, The Netherlands, the United Kingdom and Turkey. Similarly, Asgrow and Petoseed have high brand awareness in many European markets, including Asgrow in Italy and Petoseed in Spain.


      ASGROW -- Asgrow was established in 1856 and was acquired by Seminis in December 1994 from the Upjohn Company for $304.0 million. After the acquisition, Seminis sold the Asgrow agronomics seed business for $240.0 million. Asgrow is known for providing seeds that possess traits satisfying end-user demands such as flavor, ready-to-eat convenience and quality. Its strong reputation has been enhanced through its success with hybrids such as carrots and onions. Asgrow is also strong in large seed varieties such as green beans, where Seminis believes it has a U.S. market share of over 70%. Asgrow also has a strong presence in many European countries.

      PETOSEED -- Petoseed was established in 1950 and was combined with the Asgrow seed business in 1995 for $133.5 million. Petoseed has built its reputation through pioneering work in hybrid tomato development, but expanded its presence in the industry through its full-line of market-driven, innovative products. This brand has strengths in many areas, including hot peppers. Seminis believes that, worldwide, growers currently plant more Petoseed hybrid jalapeno peppers than all other hybrid jalapeno brands combined. Petoseed is known for consistently introducing new hybrids with multiple disease resistance enhanced traits and increased field productivity.

      ROYAL SLUIS -- Royal Sluis was established in 1827 and was acquired by Seminis in 1995 along with Petoseed. The acquisition of Royal Sluis, one of Europe's largest vegetable seed companies, expanded Seminis' European presence. Royal Sluis focuses on high-quality, cool season crops such as beans, broccoli, cabbage, carrots, cauliflower, leeks, lettuce and spinach. In addition to its strong reputation for service and quality, Royal Sluis pioneered new seed technology to improve seed quality and germination.

      As shown in the table below, each of Seminis' full-line brands is distinct in terms of leading species, brand strategy, pricing strategy and brand identity.

   BRAND         LEADING SPECIES          BRAND STRATEGY      PRICING STRATEGY       BRAND IDENTITY
   -----      ----------------------   --------------------   -----------------   --------------------
Asgrow        Beans                    Maintain strong        Price at premium    Focus on desirable
              Broccoli                 links to growers,      to market           output (quality)
              Carrots                  distributors and                           traits
              Fresh Market Tomatoes    retailers
              Melons
              Onions
              Peas
              Pickling Cucumbers
              Squash
              Sweet Peppers
Petoseed      Broccoli                 Focus on extending     Price for value     Enhance grower
              Cucumbers                the product line                           success through
              Fresh Market Tomatoes    through additional                         innovative hybrids
              Hot Peppers              disease resistance
              Lettuce                  and hybrid
              Melons                   conversion in new
              Processing Tomatoes      markets
              Squash
              Sweet Peppers
Royal Sluis   Beans                    Provide service/       Price at premium    Provide service
              Cabbage                  expertise to enhance   to market           through knowledge
              Lettuce                  grower benefits                            about local growing
              Radish                                                              and market
              Spinach                                                             conditions

REGIONAL OR SPECIALTY BRANDS

      In addition to its full-line brands, Seminis markets seeds through regional or specialty brands, which are targeted to respond to the needs of local markets. These needs are driven by dietary preferences, desire for local products, specialized farm growing practices and local environmental and climatic conditions.


      BRUINSMA -- Bruinsma was established in 1934 and was acquired by Seminis in December 1994 along with Asgrow. Bruinsma's reputation was built on its high-quality, protected crop varieties. Protected farming is a practice in which crops are grown from high-value seed in greenhouses or tunnels. This practice continues to expand worldwide and is particularly reflected in European markets, where protected growing is an effective means of meeting consumer demand for vegetables and fruits with premium appearance. Bruinsma focuses on the development and marketing of cucumber, eggplant, pepper and tomato varieties.


      CALIFORNIA -- California was established in 1972 by Petoseed. California is best known for seeds bred to meet the consumer preferences and farming practices of the Middle East. The California brand concentrates on cucumber, melon, pepper varieties, squash and tomato.


      CHOONG ANG -- Choong Ang was established in 1946 and was acquired by Seminis in 1998 for $20.5 million. Choong Ang is one of the top vegetable and fruit seed brands in South Korea. This brand has market strength in Chinese cabbage, hot peppers, oriental melon, radish and watermelon.

      GENECORP -- Genecorp was established in 1982 and was acquired along with Asgrow in December 1994. Genecorp is a lettuce seed specialist with a significant market share in the western United States, a region that contains 95% of domestic lettuce acreage.

      HORTICERES -- Horticeres, as a brand of the Agroceres vegetable seed business, was acquired by Seminis in 1998 for $19.5 million. Horticeres is a leading brand in Brazil where it is known for beans, lettuce, okra, tomato and tropical cauliflower.

      HUNGNONG -- Hungnong was established in 1936 and was acquired by Seminis in 1998 for $120.6 million. Hungnong is a leading vegetable seed brand in South Korea. Hungnong is known for its strength in broccoli, cabbage, Chinese cabbage, hot peppers and oriental radishes. Twenty-five percent of Hungnong's sales occur outside of South Korea, with five percent outside Asia, primarily in the United States.

      LSL PLANTSCIENCE -- LSL PlantScience was formed in 1998 through an alliance between Seminis and LSL Biotechnologies with an investment by Seminis of $22.0 million. LSL PlantScience is known for its DiVine Ripe brand of tomatoes which offer delayed ripening characteristics for vine-ripened flavor and increased shelf-life. In addition to marketing LSL PlantScience's tomato varieties, Seminis obtained access to LSL PlantScience's existing research and technology agreements. LSL PlantScience varieties are marketed worldwide.


      NATH SLUIS -- Seminis acquired a 90% equity interest in Nath Sluis in 1998 for $2.0 million. Nath Sluis breeds, produces and markets vegetables and fruits specifically for the Indian market.


      SENECA -- Seneca was acquired by Seminis in 1997 for $1.7 million. Seneca focuses on hybrid sweet corn for the United States and Canadian markets.

      YATES -- In 1997, Seminis acquired a 20% interest in the Yates Vegetable Seed Company for $1.7 million. This company breeds cauliflower, lettuce and onions for the Australian, European and North American markets. Yates also distributes the Asgrow and Genecorp brands in Australia.

                              SALES AND MARKETING

      Seminis' product sales are widely diversified geographically, with Europe representing the largest percentage of total sales outside of North America. The table below illustrates the breadth of Seminis' products and sales for each geographic region.

                      FISCAL 1998 NET SEED SALES BY REGION

                                                                               FISCAL 1998
                                                             FISCAL 1998     NET SEED SALES
                                                           NET SEED SALES      GROWTH VS.
                                                           AS A PERCENTAGE     FISCAL 1997
                                           FISCAL 1998        OF TOTAL       NET SEED SALES
GEOGRAPHIC REGION                         NET SEED SALES      NET SALES      AS A PERCENTAGE
-----------------                         --------------   ---------------   ---------------
                                          (in millions)
North America...........................      $155.2            36.2%             11.0%
Southern Europe.........................        88.1            20.6               5.8
Northern & East Europe..................        50.2            11.7              21.6
Middle East/North Africa................        35.5             8.3              19.6
South America...........................        24.9             5.8              34.2
Asia/Rest of World......................        29.9             7.0              67.7

      Seminis reinforces its brands' market positions through strategic planning, pricing and communications. Seminis believes that, with its strong brands, it has an advantage in the marketplace when introducing new products. The reliability and trust associated with its brands can lend credibility to new product claims.

      Seminis' strategy of providing differentiated products and services to its customers through its multiple brands is reflected in its approach to sales and marketing. Each brand has its own separate and distinct sales force, product managers and marketing team. Along with separate breeding and product development, each brand team focuses on offering differentiated products and services to meet the needs of a wide range of customers.

      Seminis sells its brands worldwide by using a multi-level distribution strategy involving direct sales, dealers, distributors and importers. Largely driven by local market needs, Seminis' distribution strategy for each geographic region is designed to maximize the market penetration of its brands. Seminis' North American sales are mainly concentrated in the Asgrow and Petoseed brands. The Petoseed brand is sold primarily through dealers and the Asgrow brand is sold primarily direct to growers. Each brand has a distinct North American sales force. In Europe, Royal Sluis, Petoseed and Asgrow are typically sold through direct sales groups. In the Middle East, Petoseed is Seminis' top brand and is sold through distributors.

      While the majority of its sales are direct to growers, Seminis also fosters close relationships with dealers and distributors. Where there is a market need, Seminis uses these dealers as an outside direct sales force. Dealers extend the Seminis brands' ability to reach growers in areas where there are geographic or other limitations to direct sales efforts. Seminis is highly selective in the dealers and distributors chosen to represent its brands. Dealers are selected based on shared vision, technical expertise, local market knowledge and financial stability. In addition, Seminis builds dealer/distributor loyalty through an emphasis on service, access to breeders, joint trials, ongoing training and extensive promotional material support.

      Seminis' marketing communications department coordinates all advertising, public relations and publicity activities for Seminis and its brands and provides highly targeted promotional support to its sales and marketing efforts worldwide.

                                  ACQUISITIONS

      All of the sectors of the agricultural industry have experienced significant consolidation during the past several years. Consolidation at the upstream end of the production chain--among chemical, seed and biotechnology companies--has been driven primarily by developments in agricultural technology and the need to secure access to the best available seed germplasm.


      In agronomic crops such as corn, cotton, soybeans, wheat and rice, the consolidation has been led by major agrochemical/ biotechnology companies such as Monsanto, Dow, DuPont and Hoechst (AgrEvo). These companies have invested in the seed industry to access delivery systems for their biotechnology products. Access to the best available germplasm has become a key competitive priority in the industry. In vegetable and fruit crops, access to germplasm is an equally important competitive issue. The company with access to the best available germplasm will have the strongest position in the delivery system for future generations of biotechnology products.



      Seminis has been at the forefront of the consolidation of the vegetable and fruit seed industry and has completed nine acquisitions to date. Seminis has historically used acquisitions as a cost-efficient means of adding developed and proven products to its portfolio, gaining access to or ownership of key technology, patents and germplasm collections and entering new and established markets. The transactions completed in fiscal 1998 exemplify this point. First, the purchase of a 50% stake in LSL PlantScience added a new line of tomato varieties. Similarly in fiscal 1998, the acquisition of two South Korea-based companies, Hungnong and Choong

Ang, strongly enhanced Seminis' line of products for the Asian market and provides products to meet the growing worldwide demand for Asian vegetables and fruits. Also in 1998, Seminis' purchase of 90% of the equity of Nath Sluis significantly increased Seminis' presence in India. Finally, in November 1998, the acquisition of the Agroceres vegetable seed business strengthened Seminis' presence and product lines in Brazil, a region that requires special varieties developed for tropical and subtropical climates.



      As the leading vegetable and fruit seed company, Seminis believes it is well positioned to benefit from continued consolidation of the vegetable and fruit seed industry. In order to expand the breadth and depth of its product line, Seminis expects to continue targeting strategic acquisitions and alliances that supplement its product line and expand its customer base.


                            NEW PRODUCT DEVELOPMENT

      Seminis utilizes both traditional breeding and biotechnology to create continuous new product innovations. Seminis focuses its internal product development activities on products that are likely to have practical market applications, create significant market value, command premium pricing and capture leading local market share.

      Seminis currently owns or has pending over 60 patents in such areas as virus resistance, product quality, breeding technology, gene expression, cell selection and resistance genes. In addition, Seminis has protected more than 360 varieties under plant variety protection laws.


      Principal new products are listed in the following table.

        PRINCIPAL NEW PRODUCTS INTRODUCED IN THE LAST THREE FISCAL YEARS


  SPECIES              TARGET REGION               DIRECT BENEFICIARY      BENEFIT/ADDED TRAIT
  -------              -------------               ------------------      -------------------
  Bean                 Europe                      Grower/consumer         Darker color, better uniformity
                       Europe                      Grower/consumer         Darker color, disease resistance
                       USA/Italy                   Trader/consumer         Improved appearance
  Broccoli             CA/Europe                   Grower/trader           Improved export quality
                       CA/Mexico                   Grower/trader           Better export quality
  Carrot               CA                          Consumer                Better taste for consumer
  Fresh Market Tomato  Europe                      Grower                  Disease resistance
                       Mexico                      Grower                  Higher yield
                       South Europe/Spain          Grower                  Disease resistance
                       Florida                     Trader                  Fruit firmness-shippability
                       Middle East                 Trader                  Longer shelf life
                       West Africa/East Africa     Trader                  Longer shelf life
  Hot Pepper           Mexico                      Grower/trader           Early maturity of jumbo size fruit
                       Mexico                      Grower                  Larger fruit, higher yield
  Lettuce              CA/AZ                       Grower                  Disease resistance
                       Italy/France                Grower                  Disease resistance, larger size
  Long Cucumber        Northwest Europe            Grower/trader/consumer  Better vigor, higher quality fruit
  Long Day Onion       Northwest USA               Trader/consumer         Longer storability
  Pea                  USA/Italy/France            Trader/consumer         Improved color/appearance
                       USA/UK/Italy/France         Trader                  Improved processor traits
  Pickling Cucumber    Eastern Europe              Trader/consumer         Improved fruity quality
                       USA                         Trader                  Better size
                       USA                         Trader                  Improved processing traits
                       USA/Brazil/Mexico           Trader/consumer         Improved fruit quality
                       USA/Mexico/North Africa     Grower                  Higher yield
  Processing Tomato    Spain                       Trader                  Improved peeling/dicing capabilities
  Short Day Onion      Texas/Mexico/South America  Grower/consumer         Higher yield, lower pungency
  Spinach              Europe                      Grower                  Disease resistance
                       Europe                      Grower/trader           Disease resistance, higher quality leaf
  Sweet Corn           USA/Canada                  Consumer                Improved taste
  Sweet Pepper         Florida                     Grower                  Bacterial disease resistance
                       Florida                     Grower                  Disease resistance
  Watermelon           USA/South America/Italy     Consumer                Seedless

     The following table outlines selected products under development for production over the next two to three years.

                        SELECTED PRODUCTS IN DEVELOPMENT

SPECIES     FEATURE                        EXPECTED BENEFIT                                      DIRECT BENEFICIARY
-------     -------                        ----------------                                      ------------------
Broccoli    Cytoplasmic male sterility     Lower production costs; increased product uniformity  Grower
Cabbage     Cytoplasmic male sterility     Increased yield; lower production costs; increased
                                           product uniformity                                    Grower
            Fungal disease resistance      Increased yield; lower production costs; increased
                                           product quality                                       Grower
Carrot      Disease resistance             Increased yield; lower production costs               Grower
            Improved flavor                Consumer benefit                                      Consumer
Lettuce     Fungal disease resistance      Increased yield; lower production costs               Grower
Melon       Multiple virus resistance      Increased yield; lower production costs; increased
                                           product uniformity                                    Grower
            Extended shelf-life            Consumer benefit; reduced spoilage                    Consumer/trader
Onion       Disease resistance             Increased yield; lower production costs               Grower
Pea         High sugar                     Better taste                                          Consumer
Pepper      Bacterial disease resistance   Increased yield; lower production costs               Grower
Spinach     Tolerance to yellowing and     New market opportunity                                Grower
            over-wintering
Squash      Multiple virus resistance      Increased yield of marketable quality fruit           Grower/trader/consumer
Tomato      Virus resistance               Increased yield; market expansion                     Grower
            Multiple disease resistance    Increased yield; lower production costs               Grower
            High (Beta)-carotene           Consumer health benefit                               Consumer
            High lycopene                  Consumer health benefit                               Consumer
Watermelon  Genetic male sterility         Increased product uniformity                          Grower/trader/consumer

PRODUCT DEVELOPMENT STRATEGY

      Seminis' new product development efforts utilize traditional breeding, proprietary technology, biotechnology, genomics and plant pathology to introduce innovative products to the marketplace in an efficient and cost-effective manner. Seminis augments its internal product development efforts through technological alliances with leading companies, research institutions and universities. Seminis believes that its internal research and development capability and access to innovative technology, coupled with its extensive germplasm bank, position it to best meet the changing demands and preferences of growers and end-consumers and increase its market share and global reach.

PRODUCT DEVELOPMENT PLATFORM

      Seminis conducts research and development activities in 70 locations throughout the world, including 20 in North America, 16 in Europe, three in the Middle East, three in South America and 28 in Asia. By diversifying its research and development geographically, Seminis is able to take advantage of local breeding characteristics and many different microclimates. It is also better able to tailor its products to local tastes and preferences.


      Each region of the world has unique requirements for the production of vegetables and fruits. These requirements are driven by local environmental conditions such as temperature or rainfall as well as local consumer preference such as that for very sweet pink tomatoes in Japan or more acidic red tomatoes in Italy. Seminis maintains an internally developed, proprietary database that contains information on local production and local consumer needs. Seminis has compiled the information in this database to enable its plant breeders and marketing and sales personnel to design new products to meet the needs of the local market.



      Seminis believes it has the largest research and development staff in the vegetable and fruit seed industry, with over 850 people employed in research and development functions, including over 150 professionals with Ph.D. or M.S. degrees, with 114 plant breeders, 22 biotechnologists and 21 pathologists. Seminis' plant breeding staff is structured by brand and, within each brand, by species, to maintain brand focus and adequately respond to changing consumer demands and preferences. All plant breeders regardless of their brand affiliation have access to technology developed from Seminis' biotechnology, biochemistry and pathology laboratories. Seminis fosters competition among its brands and breeders to ensure that new product development is achieved in an aggressive timeframe.


GERMPLASM


      Seminis owns what it believes is the largest vegetable and fruit germplasm bank in the world. Seminis' germplasm bank is its key strategic asset. Germplasm, Seminis' bank of genetic information, is contained in millions of seeds. These seeds capture the characteristics of vegetables and fruits grown for Seminis' customers in different regions of the world, including input traits, such as resistance to pests and adverse weather conditions, and output traits, such as crop yield, color, texture, flavor and ready-to-eat convenience. This extensive germplasm bank is extremely difficult to replicate, having been developed through more than 100 years of intense research and development effort.


      The merger of the Petoseed, Asgrow and Royal Sluis germplasm, plus the additions of germplasm from Bruinsma, Seneca, Hungnong, Choong Ang, Nath Sluis, LSL PlantScience and the Agroceres vegetable seed business, has created a very diverse germplasm bank. The strength of Seminis' germplasm bank is its diversity of materials available and the gene characteristics contained in the materials. Seminis' breeders utilize its germplasm, as well as its proprietary technologies, to develop innovative products suitable to the needs of different markets and conditions. Seminis' extensive germplasm bank is the basis for its continued growth.

TECHNOLOGY


      Seminis' product development technology positions it as one of the leaders in agricultural innovation. The time and capital required for the development of new products represent the most formidable barrier to entry in the vegetable and fruit seed industry. On average, it takes five to twelve years for a proprietary variety to reach commercial viability. Seminis works to minimize failure in the market by focusing on identifiable market needs, while reducing time-to-market and development costs. Seminis employs biotechnology, biochemistry, tissue culture, dihaploids, cytoplasmic male sterility and molecular markers to enhance its traditional breeding programs and improve the efficiency of its new product development efforts.



      BREEDING -- Seminis maintains significant breeding programs for over 60 major vegetable and fruit species that yield over 300 different varieties each year. No other company produces as many products in the vegetable and fruit line. Seminis' breeding strategy is to create vegetable and fruit hybrids and varieties with combinations of traits that are superior to principal competitor hybrids and varieties and that meet or anticipate the changing demands of the market. These improved traits include varieties that are economical to produce, have high field and marketable yields, possess superior disease resistance, environmental tolerance and nutritional content and have long shelf lives, superior processing characteristics and consumer benefits such as improved taste, appearance and nutrition and ready-to-eat convenience.


      PLANT AND GENETIC TECHNOLOGY -- Through the use of its proprietary processes, Seminis enhances the efficiency of its breeding programs by enabling its breeders to identify and incorporate important traits into the breeding line, while significantly reducing the lead-time necessary to introduce commercially viable products. These proprietary processes include the use of tissue culture, dihaploid breeding, cytoplasmic male sterility, molecular markers and biotechnology and genomics.

- Tissue Culture -- Tissue culture is a laboratory technique that enables plants to be grown from plant tissue, such as a leaf or bud, rather than a seed. Tissue culture reduces the loss of plants, speeds up breeding cycles, reduces costs and allows the maintenance of parental inbreds that have difficulty in producing seeds. Tissue culture is used in the following breeding programs: broccoli, brussel sprouts, cabbage, carrots, cauliflower, celery, cucumbers, leeks, lettuce, melon, onions and squash.

- Dihaploid Breeding -- Plants with two identical sets of chromosomes -- dihaploids -- are highly desirable in plant breeding due to the uniformity of their genetic information. The formation of dihaploids typically occurs only under laboratory conditions. When dihaploids are used in a breeding program, all future progeny will be genetically identical, thereby increasing the uniformity of the crop. Using dihaploids in a breeding program reduces the breeding cycle by up to 50%. For example, a dihaploid breeding program for biennial crops can reduce breeding from 16 years to 8 years; with annual crops, a dihaploid program reduces a normal breeding program from 11 years to 7 years. Seminis currently utilizes dihaploids in the commercial development of its hybrid products including broccoli, cabbage, cauliflower, Chinese cabbage, eggplant, lettuce, melon, onion, pepper and radish.

- Cytoplasmic Male Sterility -- Cytoplasmic male sterility is a genetic feature that blocks development of the male (pollen) part of flowers. The resulting plants are only female fertile, which allow them to be efficiently crossed with pollen from another plant ensuring the proper cross is made. The use of cytoplasmic male sterility technology during commercial seed production increases hybrid purity, accelerates the production time for a seed crop and improves product uniformity. The grower also benefits by having a more consistent and uniform crop. Seminis currently utilizes cytoplasmic male sterility technology commercially to produce broccoli, cauliflower and hot pepper hybrids. Since the hybrids are usually sterile, this technology also protects Seminis' germplasm by preventing its reproduction in second generations.

- Molecular Markers -- Molecular marker technology integrates molecular biology and information systems with plant breeding to identify important genetic sequences and "tag" them so that they can be readily found in seeds or plant tissue without growing the plant itself. Molecular markers are used for genetic identification of proprietary products and verification that the correct product was produced. They are also used to increase the precision and speed of developing superior varieties through selection. Seminis employs molecular markers in five species.

- Biotechnology and Genomics -- Biotechnology, or genetic engineering, allows for the identification and direct transfer of a specific gene into a plant. An individual company's competitive position in biotechnology is reflected in its ability to access genes that determine specific characteristics and to develop efficient gene transfer systems to create transgenic plants.

  Seminis has focused its initial biotechnology efforts in Roundup Ready(R), or herbicide tolerant, weed control, virus resistance, insect resistance, fungal disease resistance and quality traits, such as long shelf life. Seminis' principal sources of genes, or traits, are technology licensing agreements or research collaborations with private companies, research institutions and universities.


  Given the large number of different species of vegetables and fruits in Seminis' product line, Seminis has focused its efforts in biotechnology on developing rapid and reliable methods to introduce new genes into a wide array of species. Seminis employs scientists with expertise in biology, biochemistry, molecular biology and plant sciences to develop techniques to introduce new genes into plants and produce viable progeny. Seminis believes that it has the world's leading capability in gene transfer techniques in vegetables and fruits.

  Genomics, the next wave of biotechnology, allows for the expansion of biotechnology's application from single genes to families of genes. Many important traits involve gene families such as yield, fruit development and flavor. Genomics integrates knowledge about a gene family structure and its function or trait, thereby allowing for the trait to be more easily bred into related plant species or transferred by way of genetic engineering to other plant species. Seminis' activity in genomics is largely concentrated in its molecular markers program.


      PLANT PATHOLOGY -- Vegetables and fruits are susceptible to diseases that can affect yield as well as quality of the final product. In order for Seminis' plant breeders to develop vegetable and fruit varieties resistant to diseases, Seminis believes it has established the largest plant pathology group in the industry to identify and understand diseases important in vegetables and fruits. With 18 scientists in a network of laboratories throughout the world, Seminis is currently working on more than 100 different diseases, targeting those that have the greatest impact on commercial vegetable and fruit production.


      As a result of these efforts, Seminis leads the industry with the widest range of disease resistant hybrids that require reduced or no chemical applications while enhancing growers' yield potential. Its plant pathology resources also enable Seminis to maintain rigorous quality control standards. All seed-lots are screened for a wide variety of diseases that could be carried on the seed. Lots that may be contaminated are treated to destroy the disease organisms or are destroyed.

                            STRATEGIC RELATIONSHIPS


      Seminis actively seeks access to technology applicable to vegetables and fruits from companies, research institutions and leading universities. Either directly or through Savia, Seminis has over 100 technology agreements providing it access to germplasm, genes, technology, patents and proprietary knowledge. Seminis' major strategic relationships include technology agreements with Monsanto, the John Innes Center, Bionova Holding Corporation, an affiliate of Savia, and Mendel Biotechnology, Inc. As a result of its broad technology alliances, Seminis has relative freedom to operate in the vegetable and fruit seed market.



      MONSANTO TECHNOLOGY COLLABORATION AGREEMENT. Monsanto is a worldwide manufacturer and seller of a diversified line of agricultural products, nutrition and consumer products and pharmaceuticals, with leading agricultural biotechnology. Monsanto has made significant investments in the development of technologies useful in the identification, transfer and expression of genes in plants. Monsanto and Savia executed a worldwide, non-exclusive agreement in January 1997 which provides Seminis access to Monsanto biotechnology applied to vegetables and fruits. Seminis gains early insight into new technologies being developed by Monsanto for agronomic crops that can also improve the input and quality characteristics of vegetables and fruits.


      Through the agreement, Seminis has access to numerous Monsanto patents and pending patents covering the use of selectable markers, a range of promoters which control gene expression and the agrobacterium transformation system, a common means of transferring genes into plants. It also has access to a range of valuable traits such as Roundup Ready(R) weed control, Bt insect resistance and genes for disease control and quality traits. By partnering with Seminis, Monsanto is able to leverage its research and development investment across the broadest spectrum of crops.

      JOHN INNES CENTER TECHNOLOGY AGREEMENT. The John Innes Center and Sainsbury Laboratory are premier agricultural research institutions located in Norwich, England. John Innes has built a substantial technology position for traits involved in improving plant yield, quality and growth characteristics of vegetable crops. On December 1, 1997, John Innes and Savia entered a five-year agreement which provides Savia and its affiliates with access to significant plant disease control technology that will improve its capability to develop broad fungal disease resistance and enhanced nutritional and health benefits from vegetables.


      BIONOVA HOLDING CORPORATION RESEARCH AGREEMENT. Bionova, an affiliate of Savia, is a biotechnology company focused on developing novel genes for seed and vegetatively propagated plants like strawberries, bananas and grapes. Under the research agreement between Bionova and Seminis, Seminis funds research at Bionova for specific vegetable and fruit crop projects, principally in early stage molecular biology research related to the introduction of Monsanto genes into vegetables and fruits. The agreement also provides access to other genes and technologies including transwitch technology, pea and pepper transformation and agrobacterium transformation. The results of this funded research are the exclusive property of Seminis. Under the terms of the agreement, Seminis pays royalties on all products that are commercialized using Bionova technology.



      MENDEL BIOTECHNOLOGY EQUITY PARTICIPATION AND RESEARCH AGREEMENT. Mendel Biotechnology studies the structure and function of genes using a mustard plant species, Arabidopsis thaliana. This plant is particularly well suited for basic discovery research due to its small size and simple genetic structure. Seminis has a license agreement with Mendel Biotechnology to access genes for the improvement of plant growth and development. In conjunction with Savia's equity stake in Mendel Biotechnology, Savia and Mendel Biotechnology have a technology agreement which provides Seminis access to genes and technology developed by Mendel Biotechnology's genomics effort in vegetables and fruits.


      OTHER TECHNOLOGY AGREEMENTS AND COLLABORATIONS. Seminis actively develops collaborations and acquires technologies from private corporations, research institutions and leading universities. Seminis believes that its investment in technology agreements and collaborations reduces the cost and risk normally associated with new product development, as Seminis utilizes collaborators for most of its basic research. Seminis typically shares the value created as a result of its agreements and collaborations with its partners once a product reaches commercialization.

                           PRODUCTION AND OPERATIONS

      Seminis typically contracts with seed growers to produce its seeds. It also produces seed on company-owned farms. Seminis provides the producer with male and female "parent" lines, which are multiplied into commercial quantities of hybrid seed. The producer returns the hybrid seed to Seminis for cleaning and packaging prior to sale to the customer.

      Seminis' seeds are produced both domestically and internationally in over 30 countries in the Northern and Southern Hemispheres to mitigate growing risks associated with weather or disease in any one region. In the United States, Seminis produces seed in Arizona, California, Idaho, Oregon and Washington through contract production with high-quality, dependable growers. Seeds are produced internationally through subsidiaries in Argentina, Canada, Chile, China, Ecuador, France, Germany, Guatemala, Hungary, Italy, Latvia, Mexico, New Zealand, Peru, South Africa, South Korea, Thailand and The Netherlands, and through exclusive agents using proprietary Seminis technology in Australia, China, Czech Republic, Denmark, France, Germany, Hungary, India, Israel, Italy, Japan, Moldova, New Zealand, Romania, Slovakia, South Africa, Taiwan, Tanzania, Thailand, Turkey and Vietnam.

      By geographically diversifying its production facilities, Seminis can schedule its planting on a year-round basis, maximize yield, reduce inventory requirements and ensure adequate supplies. In addition, Seminis ensures availability of quality products throughout the world by maintaining production capabilities for each variety in two locations in each hemisphere. For example, a new variety with strong, unanticipated demand in the Northern Hemisphere can be supplied by using additional production from the Southern Hemisphere. Alternatively, acreage that was planned to produce tomato seed could be switched into pepper seed production if excess tomato seed enters the marketplace.

      Seminis controls contract production by providing on-site management and technical personnel to oversee the production process. Seminis also supplies producers with stock seed, specialized hybridizing techniques and specialized sowing and harvesting equipment to ensure product quality. Production is split among numerous species, ranging from hand-labor intensive hybrid crops such as peppers and tomatoes, to machine planted and harvested seed crops such as peas, beans and corn. Product quantities are determined by a three-year sales forecast, product safety stock in inventory and the production history for the region and product.

      Seminis has its main processing facilities in California, Chile, Idaho and The Netherlands, and auxiliary processing centers in New Zealand and South Korea. The location of seed processing centers is intended to facilitate the flow of seed from production areas to major markets. Seminis has recently employed a logistics system integrating the planning functions in production, operations and sales. The implementation of this system is expected to provide real time information about inventory from crop in ground to finished and available inventory for sales over a three-year time horizon. Using better information systems and efficient capacity utilization, Seminis expects to complete the consolidation and rationalization of its operations over the next two years.

INCOTEC

      Incotec Inc., a subsidiary of Seminis, provides sophisticated seed enhancement technology to the seed industry. Incotec offers products for precise sowing, improved seed emergences and germination. Incotec enhances seed performance by applying fungicides or other chemicals and protective coatings to protect against disease or improve a seed's germination behavior. Incotec also pelletizes seeds to make them uniform and, therefore, more suitable for precision sowing equipment. This technology helps growers worldwide increase their productivity and profits by allowing them to obtain better crop uniformity, even under inconsistent climate and field conditions.


      Incotec pioneered seed priming -- a technology that accelerates germination -- nearly 30 years ago. Today, Incotec offers diversified technology to serve the vegetable and fruit, flower and tobacco seed industries. Incotec expects to achieve future growth through investment in new seed enhancement technology and product development, a stronger presence in the agronomic seed enhancement market and the pursuit of strategic alliances with outside technology suppliers and the agricultural chemical industry.


                               QUALITY ASSURANCE

      Seminis' extensive quality assurance program provides growers with confidence in seed performance. Seminis' seeds undergo a rigorous quality assurance program, which includes extensive field and greenhouse variety identification trials, physiological and pathology tests and other sophisticated laboratory techniques using genetic marker technology. Seed quality is monitored thoroughly through methods ranging from inspection of the parent plants for health and genetic purity to harvest and sale of only the most vigorous seed.

      Once harvested and conditioned, seeds are evaluated and certified by technicians, pathologists and other scientists for characteristics such as genetic purity, physical purity, germination, moisture content, vigor and the absence of seed-borne diseases. This program ensures that Seminis seeds produce plants that have high yields, are tolerant to drought, insects and diseases and efficiently use soil and water nutrients.

      Seminis has begun an ISO 9000 certification effort, which will result in standardized quality systems throughout Seminis. ISO 9000 is a series of international standards for the development and implementation of quality systems for all types of industries, as issued by the

International Organization for Standardization in Geneva, Switzerland. These quality systems are aimed at building quality into the product at each stage of research, production and operations. Seminis expects to earn ISO 9000 certification for most of its operations in mid-1999.

                                  COMPETITION

      Seminis faces substantial competition from technological advances by competitors such as other seed companies, chemical and pharmaceutical companies and biotechnology companies, many of which have substantially greater resources than Seminis. To remain competitive, Seminis expends substantial resources for research and development and strives to maintain technological alliances. Seminis also competes on the basis of pricing and financial terms.

                             INTELLECTUAL PROPERTY


      Seminis uses a wide array of technological and proprietary processes to enhance its germplasm and product development programs. These technologies and proprietary processes enable Seminis to create novel product concepts and reduce the time to market by, in many cases, two to five years. Seminis files for patents on technology that is patentable, although it does not file for patents on all potentially patentable technologies. Seminis currently owns or has pending patents in such areas as virus resistance, product quality, breeding technology, gene expression, cell selection and resistance genes, including 63 issued or allowed patents in Australia, Austria, Belgium, Canada, Denmark, France, Germany, Great Britain, Italy, Luxembourg, Spain, Sweden, Switzerland, The Netherlands and the United States. Seminis currently has 135 patent applications filed, or pending, in Argentina, Australia, Brazil, Canada, Chile, China, the Czech Republic, the European Union, Hungary, India, Indonesia, Israel, Japan, Macedonia, Mexico, New Zealand, Norway, Poland, Romania, Russia, South Korea, Saudi Arabia, Spain, Thailand, Turkey, Ukraine and the United States.


      Intellectual property rights protect Seminis products and technologies from use by competitors and others. Intellectual property rights of importance for Seminis include utility patents, registrations under plant variety protection laws and trade secrets. Intellectual property rights focus on open-pollinated varieties, parental lines, traits and gene technologies related to hybrid varieties, novel traits, novel breeding technologies, molecular markers and disease resistance.

      In many countries, including the United States, most of the European Union and Japan, plant varieties can be protected under laws which grant rights to plant breeders to protect their seeds, including the right to prevent third parties from importing or exporting, storing, processing, reproducing or selling protected varieties within the territory of protection. Seminis has protected 368 plant varieties under plant variety protection certificates or plant variety right certificates in the United States, the European Union, Kenya and Israel. Seminis has filed another 75 applications for plant variety protection in the United States and the European Union.

      Seminis intends to continue developing comprehensive intellectual property and protection through utility patents, including key varieties and parent lines. Seminis will also aggressively expand protection of its varieties and parent lines through plant variety rights. Proprietary technologies not protected under these mechanisms are protected under trade secret laws.

                                   REGULATION

      The developing, testing and commercialization of seed products are subject to legislation and regulation in various countries. These regulations may govern genetic exclusivity, environmental concerns, product viability, performance and labeling. While regulation adds a cost of doing business to the industry, it also provides protection for research and development investment in new products, thereby encouraging continued new product development.

REGISTRATION PROCESS

      Variety registration varies from country to country, but generally each variety must be phenotypically unique. That is, the size, color, maturity and quality must be verifiably different from the varieties that already exist in the market. Once a variety is registered it cannot be changed. In the United States, the registration process is voluntary and determination that a variety is unique is left to the breeder. In Europe the registration process is regulated and determination of uniqueness is made in official trials.

PHYTOSANITARY CERTIFICATION

      The purpose of phytosanitary requirements is to prevent the spread of plant diseases that can be carried on seed or other plant tissue. Each seed-producing country has agricultural inspectors that check the seed crops for the presence of specified diseases. After these crops are harvested, laboratory tests are also conducted to ensure that the seed is clean. Having passed the inspection and lab tests, the department or ministry of agriculture of the producing country issues a phytosanitary certificate stating that the seed is free of specified diseases. Importing countries then allow the seed to cross their borders on the basis of these certificates.

LABELING OF GENETICALLY ENGINEERED PRODUCTS

      There are no worldwide, accepted regulations for genetically engineered products. Consequently, Seminis is required to seek and obtain regulatory approvals in each country where seeds will be sold and where the harvested produce will be exported. In the European Union and Switzerland, labeling of genetically engineered products is mandatory, whereas in other countries, such as Canada and the United States, labeling is required only if there is a compositional change or a health risk associated with the product. Japan, Australia and New Zealand are considering labeling requirements. Other regions where Seminis sells products either have labeling requirements similar to the United States or have no labeling requirements. Seminis will comply with the labeling requirements of each country in which it conducts business.

ENVIRONMENTAL REGULATION

      Seminis' business is not sensitive to, or highly regulated by, environmental laws. Seminis uses various equipment which is subject to federal, state and local clean air and water regulations. Also, Seminis' research and quality assurance divisions conduct various agricultural growing operations utilizing chemicals routinely used in any farming operation. Seminis' foreign operations are also subject to laws of foreign jurisdictions as to environmental matters. Seminis believes it is in full compliance with these laws.

      In its operations, Seminis uses very limited amounts of materials or matters which have been categorized as "hazardous substances." Seminis believes that its use has always been in full compliance with all applicable laws, rules and regulations.

      Seminis has no knowledge of any current, pending or threatened citation or complaint, civil or criminal, relating to any alleged violation of any law, rule or regulation relating to any environmental matter.

                             PROPERTIES/FACILITIES

      Seminis' principal office is located in a company-owned facility in Saticoy, California and plans to relocate this facility to Oxnard, California in 1999. Seminis directly controls significant, open-field production capacity in Chile, Mexico and Peru on land predominantly owned by Seminis. Seminis' main greenhouse production facilities are located in France and Mexico on sites owned by Seminis, and in Chile and The Netherlands on sites owned by Seminis and contracted out to third parties who grow seeds exclusively for Seminis.

      Seminis maintains several processing facilities throughout the world, equipped to handle seed cleaning, sizing, treating, testing and packaging. Seminis owns and operates processing facilities in California, Idaho, Washington, Chile, France, New Zealand, South Africa, South Korea, Thailand and The Netherlands.

      Seminis conducts its research primarily at six company-owned research centers in France, Italy, South Korea, The Netherlands and the United States. Seminis owns 49 and leases 21 additional research facilities.

                                   EMPLOYEES

      As of December 31, 1998, Seminis had approximately 3,000 employees. Seminis believes it has good relations with its employees.

                               LEGAL PROCEEDINGS

      Seminis is involved from time to time as a defendant in various lawsuits arising in the normal course of business. Seminis believes that no current claims, individually or in the aggregate, will have a material adverse effect on Seminis' business, results of operations or financial condition.

      In November 1998, Seminis received notice from Monsanto of a complaint filed by Pioneer Hi-Bred International, Inc. in the United States District Court for the Southern District of Iowa against Asgrow Seed Company LLC. The complaint alleges violations of the Lanham Act, misappropriation of trade secrets and other common law causes of action. Monsanto claimed that indemnities provided by Seminis to Monsanto in connection with Seminis' sale of the Asgrow agronomics business to Monsanto covered the claims in Pioneer's complaint. Also in November 1998, Seminis provided notice to Pharmacia & Upjohn that in connection with Seminis' acquisition of the Asgrow Seed Company and the subsequent sale of the Asgrow agronomics business Upjohn agreed to indemnify Seminis and Monsanto in connection with the matters asserted in Pioneer's complaint. Seminis is currently investigating this matter and is in discussion with Pharmacia & Upjohn and Monsanto. Seminis does not believe that it has any material exposure in connection with this matter.


      As part of the formation of LSL PlantScience, LSL Biotechnologies contributed certain agreements between LSL Biotechnologies and a third party. These agreements contain provisions that permanently restrict the third party from engaging in the development or marketing of open field tomato seeds having long-shelf-life characteristics in certain areas in the world, including North America. In addition, these agreements restrict the third party from engaging in the production of such seeds until the year 2000. Seminis understands that the staff of the Antitrust Division of the United States Department of Justice has informed LSL Biotechnologies' counsel that the Department of Justice staff has recommended the filing of a complaint against LSL Biotechnologies to ask a court to delete the restrictive provisions in those agreements. Seminis believes that there will not be a material impact upon its business if the Department of Justice is successful in deleting the restrictive covenants.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to the directors and executive officers of Seminis as of May 1, 1999.

NAME                                  AGE                        TITLE
----                                  ---                        -----
Alfonso Romo Garza..................  48     Director and Chairman of the Board
Alejandro Rodriguez Graue...........  48     Director, President and Chief Operating
                                             Officer
Francisco Gonzalez Sebastia.........  67     Director
Bernardo Jimenez Barrera............  46     Director
G. Carl Ball........................  77     Director
George Carl Ball, Jr................  47     Director
Dr. Peter Davis.....................  55     Director
Timothy M. George...................  46     Director
Frank J. Pipp.......................  73     Director
Dr. Eli Shlifer.....................  68     Director
Eugenio Najera Solorzano............  51     Director
Christopher J. Steffen..............  57     Director
Octavio Hernandez...................  45     Vice President and Chief Financial Officer
Dr. Allen Stevens...................  63     Vice President -- Research and Development
Jordi Majo..........................  48     Vice President -- Europe, Middle East, and
                                             North Africa, Sales
James H. Hulbert....................  44     Vice President -- North America
Dr. Mark D. Stowers.................  42     Vice President -- Business Development

      ALFONSO ROMO GARZA has been the Chairman of the Board of Seminis since October 1995. Mr. Romo has been Chief Executive Officer of Pulsar Internacional, S.A. de C.V., an affiliate of Savia, since 1984. Mr. Romo has also been the Chairman of the Board and Chief Executive Officer of Savia since 1988, the Chairman of the Board and Chief Executive Officer of Seguros Comercial America, S.A. de C.V., a majority owned subsidiary of Savia, since 1989 and the Chairman of the Board of Empaques Ponderosa, S.A. de C.V., a majority owned subsidiary of Savia, since 1995. Mr. Romo is a director of Cementos Mexicanos, S.A. de C.V.

      ALEJANDRO RODRIGUEZ GRAUE has been a director of Seminis since May 1998. Mr. Rodriguez has been President of Seminis since February 1999. Mr. Rodriguez has been President and Chief Operating Officer of Seminis Vegetable Seeds, Inc., a subsidiary of Seminis, since February 1997. From 1992 to 1997, Mr. Rodriguez was the General Director (Chief Operating Officer) of Agro Industrias Moderna, S.A. de C.V., a subsidiary of Savia.


      FRANCISCO GONZALEZ SEBASTIA has been a director of Seminis since October 1995. Mr. Gonzalez has served as an advisor to Savia since February 1997. From October 1995 to February 1997, he served as the Chief Executive Officer of Seminis. From January 1994 to October 1995, Mr. Gonzalez served as Chief Executive Officer for the Agrobiotechnology Division of Savia. Mr. Gonzalez is a director of Savia and Bionova Holding Corporation, a majority owned subsidiary of Savia and an affiliate of Seminis.



      BERNARDO JIMENEZ BARRERA has been a director of Seminis since October 1995. Mr. Jimenez has been the Chief Executive Officer, Chairman of the Board and a director of Bionova since October 1996. From October

1995 to October 1996, Mr. Jimenez was Chief Financial Officer of Savia. From March 1993 to October 1995, Mr. Jimenez served as head of the Industrial Banking Division of the Vector Group, a financial services company in Mexico which is affiliated with Savia. Mr. Jimenez is a director of Savia.

      G. CARL BALL has been a director of Seminis since October 1995. Mr. Ball was Chairman of the Board of Geo. J. Ball, Inc. from 1962 until its merger with Seminis in October 1995. G. Carl Ball is the father of George C. Ball, Jr.

      GEORGE C. BALL, JR. has been a director of Seminis since October 1995. Mr. Ball has been President of Burpee Holding Company since 1993. Mr. Ball was a director of Geo J. Ball, Inc. from 1989 until its merger with Seminis in October 1995. Mr. Ball also served a two year term as Chairman of the Board of Petoseed. George C. Ball, Jr. is the son of G. Carl Ball.


      DR. PETER DAVIS has been a director of Seminis since October 1995. From 1975 to 1994, Dr. Davis was a member of the faculty of the Wharton School of the University of Pennsylvania. Dr. Davis has been President of the Family Business Group Inc., a consulting firm specializing in strategic issues for closely-held companies, since May 1986. Dr. Davis is a member of the executive committee of Pulsar and a director of Bionova.



      TIMOTHY M. GEORGE has been a director of Seminis since May 1999. Mr. George has been a Managing Director of Greenhill & Co., LLC since February 1997. From August 1984 to February 1997, Mr. George served as a Managing Director of Morgan Stanley Dean Witter, Inc. Mr. George also has a membership interest in Greenhill & Co., LLC, which has been retained by Seminis to act as financial advisor in connection with the offering.


      FRANK J. PIPP has been a director of Seminis since December 1995. Mr. Pipp has been a consultant to Xerox Corporation since 1988. From 1980 to 1988, Mr. Pipp was Corporate Officer, Group Vice President of Xerox responsible for worldwide product development and manufacturing. Mr. Pipp is a director of Advanced Hi-Tech, Inc., AAVID Thermal Technologies Inc. and Nypro, Inc.


      DR. ELI SHLIFER has been a director of Seminis since January 1997. Dr. Shlifer is self employed and has served as a consultant for Pulsar for more than five years. Dr. Shlifer is a director of Bionova.



      EUGENIO NAJERA SOLORZANO has been a director of Seminis since May 1998. Since August 1997, Mr. Najera has been in charge of new business development at Savia. From November 1992 to September 1997, Mr. Najera was the Chief Operating Officer of Cigarrera La Moderna, S.A. de C.V. Mr. Najera is a director of Savia and Bionova.


      CHRISTOPHER J. STEFFEN has been a director of Seminis since January 1997. Since December 1996, Mr. Steffen has been a business consultant. From May 1993 to December 1996, Mr. Steffen was Vice Chairman and a director of Citicorp, predecessor to CitiGroup, N.A. and its principal subsidiary, Citibank, N.A.

      OCTAVIO HERNANDEZ has been Vice President and Chief Financial Officer of Seminis since April 1999. Mr. Hernandez served as Director of Business Development of Seminis from October 1997 until the time he took his current position. For more than three years prior to being with Seminis, Mr. Hernandez was Director of Business Development for Savia, focusing on the agro-biotechnology industry.

      DR. ALLEN STEVENS has been Vice President -- Research and Development of Seminis since February 1999. Dr. Stevens has been Vice President of Research of Seminis Vegetable Seeds since October 1995 when Petoseed was acquired as part of Seminis' merger into Geo. J. Ball, Inc. Dr. Stevens joined Petoseed as Vice President of Research in 1989.

      JORDI MAJO has been Vice President -- Europe, Middle East and North Africa, Sales of Seminis Vegetable Seeds since October 1998. Mr. Majo served as Vice President and General Manager, South Europe, Middle East and North Africa from 1981 to 1998, General Manager of Petosluis Iberica from 1995 to

1996 and General Manager of Petoseed Iberica from 1981 to 1995.

      JAMES H. HULBERT has been Vice President -- North America of Seminis since February 1999. Mr. Hulbert has also served as Vice President of Sales and Marketing for the Americas and Strategic Planning of Seminis Vegetable Seeds since 1996. From 1993 to 1996, Mr. Hulbert served as Vice President, Sales for North America and Asia for Seminis and Petoseed which was acquired as part of Seminis' merger into Geo. J. Ball, Inc.

      DR. MARK D. STOWERS has been Vice President -- Business Development of Seminis since February 1999. From 1996 to 1999 Dr. Stowers was Vice President World Wide Marketing of Seminis Vegetable Seeds. From 1995 to 1996, Dr. Stowers served as Vice President of Operations and Information of Gargiulo, Inc., a wholly-owned subsidiary of Monsanto. Dr. Stowers was Business Director/Business Development Director for Monsanto Company from 1989 to 1995.

                    CLASSIFICATION OF THE BOARD OF DIRECTORS

      The board of directors is classified into three classes with each class elected to a term of three years, except during an initial phase-in period. The terms of Messrs. Gonzalez, Jimenez, Davis and Shlifer will expire at the 2000 annual meeting. The terms of Messrs. G. Carl Ball, George Carl Ball, Pipp and Steffen will expire at the 2001 annual meeting. The terms of Messrs. Romo, Najera, Rodriguez and George will expire at the 2002 annual meeting.

                      COMMITTEES OF THE BOARD OF DIRECTORS

      The board of directors has appointed an audit committee and a compensation committee. The current members of the audit committee are Messrs. George, Pipp and Steffen, with Mr. George serving as chairman of the committee. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews the results of Seminis' annual audit and reviews with Seminis' independent public accountants Seminis' internal controls and financial management policies. The current members of the compensation committee are Messrs. George, Pipp and Steffen, with Mr. George serving as chairman of the committee. The compensation committee establishes Seminis' general compensation and benefits policy and recommends to the board of directors compensation for Seminis' officers and key employees.

                           COMPENSATION OF DIRECTORS

      Seminis anticipates that following the consummation of the offering, Seminis' outside directors will be paid an annual board membership fee of $25,000, a fee of $2,500 for each meeting of the board of directors attended and a fee of $750 for each committee meeting attended. Committee chairmen will be paid an additional annual fee of $2,000 and an additional fee of $250 for each committee meeting attended. Outside directors will also be eligible to receive options under the Seminis stock option plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table presents summary information concerning compensation paid or accrued by Seminis for services rendered in all capacities during the fiscal year ended September 30, 1998 for (1) the President and Chief Operating Officer and (2) the four other most highly compensated executive officers of Seminis who were serving at the end of fiscal 1998. Mr. Larkin retired from Seminis in April 1999.

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     ------------
                                                         ANNUAL COMPENSATION          SECURITIES
                                                    -----------------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                         YEAR    SALARY($)    BONUS($)     OPTIONS(#)
---------------------------                         ----    ---------    --------    ------------
Alejandro Rodriguez Graue.........................  1998     352,910      628,093          35,046
  President and Chief Operating Officer
James M. Larkin...................................  1998     249,933      201,940          13,476
  Vice President and Chief Financial Officer
Dr. Allen Stevens.................................  1998     222,848      107,182          15,251
  Vice President--Research and Development
James H. Hulbert..................................  1998     187,443      152,303          12,828
  Vice President--North America
Jordi Majo........................................  1998     194,947       99,551           8,095
  Vice President--Europe, Middle East and North
    Africa, Sales of Seminis Vegetable Seeds, a
    subsidiary of Seminis

OPTIONS GRANTED IN FISCAL 1998

      The table below sets forth information regarding stock options granted pursuant to the Seminis, Inc. 1998 Stock Option Plan during the fiscal year ended September 30, 1998 to each of the named executive officers.

      The percent of total options granted to employees in the last fiscal year is based on an aggregate of 267,181 options granted, net of forfeitures, to employees in fiscal 1998, including options granted to the named executive officers. The exercise price per share of each option was equal to the fair market value of the Class A common stock on the date of the grant as determined by the board of directors.

      Potential realizable values are computed by:


- multiplying the number of shares of Class A common stock subject to a given option by the assumed initial public offering price of $19.50 per share, the midpoint of the range specified on the cover page of this prospectus;


- assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire term of the option; and

- subtracting from that result the aggregate option exercise price.

      The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Seminis' estimate or projection of future Class A common stock prices. Actual gain, if any, resulting from stock option exercises and Class A common stock holdings are dependent on the future performance of the Class A common stock, overall stock market conditions and the option holder's continued employment with Seminis through the vesting period. There can be no assurance that the amounts reflected in the table will be achieved.

                                                                                                 POTENTIAL
                                                 INDIVIDUAL GRANTS                               REALIZABLE
                                      ----------------------------------------                VALUE AT ASSUMED
                                                     PERCENT OF                                 ANNUAL RATES
                                       NUMBER OF    TOTAL OPTIONS    EXERCISE                  OF STOCK PRICE
                                      SECURITIES     GRANTED TO      OR BASE                  FOR APPRECIATION
                                      UNDERLYING      EMPLOYEES     PRICE PER                 FOR OPTION TERM
                                        OPTIONS        IN LAST        SHARE      EXPIRATION   ----------------
NAME                                  GRANTED(#)     FISCAL YEAR    ($/SHARE)       DATE      5%($)    10%($)
----                                  ----------    -------------   ---------    ----------   ------   ------
Alejandro Rodriguez Graue...........    35,046          13.1%         18.71       6/30/08     404,431  955,704
James M. Larkin.....................    13,476           5.0          18.71       6/30/08     155,513  367,491
Dr. Allen Stevens...................    15,251           5.7          18.71       6/30/08     175,997  415,895
James H. Hulbert....................    12,828           4.8          18.71       6/30/08     148,035  349,820
Jordi Majo..........................     8,095           3.0          18.71       6/30/08     93,416   220,751


FISCAL 1998 YEAR END OPTION VALUES


      The following table sets forth information concerning unexercised options held by the named executive officers as of September 30, 1998. The values of unexercised in-the-money options represent the positive spread between the respective exercise prices of outstanding stock options and assumed initial public offering price of $19.50 per share, the midpoint of the range set forth on the cover page of this prospectus.



                                              NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                             UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                          OPTIONS AT FISCAL YEAR END(#)         AT FISCAL YEAR END($)
                                          -----------------------------     -----------------------------
NAME                                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                                      -----------     -------------     -----------     -------------
Alejandro Rodriguez Graue...............     8,762           26,284            6,922           20,764
James M. Larkin.........................     3,369           10,107            2,662            7,985
Dr. Allen Stevens.......................     3,813           11,438            3,012            9,036
James H. Hulbert........................     3,207            9,621            2,534            7,601
Jordi Majo..............................     2,024            6,071            1,599            4,796


THE 1998 STOCK OPTION PLAN

      In early 1998, Seminis adopted a stock option plan, the Seminis, Inc. 1998 Stock Option Plan. The plan provides for the issuance of up to 3,677,150 shares of Class A common stock pursuant to options granted to key employees. If any options granted under the plan expire or terminate prior to exercise, the shares subject to the portion of the option not exercised will be available for subsequent grants. The number of shares and the exercise price per share of Class A common stock that may be issued pursuant to outstanding stock options will be subject to adjustment upon the occurrence of events described in the plan. Individuals eligible for awards under the plan shall be key employees, consultants, advisors and members of the board of directors or those who will become key employees, consultants, advisors and members of the board of directors of Seminis or any subsidiary.


      The plan is administered by the board of directors, or by a committee of two or more directors of Seminis, as may be appointed by the board of directors. The board of directors or the committee has broad powers to administer and interpret the plan, including the authority:



      - to establish rules for the administration of the plan;



      - to select the participants in the plan;



      - to determine the types of awards to be granted and the number of shares covered by such awards; and



      - to set the terms and conditions of such awards.

All determinations and interpretations of the board of directors or the committee are binding on all interested parties.

      Options granted under the plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or "nonqualified stock options" that do not qualify for special tax treatment under Section 422 or similar provisions of the Internal Revenue Code. No stock option may be granted with a per share exercise price less than the fair market value, as defined below, of a share of the underlying Class A common stock on the date the stock option is granted. Fair market value of a share of Class A common stock for a particular day means the fair market value of a share of Class A common stock, as determined in good faith by the board of directors in its sole discretion, using the most recent prior annual valuation of Seminis, as defined in the plan.

      In general, unless otherwise provided in the participant's award agreement or employment agreement, stock options shall become exercisable in four equal annual installments, commencing on the first anniversary of the date of the grant. The terms of each option granted under the plan will expire ten years, or five years for 10% stockholders, after the date immediately preceding the date on which the option was granted. If a participant's employment with Seminis or any subsidiary is terminated for cause, any then unexercised options shall be forfeited and canceled by Seminis. If a participant's employment is terminated without cause by Seminis or voluntarily by the participant, all options exercisable on the date of termination may be exercised by the participant for ninety and thirty days, respectively. If a participant dies or becomes disabled, all stock options exercisable on the date of death or termination due to disability may be exercised for six months thereafter. The board of directors has discretion to lengthen these post-termination exercise periods. All unexercisable stock options are forfeited upon termination of employment for any reason. In addition, in the event a participant's employment is terminated for any reason prior to the closing of the offering, all shares of Class A common stock acquired by the participant are subject to the right of Seminis to buy these shares within 270 days after any such employment termination.

      In general, awards under the plan may not be transferred by the participant other than by will or the laws of distribution, and options may be exercised, during the participant's lifetime, only by the participant. In addition, prior to the closing of the offering, shares of Class A common stock acquired upon the exercise of a stock option are transferable only to trust arrangements established for the benefit of a participant's immediate family members. Notwithstanding the above, if Savia decides to sell all or substantially all of its interest in Seminis to a third party, Savia can compel a participant to sell the participant's Class A common stock to the third party buyer on the same terms and conditions upon which Savia is selling its interest.

      The board of directors may terminate or amend the plan at any time except that the terms of any option agreements then outstanding may not be materially adversely affected without the consent of the individual.

      Currently, options to acquire approximately 267,181 shares of Class A common stock have been awarded under the plan with an exercise price of $18.71 per share. Upon the closing of the offering, no additional awards will be made under the plan on the terms described above. However, after the offering, awards may be made pursuant to the plan, as amended, as described below.

                         THE AMENDED AND RESTATED PLAN

      Prior and subject to the closing of the offering, the board of directors approved, and adopted, and Seminis adopted, amendments to and a restatement of the stock option plan. The primary purposes of the amendment and restatement of the plan were to eliminate provisions of the plan that would be inappropriate for a publicly-held corporation, to qualify awards under the plan as "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code and to facilitate obtaining Securities Exchange Act Rule 16b-3 exemptions for awards made under the plan. The amended and restated plan will, after the closing of the offering, be administered only by a committee of the board of directors comprised of non-employee directors. The material terms of the amended and restated plan are substantially similar to the terms of the plan prior to its amendment and restatement, except that under the amended and restated plan:

- The fair market value of the shares of Class A common stock will, in the normal course, no longer be determined by Seminis' board of directors on an annual basis or otherwise, but rather by reference to the closing price of the Class A common stock as reported for the Nasdaq National Market;

- The amended and restated plan will be administered solely by an administrative committee of non-employee directors;

- Annual maximum award limitations have been incorporated into the amended and restated plan precluding any participant from receiving stock options covering more than 750,000 shares of the Class A common stock in any one calendar year;

- The administrative committee will have the discretion to award transferable stock options;

- Seminis will no longer have the right to purchase from a terminated participant the Class A common stock acquired by such participant upon the exercise of a stock option;

- The shares of Class A common stock acquired by a participant upon the exercise of a stock option will no longer be subject to any plan-based transfer or lock up restrictions;

- Savia will no longer possess any rights to require a participant to sell his or her shares of Class A common stock acquired pursuant to the exercise of any stock option; and

- In the event of a merger, reorganization or consolidation of Seminis, it will be able to elect to redeem unexercised stock options in exchange for a cash payment equal to the excess, if any, of the fair market value of the shares underlying the stock options over the aggregate exercise price of the stock options.

                             PRINCIPAL STOCKHOLDERS

      The table below sets forth information regarding the beneficial ownership of common stock, as of the date of this prospectus, by each of Seminis' directors, the President and Chief Operating Officer and the other named executive officers, each person known to Seminis to own beneficially more than 5% of the outstanding shares of common stock, and all directors and executive officers of Seminis as a group.

      As of the date of this prospectus, there are no shares of Class A common stock outstanding. The number of shares of Class A common stock reflect options that are exercisable within 60 days of the date of this prospectus, and the calculation of percentage beneficial ownership of Class A common stock assumes the exercise of these options only by the respective named stockholder.


      The calculation of percentage beneficial ownership of Class B common stock is based on 46,074,386 shares of Class B common stock outstanding prior to the offering. In addition, the number of shares of Class B common stock for each person in the table assumes such persons do not convert any Class B common stock into Class A common stock. The number of shares beneficially owned by Alfonso Romo Garza includes shares beneficially owned by Savia and other entities controlled by Mr. Romo as well as shares directly owned by Mr. Romo. The number of shares beneficially owned by Savia includes shares beneficially owned by entities controlled by Savia as well as shares directly owned by Savia. As of the date of this prospectus, Seminis had no holders of Class A common stock and 18 holders of Class B common stock.


      The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as those beneficially owned by them.


                                                     CLASS A              CLASS B                 TOTAL
                                                   COMMON STOCK         COMMON STOCK           COMMON STOCK
                                                 ----------------   --------------------   --------------------
     NAME AND ADDRESS OF BENEFICIAL OWNERS       NUMBER   PERCENT     NUMBER     PERCENT     NUMBER     PERCENT
     -------------------------------------       ------   -------     ------     -------     ------     -------
Alfonso Romo Garza.............................      --      --%    42,823,515    92.9%    42,823,515    92.9%
  Chairman of the Board and Director
  c/o Pulsar International, S.A. de C.V
  Ave. Roble No. 300
  Torre Alta
  Col. Valle del Campestre
  66265 Garza Garcia, N.L. Mexico
Savia, S.A. de C.V. ...........................      --      --     40,615,619    88.2     40,615,619    88.2
  Av. Batallon de San Patricio
  No. 111-40 Piso
  Colonia Valle Oriente
  66269 San Pedro, Garza Garcia, N.L
G. Carl Ball...................................      --      --      1,042,362     2.3      1,042,362     2.3
George C. Ball, Jr. ...........................      --      --        180,131       *        180,131       *
Francisco Gonzalez Sebastia....................      --      --             --      --             --      --
Bernardo Jimenez Barrera.......................      --      --             --      --             --      --
Dr. Peter Davis................................      --      --             --      --             --      --
Timothy M. George..............................      --      --             --      --             --      --
Frank J. Pipp..................................      --      --             --      --             --      --
Dr. Eli Shlifer................................      --      --             --      --             --      --
Eugenio Najera Solorzano.......................      --      --             --      --             --      --
Christopher J. Steffen.........................      --      --             --      --             --      --
Alejandro Rodriguez Graue......................   8,762   100.0             --       *          8,762       *
James M. Larkin................................   6,738   100.0             --       *          6,738       *
Dr. Allen Stevens..............................   3,813   100.0             --       *          3,813       *
James H. Hulbert...............................   3,207   100.0             --       *          3,207       *
Jordi Majo.....................................   2,024   100.0             --       *          2,024       *
All directors and executive officers of
  Seminis as a group (16 persons)..............  24,544   100.0     44,046,008    95.6     44,070,552    95.6


---------------
* Less than 1%.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      Pursuant to an agreement between Seminis and Bionova, Seminis pays Bionova a minimum fee of $2.5 million per year for access to the results of Bionova's biotechnology research. This agreement will end pursuant to its terms on January 1, 2007. Savia is the majority stockholder in Bionova.


      In connection with the sale of the agronomic segment in fiscal 1997, Seminis paid $8.0 million in fees to Savia for investment banking and other professional fees and services provided in connection with the sale.

      Seminis paid management fees to Savia of $8.5 million in fiscal 1998 and $6.2 million in fiscal 1997. This management fee was discontinued as of October 1, 1998.

      As part of the financing provided by Savia to Seminis in connection with the acquisition of Hungnong, Savia loaned Seminis $35.9 million evidenced by a subordinated convertible note bearing interest at a rate of 10% per annum, payable quarterly, which was due in annual installments through July 2001. Savia converted this note into 1,916,462 shares of Class B common stock on February 1, 1999.

      In December 1998, Savia made an equity investment in Seminis of $10.0 million in exchange for 1,000 shares of Class C preferred stock. Seminis issued
33.8 shares of Class C preferred stock as required dividend payments through April 1, 1999. In March 1999, Savia made an additional equity investment in Seminis of $20.0 million in exchange for 2,000 shares of Class C preferred stock. These 2,000 shares will be redeemed for $20.0 million, plus accrued and unpaid dividends, from the proceeds of the offering.

      In January 1999, Savia made an intercompany advance to Seminis of $20.0 million for working capital requirements. The advance will be repaid with the proceeds of the offering and Seminis' new credit facility.

      In March 1999, as part of a financing, Savia pledged as collateral shares of Class B common stock it owns. These shares constitute 49% of the issued and outstanding common stock of Seminis prior to the offering. Savia also placed additional shares of Class B common stock into a trust, which shares constitute 2% of the issued and outstanding shares of common stock of Seminis prior to the offering. Upon completion of the offering, Savia will be required to pledge, or put into the trust, additional shares of Class B common stock that it owns to maintain an aggregate collateral deposit of 51%.

                        SHARES ELIGIBLE FOR FUTURE SALE


      Upon completion of the offering, Seminis will have a total of 13,750,000 shares of Class A common stock outstanding. All shares of Class A common stock sold in the offering will be freely tradable by persons other than "affiliates" of Seminis without restriction under the Securities Act. All shares of Class B common stock, and any shares of Class A common stock issued upon conversion of shares of the Class B common stock or issued upon exercise of outstanding options, will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.


      In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person, or persons whose shares are aggregated, who has beneficially owned "restricted" shares for at least one year, including a person who may be deemed an affiliate of Seminis, is entitled to sell within any three-month period a number of shares of Class A common stock that does not exceed the greater of 1% of the then-outstanding shares of Class A common stock of Seminis or the average weekly trading volume of the Class A common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about Seminis. A person who is not an affiliate of Seminis and has not been such at any time during the 90 days preceding a sale, and who has beneficially owned "restricted" shares for at least two years, would be entitled to sell such shares immediately following the offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of "restricted" shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of such shares. Such opinion would be provided by and at the cost of the transferor.


      Seminis has agreed that it will not sell, offer to sell, contract to sell or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock, without the prior consent of Goldman, Sachs & Co., for a period of 180 days from the date of this prospectus. This agreement does not apply to options or shares issued pursuant to its existing employee benefit plans. In addition, Seminis may issue shares of common stock to fund future acquisitions, provided that the recipient enters into a similar lock-up arrangement.



      Savia, the directors and executive officers of Seminis and other
stockholders holding in the aggregate           shares of common stock have
agreed that they will not dispose of or hedge any of Seminis' common stock or any securities convertible into or exchangeable for shares of common stock for a period of 180 days from the date of this prospectus, without the prior written consent of Goldman, Sachs & Co. In addition, Savia may pledge additional shares of common stock to the extent necessary to comply with its recent borrowings. The other stockholders have agreed in a registration rights agreement between them and Seminis that they will not sell publicly shares of common stock for 180 days from the date of this prospectus. See the "Underwriting" section for a detailed description of these agreements.


                          DESCRIPTION OF CAPITAL STOCK

                                    GENERAL


      Seminis' certificate of incorporation provides that it has authority to issue 10,000,000 shares of preferred stock, par value $.01 per share. Of these 10,000,000 shares, Seminis has authorized 25,000 shares of Class A mandatorily redeemable preferred stock, 25,000 shares of Class B mandatorily redeemable preferred stock and 6,000 shares of Class C preferred stock. For the remaining 9,944,000 shares of preferred stock reserved for issuance by Seminis, the board of directors may fix the relative rights and preferences in a resolution of the board of directors.



      Seminis' certificate of incorporation also provides that it has authority to issue 158,000,000 shares of common stock, par value $.01 per share. The common stock is divided into two classes, consisting of 91,000,000 shares of Class A common stock and 67,000,000 shares of Class B common stock. Upon consummation of the offering, 13,750,000 shares of Class A common stock and 46,074,386 shares of Class B common stock will be issued and outstanding and, after the redemption of 2,000 shares of Class C preferred stock, 25,000 shares of Class B mandatorily redeemable preferred stock and 1,033.8 shares of Class C preferred stock will be issued and outstanding.


                                  COMMON STOCK

VOTING RIGHTS

      Holders of Class B common stock are entitled to three votes per share and holders of Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Class A common stock and Class B common stock shall vote as a single class on all matters to be voted on by Seminis' stockholders, including, without limitation, any consolidation or merger of Seminis into or with any other corporation or the sale or transfer by Seminis of all or substantially all of its assets. With the approval of a majority of the shares of the Class B common stock, voting separately as a class, Seminis may lower the number of votes per share each share of Class B common stock shall be entitled to vote.

DIVIDENDS

      Holders of common stock are entitled to receive ratably dividends payable in cash, in stock or otherwise if, as and when declared by the board of directors out of assets legally available therefor, subject to any preferential rights of any outstanding preferred stock.

CONVERSION RIGHTS

      Each share of Class B common stock shall automatically be converted into one share of Class A common stock, without any action by Seminis or further action by the holder thereof, upon the transfer of such share, other than the following transfers:

- to any other holder of Class B common stock or an affiliate of a holder of Class B common stock which holder is a "Business Organization," as defined in the certificate of incorporation;

- to a trust for the sole benefit of a holder of Class B common stock who is a natural person;

- to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B common stock;

- to a trust for the sole benefit of a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B common stock;

- by will to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B common stock;

- pursuant to the laws of descent and distribution to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B common stock;

- to any charitable foundation or other organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; or

- to Seminis.

      Each share of Class B common stock shall, at the option of the holder thereof, be convertible into one share of Class A common stock at any time. For purposes of this paragraph, "Affiliate" means, with respect to any Business Organization, any natural person or Business Organization that, directly or indirectly through one of more intermediaries, controls, or is controlled by, or is under common control with, such Business Organization.

OTHER RIGHTS

      On liquidation, dissolution or winding up of Seminis, after payment in full of the amounts required to be paid to the holders of any outstanding preferred stock, all holders of common stock are entitled to receive ratably any assets available for distribution to holders of shares of common stock after the payment of all debts and other liabilities of Seminis. No shares of common stock have preemptive rights to purchase additional shares of common stock. All the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are, and the shares offered by Seminis will be, subject to and may be adversely affected by the rights of holders of outstanding preferred stock. All shares of Class A common stock and Class B common stock which are acquired by Seminis shall be available for reissuance by Seminis at any time.

                                PREFERRED STOCK

GENERALLY

      The board of directors of Seminis is authorized, subject to limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock, in one or more series, and to determine or alter the designations, preferences, rights, and any qualifications, limitations, or restrictions of the shares of each such series thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The exercise of this authority eliminates delays associated with a stockholder vote in specific instances. The ability of the board of directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Seminis.

      The voting and other rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

CONVERSION

      Upon consummation of the offering, the Class A mandatorily redeemable preferred stock will automatically convert to Class B mandatorily redeemable preferred stock. Except for the issuance of Class B mandatorily redeemable preferred stock resulting from this automatic conversion, Seminis has no plans to issue any shares of preferred stock. See "Use of Proceeds."

DIVIDENDS

      The Class A mandatorily redeemable preferred stock and the Class B mandatorily redeemable preferred stock will accrue dividends at a rate of 8% per annum and shall be paid on the first day of January, April, July and October of each year. The Class C preferred stock will accrue dividends at a rate of 10% per annum and shall be paid on the first day of January, April, July and October of each year, except that each quarterly payment until and including the quarterly payment due January 2001 shall be paid by issuing additional shares of Class C preferred stock.

REDEMPTION

      The Class A mandatorily redeemable preferred stock and the Class B mandatorily redeemable preferred stock may be redeemed, at the option of Seminis, at any time after the completion of the offering. On the earlier of October 1, 2005 or the date of a "Company Sale," as defined in the certificate of designations setting forth the terms of the Class A and Class B preferred stock, Seminis shall be required to redeem all of the outstanding shares of Class A and Class B mandatorily redeemable preferred stock. The Class C preferred stock may be redeemed, at any time, at the option of Seminis.

  ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

      Provisions of the certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control of Seminis. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage types of transactions that may involve an actual or threatened change of control of Seminis.

BOARD OF DIRECTORS

      The certificate of incorporation and by-laws of Seminis provide that the number of directors be fixed by a board of directors resolution and that the board of directors be divided into three classes of directors, with the classes to be as nearly equal in number of directors as possible and each class to be elected to a term of three years, except that during the initial phase-in period, one class shall be initially elected for a term expiring at the 2000 annual meeting, one class shall be initially elected for a term expiring at the 2001 annual meeting and one class shall be initially elected for a term expiring at the 2002 meeting. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other classes will continue in office.

      The classification of directors has the effect of making it more difficult to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, generally will be required to effect a change in the majority of the board of directors. A director may be removed only for cause by the vote of holders of at least a majority of the votes cast by the holders of capital stock of Seminis entitled to vote generally in the election of directors, voting together as a single class.

      The by-laws of Seminis provide that a vacancy in the board of directors occurring from an increase in the number of directors or otherwise may be filled by the vote of a majority of directors then in office, though less than a quorum. This precludes a third party or a majority stockholder from removing incumbent directors without cause and simultaneously gaining control of the board of directors by filling, with its own nominees, the vacancies created by removal.

STOCKHOLDER ACTION AND SPECIAL MEETINGS

      The certificate of incorporation provides that all stockholder action must be effected at a duly called meeting. The certificate of incorporation also does not permit stockholders of Seminis to call special meetings of stockholders.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

      The by-laws establish an advance notice procedure for the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors as well as for other stockholder proposals to be considered at stockholders' meetings. A notice regarding any nomination must contain, as to each nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or that is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, including each such person's written consent to serving as a director if elected. A notice regarding any business, including nomination of directors, to be brought before an annual meeting must contain the following:

- a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

- the name and address of the stockholder proposing such business;

- the class and number of shares of Seminis' stock beneficially owned by the stockholder; and

- any material interest of the stockholder in such business.

      Although the notice provisions do not give the board of directors any power to approve or disapprove stockholders' nominations or proposals for action by Seminis, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the procedures established by the by-laws of Seminis are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Seminis and its stockholders. The purpose of requiring advance notice is to afford the board of directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders about those matters.

STOCKHOLDER RIGHTS

      The certificate of incorporation authorizes the board of directors to create and issue, whether or not in connection with the issuance and sale of any of its securities or property, rights entitling the holders thereof to purchase securities of Seminis or any other corporation. The times at which and the terms upon which such rights are to be issued are to be determined by the board of directors and set forth in the contracts or other instruments that evidence such rights. The authority of the board of directors with respect to such rights shall include, without limitation, the determination of the initial purchase price, the times and circumstances under which such rights may be exercised, provisions denying holders of a specified percentage of the outstanding capital stock of Seminis the right to exercise such rights and provisions to permit Seminis to redeem or exchange such rights. This provision in the certificate of incorporation could have the effect of discouraging third parties from seeking, or impairing their ability to seek, to acquire a significant portion of the outstanding securities of Seminis, to engage in any transaction which might result in a change of control of Seminis or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting or disposing of any securities of Seminis.

                           DELAWARE TAKEOVER STATUTE

      Seminis is subject to Section 203 of the General Corporation Law of Delaware which, subject to exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless:

- prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

- upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

- at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      In general, Section 203 defines as interested stockholder as (x) any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and (y) any affiliate or associate of the corporation that beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to determine whether such person or entity is an interested stockholder. Section 203 defines business combination generally to include:

- any merger or consolidation involving the corporation and the interested stockholder;

- any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

- subject to exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

- any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

- the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

                              REGISTRATION RIGHTS

      Pursuant to the Registration Rights Agreement, dated as of October 1, 1995, by and among Seminis and some of its stockholders, if Seminis, at any time up to the fifth anniversary of such date, proposes to register any of its securities under the Securities Act solely for its own account, such stockholders will be entitled, subject to limitations and restrictions, to include in such registration, on no more than four occasions, up to 3,894,500 shares of common stock held by such stockholders. Seminis will be required to bear all registration and selling expenses, except for underwriting discounts, selling expenses and fees and expenses of counsel representing the registering stockholders, in connection with such registrations. The stockholders who are parties to the registration rights agreement are prohibited from making, entering into or participating in a public sale or distribution of common stock for 180 days following the offering. The foregoing registration rights are transferable and may be amended or waived only with the written consent of Seminis, Savia and a representative of the stockholders holding common stock subject to the registration rights agreement.

                       LIMITATION ON DIRECTORS' LIABILITY

      Seminis' certificate of incorporation contains a provision which limits the personal liability of each of Seminis' directors for monetary damages for breaches of fiduciary duty as a director to Seminis or its stockholders, except for liability of a director for the following:

- breach of the duty of loyalty to Seminis or its stockholders;

- acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

- any transaction from which the director derived an improper personal benefit;
  or

- under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock purchases or redemptions.

      The inclusion of this provision in the certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Seminis and its stockholders. Seminis' by-laws also contain provisions indemnifying its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Management believes that these provisions will assist Seminis in attracting and retaining qualified individuals to serve as directors.

                         INDEMNIFICATION AND INSURANCE

      The by-laws provide that Seminis will indemnify each person who was or is made a party or threatened to be made a party to or is otherwise involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or an officer of Seminis, to the fullest extent allowed by the Delaware General Corporation Law. This right of indemnification shall include the right to be paid by Seminis the expenses, including attorneys' fees, incurred in defending any such proceeding in advance of its final disposition. However, if Delaware law so requires, the advancement of such expenses will only be made upon the delivery to Seminis of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such person is not entitled to be indemnified for such expenses by Seminis.

      In addition, the by-laws provide that Seminis may maintain insurance to protect itself and any director, officer, employee or agent of Seminis against any expense, liability or loss, whether or not Seminis would have the power to indemnify a person against any expense, liability or loss under Delaware law. The by-laws further provide that Seminis may, to the extent permitted by the board of directors, grant rights to indemnification, and rights to advancement to expenses, to any employee or agent of Seminis. Seminis has obtained insurance through Savia for the benefit of Seminis' officers and directors insuring such persons against liabilities, including liabilities under the securities laws.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Seminis pursuant to the foregoing provisions, Seminis has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    LISTING


      The shares of Class A common stock have been approved for listing, subject to official notice of issuance, on the Nasdaq National Market under the symbol "SMNS."


                                 TRANSFER AGENT

      The transfer agent and registrar for the Class A common stock is American Stock Transfer & Trust Company.

                                 LEGAL MATTERS

      The validity of the Class A common stock offered hereby will be passed upon for Seminis by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. Howard S. Kelberg is a partner in the firm of Milbank, Tweed, Hadley & McCloy LLP and is Secretary to Seminis since 1995. Legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.

                                    EXPERTS

      The consolidated financial statements of Seminis, Inc. as of September 30, 1997 and 1998 and for each of the three years in the period ended September 30, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Hungnong Seed Co., Ltd. as of December 31, 1997 and for the year then ended included in this prospectus have been so included in reliance on the report of Seonjin Accounting Corporation, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

      Seminis has filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-1 for the Class A common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For more information regarding Seminis and the shares of Class A common stock offered by this prospectus, read the registration statement, including the exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For each contract which is an exhibit to the registration statement, any statement regarding such contract is qualified by the provisions of such exhibit. Interested persons may read the registration statement and any other document Seminis may file with the SEC at the SEC's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the SEC's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL and 7 World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the SEC upon payment of a prescribed fee.

      As a result of the offering, Seminis will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. Seminis will fulfill its obligations with respect to those requirements by filing periodic reports, proxy statements and other information with the SEC. Upon approval of the Class A common stock for listing on the Nasdaq National Market, such reports, proxy and information statements and other information concerning Seminis may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

      We intend to furnish our stockholders with annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year.

                                 SEMINIS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
SEMINIS, INC.
Report of Independent Accountants...........................    F-2
Consolidated Balance Sheets as of September 30, 1997 and
  1998, and March 31, 1999..................................    F-3
Consolidated Statements of Operations for the Years Ended
  September 30, 1996, 1997 and 1998 and for the six months
  ended March 31, 1998 and 1999.............................    F-5
Consolidated Statements of Stockholders' Equity for the
  Years Ended September 30, 1996, 1997 and 1998 and for the
  six months ended March 31, 1999...........................    F-6
Consolidated Statements of Cash Flows for the Years Ended
  September 30, 1996, 1997 and 1998 and for the six months
  ended March 31, 1998 and 1999.............................    F-7
Notes to Consolidated Financial Statements..................    F-8

HUNGNONG SEED CO., LTD.
Report of Independent Accountants...........................   F-28
Consolidated Balance Sheet as of December 31, 1997..........   F-29
Consolidated Statements of Operations for the Year Ended
  December 31, 1997 and the Six Months Ended June 30, 1998
  (unaudited)...............................................   F-30
Consolidated Statements of Stockholders' Deficit for the
  Year Ended December 31, 1997..............................   F-31
Consolidated Statements of Cash Flows for the Year Ended
  December 31, 1997 and the Six Months Ended June 30, 1998
  (unaudited)...............................................   F-32
Notes to Consolidated Financial Statements..................   F-33

PRO FORMA FINANCIAL DATA
Unaudited Pro Forma Consolidated Statement of Operations for
  the Year Ended September 30, 1998.........................   F-39

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Seminis, Inc.


The Recapitalization described in Note 16 to the financial statements has not been consummated at May 27, 1999. When it has been consummated, we will be in a position to furnish the following report:


    "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Seminis, Inc. and its subsidiaries at September 30, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

    PRICEWATERHOUSECOOPERS LLP

    Los Angeles, California

    December 18, 1998, except as to Notes 16 and 17,


    which are as of May 27, 1999

                                 SEMINIS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              AS OF SEPTEMBER 30,       AS OF       PRO FORMA AS OF
                                                              -------------------     MARCH 31,        MARCH 31,
                                                                1997       1998          1999             1999
                                                                ----       ----       ---------     ---------------
                                                                                     (unaudited)      (unaudited)
                                                                      (in thousands, except per share data)
ASSETS:
Current assets
  Cash and cash equivalents.................................  $ 30,271   $  28,895    $  28,213        $  28,213
  Accounts receivable, less allowance for doubtful accounts
    of $8,116, $12,451 and $13,691, respectively............   109,013     134,701      204,927          204,927
  Inventories...............................................   162,145     245,319      269,769          269,769
  Current maturities from Young Il Chemical Company note....        --       7,000        7,000            7,000
  Refundable income taxes...................................     8,457       4,376        2,335            2,335
  Prepaid expenses and other current assets.................     2,547       5,024        4,870            4,870
                                                              --------   ---------    ---------        ---------
        Total current assets................................   312,433     425,315      517,114          517,114
Note receivable from Young Il Chemical Company..............        --      28,612       28,612           28,612
Property, plant and equipment, net..........................   128,180     189,255      202,152          202,152
Intangible assets, net......................................    69,092     191,272      207,701          207,701
Other assets................................................     9,968      27,735       27,518           27,518
                                                              --------   ---------    ---------        ---------
                                                              $519,673   $ 862,189    $ 983,097        $ 983,097
                                                              ========   =========    =========        =========

LIABILITIES, MANDATORILY REDEEMABLE STOCK AND STOCKHOLDERS' EQUITY:
Current liabilities
  Demand note due bank......................................  $     --   $      --    $  10,000        $  10,000
  Short-term borrowings.....................................    12,631       6,819       16,869           16,869
  Intercompany advance from Savia...........................        --          --       20,000           20,000
  Current maturities of long-term debt......................     1,011      19,825       24,246           24,246
  Current maturities of convertible subordinated debt due
    Savia...................................................        --       7,000           --               --
  Accounts payable..........................................    47,517      41,049       42,358           42,358
  Accrued liabilities.......................................    50,482      78,525       69,040           69,040
                                                              --------   ---------    ---------        ---------
        Total current liabilities...........................   111,641     153,218      182,513          182,513
Long-term debt..............................................    80,331     394,446      442,572          442,572
Convertible subordinated debt due Savia.....................        --      28,857           --               --
Deferred income taxes.......................................    20,585      34,850       35,984           35,984
Minority interest in subsidiaries...........................       324      16,981       16,778           16,778
                                                              --------   ---------    ---------        ---------
        Total liabilities...................................   212,881     628,352      677,847          677,847
                                                              --------   ---------    ---------        ---------
Commitments and contingencies (Note 12)
Mandatorily Redeemable Stock
  Class A Redeemable Preferred Stock, $.01 par value; 25
    shares authorized; 25 shares issued and outstanding.....    25,000      25,000       25,000           25,000
  Class B Redeemable Preferred Stock, $.01 par value; 25
    shares authorized; none issued and outstanding..........        --          --           --               --
  Old Class B Redeemable Common Stock, $.01 par value;
    20,000 shares authorized as of September 30, 1997 and
    6,772 shares authorized as of September 30, 1998 and
    March 31, 1999; 18,091 shares issued and outstanding as
    of September 30, 1997, 6,772 shares issued and
    outstanding as of September 30, 1998 and March 31, 1999
    and none issued and outstanding on a pro forma basis....   122,111      48,416       49,940               --
                                                              --------   ---------    ---------        ---------
        Total mandatorily redeemable stock..................   147,111      73,416       74,940           25,000
                                                              --------   ---------    ---------        ---------

                                 SEMINIS, INC.

                                                              AS OF SEPTEMBER 30,       AS OF       PRO FORMA AS OF
                                                              -------------------     MARCH 31,        MARCH 31,
                                                                1997       1998          1999             1999
                                                                ----       ----       ---------     ---------------
                                                                                     (unaudited)      (unaudited)
                                                                      (in thousands, except per share data)
Stockholders' Equity
  Class C Preferred Stock, $.01 par value; no shares
    authorized as of September 30, 1997 and 2 shares
    authorized as of September 30, 1998 and 6 shares
    authorized as of March 31, 1999; no shares issued and
    outstanding as of September 30, 1997 and September 30,
    1998, 3 shares issued and outstanding as of March 31,
    1999 and on a pro forma basis...........................  $     --   $      --    $       1        $       1
  Class A Common Stock, $.01 par value; no shares authorized as of September 30, 1997, 91,000 shares authorized as of
    September 30, 1998 and March 31, 1999; none issued and
    outstanding.............................................        --          --           --               --
  Class B Common Stock, $.01 par value; 55,000 shares
    authorized as of September 30, 1997 and 60,229 shares
    authorized as of September 30, 1998; 30,000 shares
    issued and outstanding as of September 30, 1997, 37,386
    shares issued and outstanding as of September 30, 1998;
    39,302 shares issued and outstanding as of March 31,
    1999 and 46,074 shares issued and outstanding on a pro
    forma basis.............................................         1         374          393              461
  Additional paid-in capital................................   179,999     317,826      384,001          433,873
  Accumulated deficit.......................................   (11,072)   (144,439)    (143,215)        (143,215)
  Accumulated other comprehensive loss......................    (9,247)    (13,340)     (10,870)         (10,870)
                                                              --------   ---------    ---------        ---------
        Total stockholders' equity..........................   159,681     160,421      230,310          280,250
                                                              --------   ---------    ---------        ---------
                                                              $519,673   $ 862,189    $ 983,097        $ 983,097
                                                              ========   =========    =========        =========

The accompanying notes are an integral part of these consolidated financial statements.

                                 SEMINIS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     FOR THE YEARS ENDED            FOR THE SIX MONTHS ENDED
                                                                        SEPTEMBER 30,                      MARCH 31,
                                                              ---------------------------------    --------------------------
                                                                1996        1997        1998          1998           1999
                                                                ----        ----        ----          ----           ----
                                                                                                   (unaudited)    (unaudited)
                                                                           (in thousands, except per share data)
Net sales...................................................  $381,398    $379,544    $ 428,423     $ 222,339      $282,311
Cost of goods sold..........................................   214,131     150,107      162,806        84,658       106,611
                                                              --------    --------    ---------     ---------      --------
    Gross profit............................................   167,267     229,437      265,617       137,681       175,700
                                                              --------    --------    ---------     ---------      --------
Operating expenses
  Research and development expenses.........................    42,300      41,039       49,416        21,117        31,225
  Selling, general and administrative expenses..............   134,990     136,438      158,588        69,966       100,113
  Management fees paid to Savia.............................        --       6,200        8,465         4,422            --
  Amortization of intangible assets.........................    14,785      12,394       14,457         6,115        13,657
  Write-off of acquired research in-process.................    36,700          --           --            --            --
                                                              --------    --------    ---------     ---------      --------
        Total operating expenses............................   228,775     196,071      230,926       101,620       144,995
                                                              --------    --------    ---------     ---------      --------
Income (loss) from operations...............................   (61,508)     33,366       34,691        36,061        30,705
                                                              --------    --------    ---------     ---------      --------
Other income (expense)
  Interest income...........................................     1,147       1,177        1,952           325         2,580
  Interest expense..........................................   (25,222)    (11,714)     (29,034)       (9,607)      (26,264)
  Foreign currency gain (loss)..............................      (154)     (8,656)       3,205          (213)        1,665
  Minority interest.........................................      (630)         (9)        (219)          (36)       (1,544)
  Other, net................................................    (1,119)      1,000         (397)           54          (283)
                                                              --------    --------    ---------     ---------      --------
                                                               (25,978)    (18,202)     (24,493)       (9,477)      (23,846)
                                                              --------    --------    ---------     ---------      --------
Income (loss) from continuing operations before income
  taxes.....................................................   (87,486)     15,164       10,198        26,584         6,859
Income tax benefit (expense)................................    31,401      (3,839)      (3,436)       (9,272)       (2,773)
                                                              --------    --------    ---------     ---------      --------
Income (loss) from continuing operations....................   (56,085)     11,325        6,762        17,312         4,086
                                                              --------    --------    ---------     ---------      --------
Discontinued operations
  Income from operations (net of income tax of $3,960 and
    $1,558 for 1996 and 1997, respectively).................     6,060       2,542           --            --            --
  Gain on disposal (net of income tax of $29,602)...........        --      48,298           --            --            --
                                                              --------    --------    ---------     ---------      --------
                                                                 6,060      50,840           --            --            --
                                                              --------    --------    ---------     ---------      --------
Net income (loss)...........................................   (50,025)     62,165        6,762        17,312         4,086
Preferred stock dividends...................................    (2,000)     (2,000)      (2,000)       (1,000)       (1,338)
Accretion of Old Class B Redeemable Common Stock............    (6,333)     (7,236)      (3,840)       (1,708)       (1,524)
Excess of repurchase price over redemption value for
  repurchase of Old Class B Redeemable Common Stock.........        --          --     (134,289)     (134,289)           --
                                                              --------    --------    ---------     ---------      --------
Net income (loss) available for common stockholders.........  $(58,358)   $ 52,929    $(133,367)    $(119,685)     $  1,224
                                                              ========    ========    =========     =========      ========
Income (loss) available for common stockholders per common
  share, basic and diluted
    Income (loss) from continuing operations................  $  (2.15)   $   0.07    $   (4.23)    $   (3.99)     $   0.03
    Discontinued operations.................................      0.20        1.69           --            --            --
                                                              --------    --------    ---------     ---------      --------
    Net income (loss) available for common stockholders.....  $  (1.95)   $   1.76    $   (4.23)    $   (3.99)     $   0.03
                                                              ========    ========    =========     =========      ========

The accompanying notes are an integral part of the consolidated financial statements.

                                 SEMINIS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      CLASS C           CLASS B                                    ACCUMULATED
                                  PREFERRED STOCK     COMMON STOCK     ADDITIONAL                     OTHER           TOTAL
                                  ---------------   ----------------    PAID-IN     ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                                  NUMBER   AMOUNT   NUMBER   AMOUNT     CAPITAL       DEFICIT         LOSS           EQUITY
                                  ------   ------   ------   ------    ----------   -----------   -------------   -------------
                                                                         (in thousands)
Balance, September 30, 1995.....    --      $ --    30,000   $    1     $179,999     $  (5,643)     $   (116)       $ 174,241
Comprehensive loss
    Net loss....................    --        --       --        --           --       (50,025)           --          (50,025)
    Translation adjustment......    --        --       --        --           --            --        (3,111)          (3,111)
                                                                                                                    ---------
                                                                                                                      (53,136)
Dividends on Class A Redeemable
  Preferred Stock...............    --        --       --        --           --        (2,000)           --           (2,000)
Accretion of Old Class B
  Redeemable
  Common Stock..................    --        --       --        --           --        (6,333)           --           (6,333)
                                   ---      ----    ------   -------    --------     ---------      --------        ---------
    Balance, September 30,
      1996......................    --        --    30,000        1      179,999       (64,001)       (3,227)         112,772
                                                                                                                    ---------
Comprehensive income
    Net income..................    --        --       --        --           --        62,165            --           62,165
    Translation adjustment......    --        --       --        --           --            --        (6,020)          (6,020)
                                                                                                                    ---------
                                                                                                                       56,145
Dividends on Class A Redeemable
  Preferred Stock...............    --        --       --        --           --        (2,000)           --           (2,000)
Accretion of Old Class B
  Redeemable
  Common Stock..................    --        --       --        --           --        (7,236)           --           (7,236)
                                   ---      ----    ------   -------    --------     ---------      --------        ---------
    Balance, September 30,
      1997......................    --        --    30,000        1      179,999       (11,072)       (9,247)         159,681
                                                                                                                    ---------
Comprehensive income
    Net income..................    --        --       --        --           --         6,762            --            6,762
    Translation adjustment......    --        --       --        --           --            --        (4,093)          (4,093)
                                                                                                                    ---------
                                                                                                                        2,669
Dividends on Class A Redeemable
  Preferred Stock...............    --        --       --        --           --        (2,000)           --           (2,000)
Accretion of Old Class B
  Redeemable
  Common Stock..................    --        --       --        --           --        (3,840)           --           (3,840)
Excess of repurchase price over
  redemption value for
  repurchase of Old Class B
  Redeemable Common Stock.......    --        --       --        --           --      (134,289)           --         (134,289)
Increase in par value following
  stock split...................    --        --       --       299         (299)           --            --               --
Issuance of shares..............    --        --    7,386        74      138,126            --            --          138,200
                                   ---      ----    ------   -------    --------     ---------      --------        ---------
    Balance, September 30,
      1998......................    --        --    37,386      374      317,826      (144,439)      (13,340)         160,421
                                   ---      ----    ------   -------    --------     ---------      --------        ---------
Comprehensive income
    Net income..................    --        --       --        --           --         4,086            --            4,086
    Translation adjustment......    --        --       --        --           --            --         2,470            2,470
                                                                                                                    ---------
                                                                                                                        6,556
Dividends on Class C
    Preferred Stock.............    --        --       --        --          338          (338)           --               --
Dividends on Class A
    Redeemable Preferred
      Stock.....................    --        --       --        --           --        (1,000)           --           (1,000)
Accretion of Old Class B
    Redeemable Common Stock.....    --        --       --        --           --        (1,524)           --           (1,524)
Issuance of shares..............     3         1       --        --       29,999            --            --           30,000
Conversion of
    Subordinated Debt due
      Savia.....................    --        --    1,916        19       35,838            --            --           35,857
                                   ---      ----    ------   -------    --------     ---------      --------        ---------
    Balance, March 31, 1999.....     3      $  1    39,302   $  393     $384,001     $(143,215)     $(10,870)       $ 230,310
                                   ===      ====    ======   =======    ========     =========      ========        =========

The accompanying notes are an integral part of these consolidated financial statements.

                                 SEMINIS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                              FOR THE SIX MONTHS
                                                       FOR THE YEARS ENDED SEPTEMBER 30,        ENDED MARCH 31,
                                                       ---------------------------------   -------------------------
                                                         1996        1997        1998         1998          1999
                                                         ----        ----        ----         ----          ----
                                                                                           (unaudited)   (unaudited)
                                                                              (in thousands)
Cash flows from operating activities:
  Net income (loss)..................................  $ (50,025)  $  62,165   $   6,762    $  17,312     $   4,086
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Depreciation and amortization....................     29,702      26,746      31,341       14,085        23,177
    Write-off of acquired research in process........     36,700          --          --           --            --
    Deferred income tax expense (benefit)............    (39,725)      5,521        (108)        (590)       (1,722)
    Net income from Agronomics Segment...............     (6,060)    (50,840)         --           --            --
    Unrealized foreign currency loss.................         --       8,653          --           --            --
    Other............................................      1,944      (1,562)      2,414          435         1,313
    Changes in assets and liabilities
      Accounts receivable............................     (4,696)    (11,907)        125      (50,164)      (74,910)
      Inventories....................................     49,181     (27,192)    (57,347)     (25,678)      (25,396)
      Prepaid expenses and other assets..............     (4,015)     (4,971)     (1,591)     (10,276)        1,059
      Current income taxes...........................     (9,453)     (4,528)      3,457       17,972         2,419
      Accounts payable...............................      6,041      11,746     (10,975)     (24,990)        2,274
      Other liabilities..............................      7,405     (16,794)        204       (5,750)       (9,608)
                                                       ---------   ---------   ---------    ---------     ---------
    Net cash provided by (used in) operating
      activities.....................................     16,999      (2,963)    (25,718)     (67,644)      (77,308)
                                                       ---------   ---------   ---------    ---------     ---------
Cash flows from investing activities:
  Purchases of fixed and intangible assets...........    (15,192)    (19,260)    (61,123)     (15,058)      (19,837)
  Proceeds from disposition of assets................      1,515       3,773         869           --           992
  Discontinued operations, Agronomics Segment........         --     196,475          --           --            --
  Net cash receipts from Agronomics Segment..........      3,344          --          --           --            --
  Acquisition of minority interests in
    subsidiaries.....................................     (8,500)     (7,669)         --           --            --
  Cash acquired in Ball Merger.......................     48,820          --          --           --            --
  Hungnong acquisition, net of cash acquired.........         --          --     (33,933)          --            --
  Loan to Young Il Chemical Company..................         --          --     (35,612)          --            --
  Choong Ang acquisition, net of cash acquired.......         --          --     (19,388)          --            --
  Pre-acquisition advances to acquired companies.....         --          --     (34,975)          --            --
  Agroceres acquisition, net of cash acquired........         --          --          --           --       (19,455)
  Exercise of Hungnong put option....................         --          --          --           --        (8,673)
  Other..............................................       (509)     (6,425)       (136)       1,216          (755)
                                                       ---------   ---------   ---------    ---------     ---------
    Net cash provided by (used in) investing
      activities.....................................     29,478     166,894    (184,298)     (13,842)      (47,728)
                                                       ---------   ---------   ---------    ---------     ---------
Cash flows from financing activities:
  Proceeds from long-term debt.......................    271,981     165,471     402,172      388,888        62,822
  Repayments of long-term debt.......................    (27,820)   (333,319)   (109,905)    (100,000)       (8,951)
  Repurchase of Old Class B Redeemable Common
    Stock............................................         --          --    (211,824)    (211,824)           --
  Demand note from bank..............................         --          --          --           --        10,000
  Net short-term borrowings (repayments).............   (303,502)        653     (44,048)      (8,561)       11,080
  Intercompany advance from Savia....................         --          --          --           --        20,000
  Preferred stock dividends..........................     (1,500)     (2,000)     (2,000)      (1,000)       (1,000)
  Subordinated loan from Savia.......................         --          --      35,857           --            --
  Issuance of Class B Common Stock...................         --          --     138,200           --            --
  Issuance of Class C Preferred Stock................         --          --          --           --        30,000
                                                       ---------   ---------   ---------    ---------     ---------
    Net cash provided by (used in) financing
      activities.....................................    (60,841)   (169,195)    208,452       67,503       123,951
                                                       ---------   ---------   ---------    ---------     ---------
Effect of exchange rate changes on cash..............     (1,710)     (3,382)        188         (360)          403
                                                       ---------   ---------   ---------    ---------     ---------
Decrease in cash and cash equivalents................    (16,074)     (8,646)     (1,376)     (14,343)         (682)
Cash and cash equivalents, beginning of period.......     54,991      38,917      30,271       30,271        28,895
                                                       ---------   ---------   ---------    ---------     ---------
Cash and cash equivalents, end of period.............  $  38,917   $  30,271   $  28,895    $  15,928     $  28,213
                                                       =========   =========   =========    =========     =========


The accompanying notes are an integral part of these consolidated financial statements.

                                 SEMINIS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

               NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS


      Seminis, Inc. is the largest developer, producer and marketer of vegetable and fruit seeds in the world. The Company is a majority-owned subsidiary of Savia, S.A. de C.V. ("Savia") and effectively began operations when it purchased Asgrow Seed Company ("Asgrow") in December 1994.


PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of the Company and its majority controlled and owned subsidiaries. Investments in unconsolidated entities, representing ownership interests between 20% and 50%, are accounted for using the equity method of accounting. All material intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to prior years' financial statements to conform to fiscal year 1998 presentation.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the fiscal year, including estimates and assumptions related to customer discounts and allowances. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

      Seminis generally operates on a thirteen week calendar closing on the Friday closest to the natural calendar quarter. For convenience, all quarters are described by their natural calendar dates. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles and, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) considered necessary to fairly present the Company's financial position, results of operations and cash flows for the periods presented. Information as of and for the six months ended March 31, 1998 and 1999 included in the footnotes is unaudited. The results of operations for the six months ended March 31, 1999 are not necessarily indicative of the results to be expected for any subsequent quarter or for the year ending September 30, 1999.

REVENUE RECOGNITION

      Product sales are recognized upon shipment of goods and are reduced by provisions for discounts and allowances based on the Company's historical experience.

CASH AND CASH EQUIVALENTS

      The Company classifies as cash equivalents all highly liquid investments purchased with an original maturity of three months or less. The Company invests its excess cash in deposits with major international banks, in government securities and in money market accounts with financial institutions. Such investments are considered cash equivalents for purposes of reporting cash flows and bear minimal risk.

ACCOUNTS RECEIVABLE

      Accounts receivable are valued net of reserves for bad debts, discounts and allowances. Calculations of reserves are based on historical experience and anticipated market conditions and are adjusted as management determines necessary. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company's diversified customer base limits the amount of credit exposure to any one customer.

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

      No customer accounts for more than 10% of accounts receivable or sales.

INVENTORIES

      Inventories are stated at the lower of cost or estimated net realizable value. Costs for substantially all inventories are determined using the first-in, first-out ("FIFO") method and include the cost of materials, direct labor and the applicable share of overhead costs. Unharvested crop-growing costs are included as part of inventory and represent costs incurred to plant and maintain seed crops which will be harvested during the subsequent fiscal year. Inventories are periodically reviewed and reserves established for deteriorated, excess and obsolete items.

PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are stated at cost. Provisions for depreciation have been made using the straight-line and accelerated methods for financial reporting purposes and accelerated methods for tax purposes. Estimated useful lives generally range from 5 to 40 years for buildings and improvements and from 3 to 20 years for machinery and equipment.

INTANGIBLE ASSETS

      Intangible assets consist of the excess of purchase price over the fair market value of net assets acquired in purchase acquisitions, and the costs of acquired germplasm patents and trademarks. Goodwill is amortized over 15 years on a straight-line basis. The costs of acquired germplasm, patents and trademarks are being amortized over 10 to 20 years on an accelerated basis. Software costs and other intangibles are amortized over 3 to 5 years and 10 years, respectively, on straight-line bases.

CAPITALIZED SOFTWARE COSTS

      Costs of computer software developed and obtained for internal use are capitalized and amortized over respective license periods or expected useful lives, which range from three to five years. Capitalized computer software costs include external direct costs for licenses and services, and payroll and payroll-related costs for employees who are directly associated with developing or installing such software.

IMPAIRMENT OF LONG-LIVED ASSETS

      The Company continually monitors its long-lived assets to determine whether any impairment of these assets has occurred. In making such determination, the Company evaluates the performance of the underlying businesses, products and product lines. The Company recognizes impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No material impairments have been experienced.

SEEDMEN'S ERRORS AND OMISSIONS

      The Company maintains third party seedmen's errors and omissions insurance covering claims by growers for losses incurred as a result of seed quality or errors arising in fulfilling customer orders. Such policies are subject to annual renewal and revision and have coverage limits, deductibles and other terms. Provisions are made for anticipated losses in excess of coverage amounts provided by insurance based on historical experience and expected resolution. The Company performs ongoing evaluations of such claims and adjusts reserves as necessary to reflect expected settlements.

ACCRETION OF REDEMPTION OBLIGATION FOR REDEEMABLE COMMON STOCK

      Redeemable common stock is recorded at redemption value; annual accretion of the redemption obligation is based on the terms

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

of the Shareholders' Agreement, dated as of October 1, 1995 by and among the Company, Savia and certain of the Company's stockholders, and is charged directly to accumulated deficit.

RESEARCH AND DEVELOPMENT EXPENSES

      Research and development costs are charged to operations as incurred. Costs attributable to in-process research and development activities acquired in a purchase transaction are written-off at the date of acquisition.

INCOME TAXES

      Deferred income taxes are determined using the liability method. A deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in the asset and liability for deferred taxes.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

      The financial statements of the Company's foreign subsidiaries are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average quarterly rates of exchange prevailing during the fiscal year. The resultant translation adjustments are included in accumulated other comprehensive loss as a separate component of stockholders' equity. Gains and losses from foreign currency transactions are included in the statement of operations.

      Subsidiaries operating in highly inflationary economies or primarily using the United States dollar as their functional currency include gains and losses from foreign currency transactions and balance sheet translation adjustments in the statement of operations.

      The fiscal year 1997 foreign currency loss of $8,656 included in the statement of operations was primarily due to the effect of exchange rate fluctuations on the relative values of certain intercompany loans among the Company's various operating subsidiaries.

FINANCIAL INSTRUMENTS

      The Company uses interest rate swap and collar agreements to manage interest costs and risks associated with changing interest rates. Amounts currently due to or from interest rate swap counterparties are recorded in interest expense in the period in which they accrue. Counterparties to the interest rate swap and collar agreements are major financial institutions. Credit loss from counterparty non-performance is not anticipated.

      The Company's other financial instruments consist primarily of cash, accounts receivable, notes receivable, accounts payable, accrued liabilities, debt and mandatorily redeemable securities. These balances are carried in the financial statements at amounts that approximate fair market value unless separately disclosed in the Notes to Consolidated Financial Statements.

COMPREHENSIVE INCOME

      Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income consists of its reported net income or loss and the change in the foreign currency translation adjustment during a period.

STOCK-BASED COMPENSATION

      The Company accounts for stock-based employee compensation arrangements in

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

accordance with the provisions of Accounting
Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair market value of the Company's stock and the amount an employee must pay to acquire the stock.

STOCK SPLIT

      In May 1998, the Company's board of directors approved a 500 for 1 stock split for all common shares. All common share information set forth in the consolidated financial statements and notes thereto has been restated to reflect the stock split.

SUPPLEMENTARY CASH FLOW INFORMATION

                                             FOR THE YEARS ENDED             FOR THE SIX MONTHS
                                                SEPTEMBER 30,                 ENDED MARCH 31,
                                        -----------------------------    --------------------------
                                         1996       1997       1998         1998           1999
                                         ----       ----       ----         ----           ----
                                                                         (unaudited)    (unaudited)
Cash paid for interest................  $23,876    $15,175    $21,590      $5,049         $30,178
Cash paid (refunded) for income
  taxes...............................   17,777      2,847         87      (8,110)          2,076
Supplemental non-cash transactions
  Issuance of preferred stock in
    payment of Class C Preferred Stock
    dividends.........................       --         --         --          --             338

INCOME (LOSS) PER COMMON SHARE

      Income (loss) per common share has been computed pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share." Basic income (loss) per common share is computed by dividing income
(loss) available to common stockholders by the average number of common shares outstanding during each period. Income (loss) available to common stockholders represents reported net income less preferred dividend requirements, accretion of redemption value for redeemable common stock, and the excess of the repurchase price paid over the redemption value of mandatorily redeemable common stock. Diluted income (loss) per common share reflects the potential dilution that could occur if dilutive securities and other contracts were exercised or converted into common stock or resulted in the issuance of common stock. The following table provides a reconciliation of income (loss) from continuing operations and sets forth the

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

computation for basic and diluted earnings per share (before discontinued operations):


                                                  FOR THE YEARS ENDED            FOR THE SIX MONTHS
                                                     SEPTEMBER 30,                 ENDED MARCH 31,
                                            -------------------------------   -------------------------
                                              1996       1997       1998         1998          1999
                                              ----       ----       ----         ----          ----
                                                                              (unaudited)   (unaudited)
NUMERATOR FOR BASIC AND DILUTED:
Income (loss) from continuing
  operations..............................  $(56,085)  $ 11,325   $   6,762    $  17,312     $  4,086
Preferred stock dividends.................    (2,000)    (2,000)     (2,000)      (1,000)      (1,338)
Accretion of Old Class B Redeemable Common
  Stock...................................    (6,333)    (7,236)     (3,840)      (1,708)      (1,524)
Excess of repurchase price over redemption
  value for repurchase of Old Class B
  Redeemable Common Stock.................        --         --    (134,289)    (134,289)          --
                                            --------   --------   ---------    ---------     --------
    Income (loss) from continuing
      operations available to common
      stockholders........................  $(64,418)  $  2,089   $(133,367)   $(119,685)    $  1,224
                                            ========   ========   =========    =========     ========
DENOMINATOR--SHARES:
Weighted average common shares outstanding
  (basic).................................    30,000     30,000      31,536       30,000       38,025
Add potential common shares:
  Old Class B Redeemable Common Stock.....    18,091     18,091       9,602       12,432        6,772
Less antidilutive effect of potential
  common shares...........................   (18,091)   (18,091)     (9,602)     (12,432)      (6,772)
                                            --------   --------   ---------    ---------     --------
    Weighted average common shares
      outstanding (diluted)...............    30,000     30,000      31,536       30,000       38,025
                                            ========   ========   =========    =========     ========
INCOME (LOSS) PER COMMON SHARE FROM
  CONTINUING OPERATIONS:
  Basic and diluted.......................  $  (2.15)  $   0.07   $   (4.23)   $   (3.99)    $   0.03


RECENT ACCOUNTING PRONOUNCEMENTS

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. It also requires that gains or losses resulting from changes in the values of those derivatives be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company is required to adopt SFAS No. 133 for its fiscal year beginning October 1, 1999. Management believes the adoption of SFAS No. 133 will not have a material impact on the Company's consolidated financial position or results of operations.

NOTE 2--MERGERS AND ACQUISITIONS

PETOSEED CO, INC.

      On October 1, 1995, the Company acquired Petoseed Co, Inc. ("Petoseed") through a tax-free merger (the "Merger") with George J. Ball, Inc. ("Ball"). As part of the transaction, Seminis exchanged redeemable common and redeemable preferred shares of Seminis for Ball's interest in Petoseed as described in Note
9. Following the Merger and exchange of stock, Savia owned approximately 62% of Seminis and the Ball stockholders owned approximately 38%.

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

      The total purchase price ascribed to the transaction was approximately $133,542 and was based on the fair market value of the securities exchanged which consisted of the following:

Old Class B Redeemable Common Stock issued to Ball
  Stockholders..............................................  $108,542
Class A Redeemable Preferred Stock issued to Ball
  Stockholders..............................................    25,000
                                                              --------
          Total consideration...............................  $133,542
                                                              ========

      The Merger was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair market values. The fair market value of the assets acquired and liabilities assumed was $370,678 and $237,136, respectively.

      The results of operations of Petoseed have been combined with those of the Company since the date of acquisition. Cost of sales for the year ended September 30, 1996 includes costs in excess of historical value of $60,000 relating to the step-up of the Petoseed inventories. In addition, $36,700 of the purchase price was allocated to in-process research and development projects that had not reached technological feasibility and had no probable alternative future uses; the Company expensed such amount at the date of the acquisition.

HUNGNONG SEED CO., LTD

      In July 1998, the Company acquired newly and previously issued common stock of Hungnong Seed Co., Ltd. ("Hungnong"), a South Korean vegetable seed company, representing a 70% ownership interest, for $120,620. The acquisition was funded by capital contributions by the Company's stockholders (Note 9) and borrowings under the Company's long-term debt facility (Note 8). The results of Hungnong's operations have been combined with those of the Company since the date of acquisition. The gross acquisition cost of $120,620 includes $86,687 of acquired cash.

      The acquisition was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the net assets acquired based on their estimated fair market values. The fair market value of assets acquired and liabilities assumed was $196,176 and $144,513 respectively. The balance of the purchase price, $68,957, was recorded as excess of cost over net assets acquired (i.e. goodwill) and is being amortized over 15 years on a straight-line basis.

      In connection with the purchase of its 70% interest in Hungnong, Seminis loaned $35,612 to Young Il Chemical Company which is owned by minority stockholders of Hungnong. The U.S. dollar denominated note receivable bears interest at 10% per year, payable quarterly, and is due in installments of $7,000 in July 1999, $7,000 in July 2000 and $21,612 in July 2001. The note receivable is secured by common stock owned by minority stockholders representing ownership of a 25% interest of Hungnong and is held in trust by an independent trustee (the "Collateral Shares"). Under terms of the note agreement, in the event of payment default or the occurrence of certain other events such as the bankruptcy or insolvency, among others, of Young Il Chemical Company, maturity of the note receivable accelerates. Transfer of ownership of the Collateral Shares satisfies payment of the note in accordance with formula provisions of the note agreement. The note agreement provides that, in determining the payment to

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

be applied, each one percent of equity interest has a 2 billion South Korean won value (based on the fair market value of Hungnong at acquisition) and is applied, at the then-current exchange rate, to reduce the outstanding balance due until paid in full. Any remaining unpaid amounts are due on demand.

      Seminis has pledged the note receivable from Young Il Chemical Company as security for the subordinated debt due Savia (see Note 15). In the event of default and transfer of shares to Seminis in payment of the note receivable, Seminis is obligated under the convertible subordinated debt agreement to transfer such shares to Savia and apply such shares as payments on the subordinated debt.


HUNGNONG PUT OPTION


      The Hungnong minority shareholders have the option to put their 30% interest in Hungnong to the Company at a price of 2 billion South Korean won for each 1% of outstanding shares plus accrued interest which accrues at 10% per annum from July 15, 1998. This option expires on July 15, 2001. On November 15, 1998, the Hungnong minority shareholders exercised their put option for 5% of the outstanding shares of Hungnong. As a result, on December 15, 1998, the Company paid $8,673 to increase its ownership in Hungnong from 70% to 75%. As of March 31, 1999, the remaining potential obligation in U.S. dollars related to the put option is approximately $40,883.

CHOONG ANG SEED COMPANY

      In July 1998, the Company acquired all of the outstanding shares of Choong Ang Seed Company ("Choong Ang"), a South Korean vegetable seed company, for $20,500. The acquisition was funded by capital contributions by the Company's stockholders (Note 9) and borrowings under long-term debt facilities (Note 8). The results of Choong Ang's operations have been combined with those of the Company since the date of acquisition. The gross acquisition cost of $20,500 excludes $1,112 of acquired cash.

      The acquisition was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the net assets acquired based on their estimated fair market values. The fair market value of assets acquired and liabilities assumed was $35,272 and $21,589, respectively. The balance of the purchase price, $6,817, was recorded as excess of cost over net assets acquired (goodwill) and is being amortized over 15 years on a straight-line basis.

      Unaudited pro forma consolidated results of operations are presented in the table below for each of the two years in the period ended September 30, 1998. The pro forma results reflect the Hungnong and Choong Ang acquisitions as if they had

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

occurred at the beginning of each respective fiscal year:

                                                         1997        1998
                                                       --------    --------
Total revenues.......................................  $462,911    $466,054
Income (loss) from continuing operations.............     2,407      (1,292)
Income (loss) from continuing operations available
  for common stockholders............................    (6,829)   (141,421)
Income (loss) from continuing operations available
  for common stockholders per common share
  Basic and diluted..................................  $  (0.20)   $  (4.05)
Weighted average common shares outstanding
  Basic and diluted..................................    33,757      34,912

      In management's opinion, the unaudited pro forma combined results of operations may not necessarily be indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of fiscal year 1997 or 1998 or of future operations of the combined companies under the ownership and management of the Company.

AGROCERES

      On November 10, 1998 the Company purchased the assets, subject to certain liabilities, of the vegetable division of Sementes Agroceres, S.A. ("Agroceres"), a Brazilian company, for $19,455. Agroceres produces and distributes vegetable seeds throughout Brazil. The acquisition was financed through borrowings on the Company's revolving line of credit.

      The acquisition was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the net assets acquired based on their estimated fair market values. The fair value of assets acquired and liabilities assumed was $8,802 and $987, respectively. The balance of the purchase price, $11,640, was recorded as excess of cost over net assets acquired (goodwill) and is being amortized over 15 years on a straight-line basis.

NOTE 3--INVENTORIES

     Inventories consist of the following at September 30, 1997 and 1998:

                                      AS OF SEPTEMBER 30,        AS OF
                                      --------------------     MARCH 31,
                                        1997        1998          1999
                                        ----        ----          ----
                                                              (unaudited)
Seed................................  $138,293    $209,928      $231,481
Unharvested crop growing costs......    15,424      20,405        23,608
Supplies............................     8,428      14,986        14,680
                                      --------    --------      --------
                                      $162,145    $245,319      $269,769
                                      ========    ========      ========

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4--PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following at September 30, 1997 and 1998:

                                                         1997        1998
                                                         ----        ----
Land.................................................  $ 26,695    $ 65,156
Buildings and improvements...........................    70,198      95,989
Machinery and equipment..............................    49,273      60,637
                                                       --------    --------
                                                        146,166     221,782
Less: accumulated depreciation.......................   (17,986)    (32,527)
                                                       --------    --------
                                                       $128,180    $189,255
                                                       ========    ========

NOTE 5--INTANGIBLES

     Intangible assets at September 30, 1997 and 1998 consist of the following and are net of accumulated amortization for the respective fiscal years as parenthetically noted:

                                                         1997        1998
                                                         ----        ----
Goodwill (net of $1,313 and $3,521)...................  $12,208    $ 85,066
Software costs (net of $342 and $492).................    2,212      12,681
Trademarks (net of $2,831 and $4,038).................   12,069      10,862
Germplasm (net of $22,824 and $32,388)................   40,576      59,999
Other intangible assets (net of $1,050 and $2,260)....    2,027      22,664
                                                        -------    --------
                                                        $69,092    $191,272
                                                        =======    ========

NOTE 6--SHORT-TERM BORROWINGS

     Short-term borrowings consist of the following at September 30, 1997 and 1998:

                                                           1997       1998
                                                           ----       ----
Italian bank borrowing..................................  $ 9,851    $   --
Other borrowings........................................    2,780     6,819
                                                          -------    ------
                                                          $12,631    $6,819
                                                          =======    ======

      In March 1998, the Company repaid the Italian bank borrowing and canceled a stand-by letter of credit which guaranteed this foreign borrowing. Other borrowings relate primarily to non-U.S. borrowings and bear interest rates ranging from approximately 4% to 12% at September 30, 1997 and 4% to 18% at September 30, 1998.

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--ACCRUED LIABILITIES

     Accrued liabilities consist of the following at September 30, 1997 and 1998:

                                                          1997       1998
                                                          ----       ----
Employee salaries and related benefits.................  $20,173    $35,082
Seedmen's errors and omissions.........................    8,586      7,346
Interest...............................................      519      7,963
Other..................................................   21,204     28,134
                                                         -------    -------
                                                         $50,482    $78,525
                                                         =======    =======

NOTE 8--LONG-TERM DEBT

     Long-term borrowings consist of the following at September 30, 1997 and 1998:

                                                         1997        1998
                                                         ----        ----
Credit agreement borrowings...........................  $74,000    $384,525
South Korean bank borrowings due in annual
  installments through 2007...........................       --      18,339
Other borrowings......................................    7,342      11,407
                                                        -------    --------
                                                         81,342     414,271
Less current portion..................................   (1,011)    (19,825)
                                                        -------    --------
                                                        $80,331    $394,446
                                                        =======    ========

      Other borrowings consist of various domestic and foreign, government and non-government loans of less than $2,000 each, bearing interest annually at rates ranging from 0% to 13% through 2007.

      At September 30, 1997, the Company's credit agreement consisted of a $100,000 revolving line of credit. Concurrent with the repurchase of 11,319 shares of Old Class B Redeemable Common Stock from the former Ball stockholders (Note 9) and the retirement of the previous credit agreement, the Company entered into a $375,000 credit agreement consisting of a $75,000 revolving line of credit and $300,000 in term loans (the "Credit Facility"). The revolving line of credit expires on December 31, 2002 and the term loans have varying maturities ranging from December 31, 2002 to December 31, 2004. The Credit Facility was amended in July 1998 in conjunction with the Hungnong and Choong Ang acquisitions (Note 2) to include an additional $75,000 term portion expiring December 31, 2004.

      The Company, at its option, may elect to pay interest on Credit Facility borrowings based on either the prime rate or the London interbank offered rate ("LIBOR") plus defined margins ranging from 0.75% to 2.75%. The Company is required to pay a commitment fee, up to a maximum of 0.5%, on the unused portion of the revolving line of credit. Interest rate margins and commitment fee rates are reset quarterly based upon a defined leverage ratio. For the fiscal year ended September 30, 1998, the Company incurred interest at a weighted-average rate of 8.6% per annum under the Credit Facility.

      In fiscal year 1998, loan origination fees of $7,713 were capitalized and are being amortized to interest expense using the

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

straight-line method over the life of the agreement. Interest expense includes loan origination fees of $208 in fiscal year 1996, $514 in fiscal year 1997 and $891 in fiscal year 1998.

      The Company uses interest rate hedge agreements to effectively convert variable rate Credit Facility debt to a fixed basis. The fair values of the hedge agreements are not recognized in the financial statements. At September 30, 1998, the Company had outstanding interest rate hedge agreements with notional amounts of $226,000 and an unrecognized loss of approximately $5,950.

      Under the Credit Facility, the Company is required to maintain certain financial ratios and meet certain net worth and indebtedness tests. The Credit Facility also places limits on dividends, foreign debt, leasing, capital expenditures and acquisitions. The Company was in compliance with all covenants associated with the Credit Facility at September 30, 1998. The indebtedness under the Credit Facility is secured by the majority of the Company's domestic assets and by the majority of the shares of certain foreign subsidiaries.

SUBSEQUENT EVENT (UNAUDITED)


      In February 1999, Seminis and the lenders under the old credit agreement entered into a waiver and amendment of the old credit agreement to waive compliance with certain financial ratio covenants as of December 31, 1998 and March 31, 1999 and to revise the March 31, 1999 covenants. The amendment of the old credit agreement also required Seminis to issue and sell no later than May 31, 1999 subordinated debt securities, common equity securities or any combination thereof for an aggregate sales price of not less than $150,000. See
Note 17.


      As of September 30, 1998, long-term debt maturities are as follows:

YEAR ENDING
SEPTEMBER 30
------------
   1999..........................  $ 19,825
   2000..........................    22,824
   2001..........................    19,908
   2002..........................    21,880
   2003..........................    33,074
 Thereafter......................   296,760
                                   --------
                                   $414,271
                                   ========

NOTE 9--CAPITAL STOCK AND MANDATORILY REDEEMABLE EQUITY SECURITIES

CLASS A REDEEMABLE PREFERRED STOCK

      As part of the Ball Merger, the Company issued 25 shares of Class A Redeemable Preferred Stock to the stockholders of Ball. Holders of the Class A Redeemable Preferred Stock have the right to cause the Company to redeem the shares at any time prior to October 1, 2000. The redemption price shall be $1,000 per share.

      Each share of Class A Redeemable Preferred Stock will be automatically converted into one share of Class B Redeemable Preferred Stock upon the earlier of the occurrence of an initial public offering, October 1, 2000 or the occurrence of certain other events. In addition, each share of Class A Redeemable Preferred Stock will be convertible at the option of the holder at any time into one share of Class B Redeemable Preferred Stock.

      The Class A Redeemable Preferred Stock has no voting rights. The Company pays quarterly dividends on all issued shares of Class A Redeemable Preferred Stock at a rate of 8% per year. Dividends are cumulative if unpaid and are added to the redemption value of the shares. The liquidation value of the shares is equal to the redemption value at any point in time.

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

CLASS B REDEEMABLE PREFERRED STOCK

      The Company is authorized to issue up to 25 shares of its Class B Redeemable Preferred Stock. No shares have been issued to date. Terms of Class B Redeemable Preferred Stock are identical to the Class A Redeemable Preferred Stock with respect to dividends and liquidation preferences, however, Class B Redeemable Preferred Stock is not redeemable at the option of the holder. The Company shall redeem all outstanding shares of the Class B Redeemable Preferred Stock on October 1, 2005.

OLD CLASS B REDEEMABLE COMMON STOCK

      The Company also issued 18,091 shares of Old Class B Redeemable Common Stock to the Ball stockholders as part of the Ball Merger. Holders of Old Class B Redeemable Common Stock have the right to cause the Company to redeem the shares on October 1, 2000, or earlier if an early redemption event occurs. The redemption price accretes at an annual rate of approximately 6% up to a maximum of $8.05 per share at October 1, 2000. The redemption price was $6.35 per share on October 1, 1996, $6.75 per share on October 1, 1997 and $7.15 per share on October 1, 1998.

      Each share of Old Class B Redeemable Common Stock is automatically convertible into one share of Class B Common Stock upon the consummation of an initial public offering, October 1, 2000 or the occurrence of certain other events. In addition, each share of Old Class B Redeemable Common Stock will be convertible at the option of the holder at any time into one share of Class B Common Stock; however, upon such conversion, the Old Class B Redeemable Common Stock will lose its redemption rights and dilute other protections.

      If any of the classes of mandatorily redeemable stock are required to be redeemed, Savia is obligated to make a capital contribution to the Company in an amount equal to the redemption price the Company is required to pay. In the event Savia fails to make this capital contribution or the Company fails to complete any redemption, whether or not Savia makes the capital contribution, the holders of Old Class B Redeemable Common Stock will be entitled to 100 votes per share and to elect a majority of the board of directors.

      In January 1998, the Company repurchased 11,319 shares of Old Class B Redeemable Common Stock from the former Ball stockholders for $211,824. Such shares were canceled upon repurchase. Prior to this transaction, Savia purchased 3,895 shares of Old Class B Redeemable Common Stock from the former Ball stockholders at the same price of $18.71 per share. Such shares remain outstanding.

CLASS A COMMON STOCK

      The Company is authorized to issue up to 91,000 shares of Class A Common Stock. No shares have been issued, however, 3,677 shares were reserved for issuance for options granted to employees in fiscal year 1998. Class A Common Stock is entitled to one vote per share.

CLASS B COMMON STOCK

      Following the Ball Merger, Savia owned all 30,000 outstanding shares of the Company's Class B Common Stock. Holders of the Class B Common Stock are entitled to three votes per share.

      During fiscal year 1998, the Company issued 7,386 shares of Class B Common Stock to Savia or its affiliates for cash in the amount of $138,200. The share price of $18.71 was based on the fair market value of the Company at the time of the transaction.

CLASS C PREFERRED STOCK (UNAUDITED)

      The Company is authorized to issue up to 6 shares of its Class C Preferred Stock. In

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

December 1998, Savia made an equity
investment in Seminis of $10,000 in exchange for 1 shares of Class C Preferred Stock to finance the purchase of shares of Hungnong which Seminis was obligated to purchase from the minority shareholders of Hungnong in connection with the acquisition of Hungnong and to provide working capital. In March 1999, Savia made an additional equity investment in Seminis of $20,000 in exchange for 2 shares of Class C Preferred Stock to finance working capital requirements.

      Shares of Class C Preferred Stock have no voting rights and are redeemable at the option of the Company. Dividends accrue cumulatively at the rate of 10% per year and are payable quarterly. Dividends payable through January 2001 are payable by issuing additional fully paid and non assessable shares of Class C Preferred Stock.

NOTE 10--INCOME TAXES

Consolidated pre-tax income (loss) consists of the following:

                                                    1996        1997        1998
                                                    ----        ----        ----
U.S. operations...............................    $(82,596)   $(18,455)   $(28,771)
Foreign operations............................      (4,890)     33,619      38,969
                                                  --------    --------    --------
                                                  $(87,486)   $ 15,164    $ 10,198
                                                  ========    ========    ========

The expense (benefit) for income taxes consists of the following:

                                                    1996        1997        1998
                   Current:                         ----        ----        ----
  Federal.....................................    $ (1,479)   $ (7,420)   $ (7,049)
  State.......................................         582        (833)       (691)
  Foreign.....................................       9,221       6,571      11,284
                                                  --------    --------    --------
                                                     8,324      (1,682)      3,544
                                                  --------    --------    --------
Deferred:
  Federal.....................................     (26,168)       (306)     (2,833)
  State.......................................      (2,457)         27        (264)
  Foreign.....................................     (11,100)      5,800       2,989
                                                  --------    --------    --------
                                                   (39,725)      5,521        (108)
                                                  --------    --------    --------
                                                  $(31,401)   $  3,839    $  3,436
                                                  ========    ========    ========

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

assets and liabilities as of September 30, 1997 and 1998 are as follows:

                                                                1997        1998
                                                                ----        ----
Deferred tax assets:
  Reserve for doubtful accounts.............................  $  1,573    $  3,902
  Inventories...............................................     5,149       7,492
  Other accruals............................................     6,977       6,698
  Net operating loss carryforwards and other credits........    11,040       8,154
                                                              --------    --------
          Total deferred tax assets.........................    24,739      26,246
  Valuation allowance.......................................    (5,610)     (7,246)
                                                              --------    --------
          Net deferred tax assets...........................    19,129      19,000
                                                              --------    --------
Deferred tax liabilities:
  Depreciation and amortization.............................   (30,021)    (42,212)
  Accrued taxes on undistributed foreign earnings...........    (9,693)    (11,638)
                                                              --------    --------
          Total deferred tax liabilities....................   (39,714)    (53,850)
                                                              --------    --------
                                                              $(20,585)   $(34,850)
                                                              ========    ========

      The valuation adjustment for deferred tax assets as of September 30, 1998 and September 30, 1997 was $7,246 and $5,610, respectively. The net change in the total valuation allowance for the years ended September 30, 1998 and September 30, 1997 was an increase of $1,636 and a decrease of $2,154, respectively.

      The Company's net operating loss carryforwards balance primarily relates to a Netherlands net operating loss carryforward that has an indefinite life. Based on management's assessment, it is more likely than not that the net deferred tax assets will be realized through future taxable earnings or alternative tax strategies.

      The Company provides for Federal income taxes on the undistributed earnings of certain foreign subsidiaries. The earnings for all other foreign subsidiaries will only be distributed to the United States to the extent any Federal income tax can be fully offset by foreign tax credits.

      The expense (benefit) for income taxes varies from income taxes based on the federal statutory rate as follows:

                                                       1996       1997       1998
                                                       ----       ----       ----
Income tax at statutory Federal rate...............  $(30,400)   $ 5,311    $ 3,569
State and local income tax benefit, net of Federal
  income tax effect................................    (2,617)      (334)      (180)
Research and other tax credits.....................    (1,003)    (1,083)      (977)
Foreign earnings taxed at different rates..........     1,552        969        959
Net reduction in valuation allowances..............        --     (1,303)    (1,009)

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       1996       1997       1998
                                                       ----       ----       ----
Goodwill amortization..............................       152        239        825
Other..............................................       915         40        249
                                                     --------    -------    -------
                                                     $(31,401)   $ 3,839    $ 3,436
                                                     ========    =======    =======

NOTE 11--EMPLOYEE BENEFITS

PENSION PLANS

      U.S. PLANS. The Company maintains a Company-sponsored defined contribution savings plan covering eligible employees. Company contributions are based on a percentage of employee contributions and on employee salaries. Company contributions totaled $665, $1,797 and $2,050 in fiscal years 1996, 1997 and 1998, respectively. The Company also maintains a qualified profit sharing plan. Annual contributions are made at the discretion of the Company's board of directors and totaled $899, $1,660 and $1,284, in fiscal years 1996, 1997 and 1998, respectively.

      FOREIGN PLANS. In accordance with the local statutory requirements, the Company sponsors retirement and severance plans at several of its foreign locations. The Company has recorded an accrual of $3,405 at September 30, 1997 and $10,509 at September 30, 1998 for anticipated payments to be made to foreign employees upon retirement or termination.
      The Company provides defined-benefit pension plans in certain foreign countries where required by statute. The Company's funding policy for foreign defined-benefit plans is consistent with the local requirements in each country. The funded status of these plans as of September 30, 1997 and 1998 was as follows:

                                                               1997       1998
                                                               ----       ----
Vested benefit obligation...................................  $24,455    $28,090
                                                              =======    =======
Accumulated benefit obligation..............................  $24,455    $28,090
                                                              =======    =======
Projected benefit obligation................................  $32,606    $39,356
Fair market value of plan assets............................   31,323     36,712
                                                              -------    -------
Projected benefit obligations in excess of plan assets......   (1,283)    (2,644)
Unrecognized net loss.......................................    4,377      7,035
                                                              -------    -------
Prepaid pension asset.......................................  $ 3,094    $ 4,391
                                                              =======    =======

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

      The components of net pension expense for the foreign plans, based on the most recent valuation dates, were as follows:

                                                       1996       1997       1998
                                                       ----       ----       ----
Service cost........................................  $ 1,764    $ 1,069    $ 1,096
Interest cost.......................................    1,817      1,908      1,956
Actual gain on plan assets..........................   (1,908)    (2,291)    (1,596)
Net amortization and deferral.......................      221        156       (593)
                                                      -------    -------    -------
                                                      $1,894..   $   842    $   863
                                                      =======    =======    =======

      Assumptions used in the above calculations were as follows:

                                                              1996    1997    1998
                                                              ----    ----    ----
Weighted-average discount rate..............................  6.0%    6.0%    6.0%
Rate of future compensation increases.......................  4.0     4.0     4.0
Long-term rate of return on plan assets.....................  7.5     7.5     7.5

STOCK OPTION PLAN

      In 1998, the Company adopted the Seminis 1998 Stock Option Plan (the "Stock Option Plan") under which key employees and those who will become key employees may be granted options to purchase shares of the Company's authorized but unissued Class A Common Stock. The board of directors reserved 3,677 shares for issuance under the plan and, in July 1998, awarded options to acquire 267 shares by plan participants at $18.71 per share (Note 9). Under the Stock Option Plan, the option exercise price is equal to fair market value at the date of grant, as determined by independent appraisal.
      Options currently expire no later than ten years from the grant date and generally vest over four years. Proceeds received by the Company from exercises will be credited to common stock and additional paid-in capital.
      Stock option plan activity during the fiscal year was as follows:

                                                                 OPTIONS GRANTED
                                                 SHARES       ---------------------
                                                AVAILABLE      NUMBER      EXERCISE
                                               FOR OPTIONS    OF SHARES     PRICE
                                               -----------    ---------    --------
Reserved.....................................     3,677           --        $   --
Grants.......................................      (267)         267         18.71
Exercises....................................        --           --            --
Cancellations................................        --           --            --
                                                  -----          ---        ------
September 30, 1998...........................     3,410          267        $18.71
                                                  =====          ===        ======

      As of September 30, 1998, no options were exercisable. Options outstanding at September 30, 1998 will expire if not exercised on or before June 30, 2008.

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

      Pro forma information regarding net income is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock options granted under the fair market value method of that statement. The fair market value of options granted in fiscal year 1998 was $16.41 per share using a minimum value method assuming a risk-free interest rate of 5.48%, an expected life of four years and no projected dividend yields. Unlike other permitted option pricing models, the minimum value method excludes stock price volatility, which cannot be reasonably estimated for the Company.

      For purposes of pro forma disclosures, the estimated fair market value of the options is amortized to expense over the options' vesting periods. There is no difference in net loss per share in applying the pro forma provisions of SFAS No. 123 for the year ended September 30, 1998.

NOTE 12--COMMITMENTS AND CONTINGENCIES

LEASES

      The Company leases land, buildings, machinery and equipment under operating leases. Rental expenses aggregated approximately $8,080, $6,685 and $9,788 in fiscal years 1996, 1997 and 1998, respectively.

      Minimum annual lease commitments under non-cancelable operating leases at September 30, 1998 are as follows:

YEAR ENDING
SEPTEMBER 30
------------
   1999.............................  $3,779
   2000.............................   1,916
   2001.............................     678
   2002.............................     368
   2003.............................     218
  Thereafter........................     643
                                      ------
                                      $7,602
                                      ======

CONTINGENCIES

      The Company has been named as a defendant in various lawsuits arising out of alleged seedmen's errors and omissions. The Company maintains third-party seedsmen's errors and omissions insurance covering these types of claims, thus policies are subject to annual renewal and revisions and house deductibles and coverage limits. An accrual for management's estimate of exposure related to such claims has been recorded in the financial statements and is disclosed in
Note 7. It is the opinion of management that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

      Historically, resolution of asserted claims has been in line with management's expectations.

NOTE 13--DISCONTINUED OPERATIONS

      At the time Asgrow was purchased from the Upjohn Company in 1995, the Company operated in two distinct business segments, Vegetable Seeds and Agronomics Seeds (the "Agronomics Segment"). On October 1, 1996, management elected to dispose of its Agronomics Segment and on January 31, 1997, the Agronomics Segment was sold to Monsanto for a gross sales price of $240,000. As a result of this transaction, the Agronomics Segment has been accounted for as a discontinued operation and, accordingly, its operations are segregated in the accompanying statements of operations. Net revenues for the Agronomics Segment were $194,074 and $77,637 in fiscal years 1996 and 1997, respectively.

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 14--GEOGRAPHIC INFORMATION


      The Company operates principally in one business segment consisting of the development, production and marketing of vegetable and fruit seeds. Revenues derived from sales to external customers attributed to the Company's country of domicile, to individual countries representing more than 10% of the Company's consolidated net sales and to all other foreign countries in total are summarized as follows:


                                                    1996        1997        1998
                                                    ----        ----        ----
Net sales
  United States.................................  $113,164    $117,015    $132,274
  Italy.........................................    48,779      47,411      47,376
  Spain.........................................    24,433      22,891      24,749
  Mexico........................................    23,625      28,637      31,355
  Other foreign.................................   171,397     163,590     192,669
                                                  --------    --------    --------
     Consolidated net sales.....................  $381,398    $379,544    $428,423
                                                  ========    ========    ========

Long-lived assets other than financial instruments and deferred tax assets located in the Company's country of domicile, located in individual foreign countries representing more than 10% of the Company's consolidated long-lived assets and located in all other foreign countries in total in which the Company holds assets are summarized as follows:

                                                                1997        1998
                                                                ----        ----
Long-lived assets
  United States.............................................  $116,704    $152,242
  The Netherlands...........................................    44,006      43,032
  South Korea...............................................        --     156,974
  Other foreign.............................................    46,530      56,014
                                                              --------    --------
     Consolidated long-lived assets.........................  $207,240    $408,262
                                                              ========    ========

NOTE 15--RELATED PARTIES

      Balances and transactions with related parties included in the consolidated financial statements are as follows:


      a) Research and development expenses include $2,500 in both fiscal years 1997 and 1998 in biotechnology research fees incurred pursuant to an agreement between the Company and Bionova Holding Corporation, a publicly traded company. Savia is the majority stockholder in Bionova.


      b) Operating expenses for fiscal years 1997 and 1998 include $6,200 and $8,465, respectively, in management fees paid to Savia.

      c) Gain on disposal of the Agronomics Segment includes $8,000 in fees paid in fiscal year 1997 to Savia for investment banking and other professional fees and services provided in connection with the sale.

      d) Convertible subordinated debt of $35,857 at September 30, 1998 is payable to Savia, bears interest at 10% per year and was due in installments of $7,000 in July 1999, $7,000 in July 2000 and $21,857 in

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

         July 2001. Advances to Young Il Chemical Company (Note 2) secured the convertible subordinated debt. On February 1, 1999, the convertible subordinated debt was converted into 1,916 shares of Class B Common Stock at $18.71 per share.

      e) Other accrued liabilities at September 30, 1998 include $2,286 representing accrued management fees and interest on the subordinated debt.


      f) Unaudited -- In December 1998, Savia made an equity investment in the Company of $10,000 in exchange for 1 shares of Class C Preferred Stock to finance the purchase of shares of Hungnong which the Company was obligated to purchase from the minority shareholders of Hungnong in connection with the acquisition of Hungnong and to provide working capital. Through April 1999 an additional 0.0338 shares of Class C Preferred Stock has been issued as dividends.



      g) Unaudited -- In January 1999, Seminis borrowed $20,000 from Savia as an intercompany advance to finance working capital requirements. This intercompany advance bears interest at 10.0% per year.



      h) Unaudited -- In March 1999, Savia made an additional equity investment in the Company of $20,000 in exchange for 2 shares of Class C Preferred Stock to finance working capital requirements.


NOTE 16--RECAPITALIZATION

      Prior to the effective date of the registration statement, the board of directors of Seminis, Inc., an Illinois corporation, authorized the reincorporation of the Company in Delaware. In conjunction with the reincorporation, the holders of certain securities agreed to a plan for the recapitalization of the Company (the "Recapitalization") to occur concurrently. The Recapitalization provides for the exchange of shares of the Illinois corporation for shares of the Delaware corporation as follows: (i) all preferred stock is to be exchanged for like preferred stock; (ii) all 6,772 shares of Class B Redeemable Common Stock ("Old Class B Redeemable Common Stock") are to be converted into one-half the number of such shares of Class B Common Stock;
(iii) all Class A Common Stock is to be exchanged for one-half the number of such shares of Class B Common Stock; and (iv) all options to purchase Class C Common Stock are to be exchanged for options to purchase Class A Common Stock. Immediately following the Recapitalization, the Company shall pay a 1-for-1 stock dividend to all holders of Class B Common Stock. These consolidated financial statements reflect the pending Recapitalization and stock dividend as described above with the exception of the conversion of Old Class B Redeemable Common Stock into Class B Common Stock.

      The unaudited pro forma information presented in the consolidated balance sheet at March 31, 1999 reflects the conversion of Old Class B Redeemable Common Stock into Class B Common Stock as if the conversion had occurred on March 31, 1999.


        NOTE 17--SUBSEQUENT EVENT--CURRENT CREDIT AGREEMENT (UNAUDITED)



      On April 30, 1999 Seminis entered into a credit agreement (the "Current Credit Agreement") with Bank of Montreal and Harris Trust and Savings Bank which includes a $445,000 secured term loan and a $28,000 secured revolving credit facility. The Company borrowed $473,000 under the Current Credit Agreement to repay the $10,000 bank demand note and $439,225 outstanding under Seminis' old credit agreement. The remaining $23,775 of borrowings were for payment of loan origination fees of $5,250 and working

                                 SEMINIS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


capital. The loan origination fees relating to the Current Credit Agreement were capitalized and will be amortized as interest expense using the straight line method over the term of the agreement. Unamortized loan fees of $6,408 relating to the old Credit Facility were charged to operations as an extraordinary item of $3,973, net of tax.



      The Company, at its option, may elect to pay interest on the Current Credit Agreement borrowings based on either LIBOR plus defined margins of 4% through June 30, 1999, 5% from July 1, 1999 through August 30, 1999 and 6% thereafter until maturity on June 30, 2000, or the prime rate plus defined margins of 2.5% through June 30, 1999, 3.5% from July 1, 1999 through August 30, 1999 and 4.5% thereafter until maturity on June 30, 2000. The Company is required to pay a commitment fee of 0.5% on the unused portion of the revolving line of credit.



      Under the Current Credit Agreement the Company is required to apply the net proceeds of debt or equity offerings to repay borrowings outstanding. The Company is required to meet a minimum interest coverage ratio and a minimum net worth test. The Current Credit Agreement also places limits on dividends, foreign debt, leasing, capital expenditures, transactions with affiliates and acquisitions.



      If the Current Credit Agreement is not repaid by July 31, 1999, Seminis is required to pay a non-refundable fee of 3% of the used and unused portions, as defined in the agreement, of the revolving credit and term loan portions of the Current Credit Agreement and issue to the lenders warrants to purchase, at a nominal price, shares of Seminis' common stock aggregating 3% of the outstanding shares of common stock on July 31, 1999, determined on a fully diluted basis. As part of the use of proceeds from the offering and funds available under the new credit facility, the Company will repay all borrowings under the Current Credit Agreement.



      On May 6, 1999, Seminis entered into a commitment letter with Bank of Montreal and Harris Trust and Savings Bank providing for an underwritten credit facility. Seminis anticipates that the new credit facility will be an unsecured credit facility for $350.0 million, consisting of a term loan in the amount of $200.0 million and a revolving line of credit in the amount of $150.0 million. The term loan will amortize semi-annually with the balance due on June 30, 2004 and the revolving line of credit will mature on June 30, 2004. Seminis anticipates that the new credit facility will bear interest in accordance with a grid pricing formula based on the achievement of a specific debt ratio, with such interest ranging from the prime rate to the prime rate plus 0.5% or, at the option of Seminis, ranging from LIBOR plus 1.25% to LIBOR plus 2.0%. Seminis will also pay commitment fees quarterly on the unused amount of the revolver.



      Seminis expects the new credit facility to contain a number of financial covenants, including net worth and indebtedness tests, and limitations on its ability to make acquisitions, transfer or sell assets, create liens, pay dividends, enter into transactions with its affiliates or enter into a merger, consolidation or sale of substantially all of its assets, among other actions. The new credit facility may be secured, depending upon the amount of net proceeds of the offering and Seminis' debt ratio after the offering. Seminis also expects that its new credit facility will provide for events of default typical of facilities of its type, as well as an event of default if Pulsar Internacional, S.A. de C.V., together with its affiliates, which includes Savia, fails to hold a majority of the board of directors or direct the management of Seminis or control at least 51% of the voting rights of Seminis.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Hungnong Seed Co., Ltd

     We have audited the accompanying consolidated balance sheet of Hungnong Seed Co., Ltd and its subsidiaries (collectively referred to as the "Company") as of December 31, 1997 and the related consolidated statements of operations, of stockholders' equity and of cash flows for the year then ended (all expressed in South Korean Won). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

     As described in Note 1, the Company's functional currency is the South Korean Won, however, solely for the convenience of readers outside of South Korea, the consolidated financial statements have been translated into U.S. dollars. Our audits examined the translation of the South Korean Won amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1.

     As described in Note 1, in July 1998, Seminis, Inc. acquired a controlling interest in the Company.

     As described in Note 1, the consolidated statements of operations and of cash flows for the six month period ended June 30, 1998 are unaudited and are presented solely for comparative purposes.

                                SEONJIN ACCOUNTING CORPORATION

Seoul, South Korea
October 28, 1998

                             HUNGNONG SEED CO., LTD

                           CONSOLIDATED BALANCE SHEET

                                                                DECEMBER 31, 1997
                                                                -----------------
                                                              (in thousands of U.S.
                                                               dollars, except per
                                                                   share data)
ASSETS:
Current assets
  Cash and cash equivalents.................................        $  2,144
  Marketable securities.....................................             422
  Accounts receivable, less allowance for doubtful accounts
     of $2,250..............................................          10,023
  Inventories...............................................          22,272
  Prepaid expenses and other current assets.................           1,951
                                                                    --------
          Total current assets..............................          36,812
Property, plant and equipment, net..........................          19,488
Deferred income taxes.......................................           3,175
Other assets................................................           7,001
                                                                    --------
          Total assets......................................        $ 66,476
                                                                    ========
LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current liabilities
  Short-term borrowings (includes $6,700 due to related
     party).................................................        $ 37,277
  Current maturities of long-term debt......................          11,839
  Accounts payable..........................................           3,833
  Accrued liabilities.......................................          22,486
                                                                    --------
          Total current liabilities.........................          75,435
Long-term debt, net of current maturities...................          18,167
Minority interest in subsidiaries...........................             453
Net obligations of discontinued operations..................           5,395
                                                                    --------
          Total liabilities.................................          99,450
                                                                    --------
Commitments and contingencies (Note 8)
Stockholders' deficit
  Common stock, $6.34 par value; 2,000 shares authorized;
     1,000 shares issued and outstanding....................           6,340
  Accumulated deficit.......................................         (59,363)
  Unrealized loss on marketable securities..................          (1,294)
  Foreign currency translation..............................          21,343
                                                                    --------
          Total stockholders' deficit.......................         (32,974)
                                                                    --------
          Total liabilities and stockholders' deficit.......        $ 66,476
                                                                    ========

The accompanying notes are an integral part of these consolidated financial statements.

                             HUNGNONG SEED CO., LTD

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       YEAR ENDED        SIX MONTHS ENDED
                                                    DECEMBER 31, 1997     JUNE 30, 1998
                                                    -----------------    ----------------
                                                                           (unaudited)
                                                       (in thousands of U.S. dollars)
Net sales.........................................     $ 58,126              $17,317
Cost of goods sold................................        26,531               8,258
                                                        --------             -------
          Gross profit............................        31,595               9,059
                                                        --------             -------
Operating expenses
  Research and development expenses...............         4,514               1,326
  Selling, general and administrative expenses....        23,406               5,771
                                                        --------             -------
          Total operating expenses................        27,920               7,097
                                                        --------             -------
Income from continuing operations.................         3,675               1,962
Other income (expense)
  Interest income.................................         1,436                 341
  Interest expense................................       (13,749)             (6,540)
  Foreign currency gain (loss)....................         1,340                (433)
  Minority interest...............................          (428)               (116)
  Other, net......................................          (257)               (519)
                                                        --------             -------
                                                         (11,658)             (7,267)
                                                        --------             -------
Loss from continuing operations before income
  taxes...........................................        (7,983)             (5,305)
Income tax benefit................................           282               1,060
                                                        --------             -------
Loss from continuing operations...................        (7,701)             (4,245)
                                                        --------             -------
Discontinued operations (Note 9):
  Loss from operations before income taxes........       (10,698)             (2,016)
  Income tax benefit..............................            --                  --
                                                        --------             -------
     Loss from discontinued operations............       (10,698)             (2,016)
                                                        --------             -------
Net loss..........................................      $(18,399)            $(6,261)
                                                        ========             =======

The accompanying notes are an integral part of these consolidated financial statements.

                             HUNGNONG SEED CO., LTD

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                  UNREALIZED
                                   COMMON STOCK                    LOSS ON       FOREIGN         TOTAL
                                  ---------------   ACCUMULATED   MARKETABLE    CURRENCY     STOCKHOLDERS'
                                  NUMBER   AMOUNT     DEFICIT     SECURITIES   TRANSLATION      DEFICIT
                                  ------   ------   -----------   ----------   -----------   -------------
                                           (in thousands of U.S. dollars, except per share data)

Balance, December 31, 1996......  1,000    $6,340    $(40,964)     $  (857)      $  (129)      $(35,610)
Net loss........................                      (18,399)                                  (18,399)
Unrealized loss on marketable
  securities....................                                      (783)                        (783)
Foreign currency translation....                                       346        21,472         21,818
                                  -----    ------    --------      -------       -------       --------
Balance, December 31, 1997......  1,000    $6,340    $(59,363)     $(1,294)      $21,343       $(32,974)
                                  =====    ======    ========      =======       =======       ========

The accompanying notes are an integral part of these consolidated financial statements.

                             HUNGNONG SEED CO., LTD

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED      SIX MONTHS
                                                             DECEMBER 31,        ENDED
                                                                 1997        JUNE 30, 1998
                                                             ------------    -------------
                                                                              (unaudited)
                                                                 (in thousands of U.S.
                                                                       dollars)
Cash flows from operating activities Net loss..............    $(18,399)       $ (6,261)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization.........................       1,450             419
     Deferred income tax benefit...........................      (2,164)         (1,165)
     Net loss from discontinued operations.................      10,698           2,016
     Minority interest.....................................         428             116
     Other.................................................         701             333
     Changes in assets and liabilities
       Accounts receivable.................................      (3,773)          3,240
       Inventories.........................................      (5,295)           (454)
       Prepaid expenses and other assets...................       1,307           1,013
       Accounts payable....................................      (1,672)         (1,793)
       Accrued liabilities.................................       7,332          (9,320)
                                                               --------        --------
          Net cash used in operating activities............      (9,387)        (11,856)
                                                               --------        --------
Cash flows from investing activities
  Purchases of fixed assets................................      (2,199)           (633)
  Proceeds from disposition of assets......................       1,727             165
  Other assets.............................................        (216)          2,078
  Discontinued operations advances account.................      (3,217)         (4,429)
                                                               --------        --------
          Net cash used in investing activities............      (3,905)         (2,819)
                                                               --------        --------
Cash flows from financing activities
  Proceeds from long-term debt.............................      18,280           8,797
  Repayments of long-term debt.............................      (8,655)           (212)
  Net short-term borrowings................................         224           6,141
                                                               --------        --------
          Net cash provided by financing activities........       9,849          14,726
                                                               --------        --------
Effect of exchange rate changes on cash....................      (1,879)             49
                                                               --------        --------
(Decrease) increase in cash and cash equivalents...........      (5,322)            100
Cash and cash equivalents, beginning of period.............       7,466           2,144
                                                               --------        --------
Cash and cash equivalents, end of period...................    $  2,144        $  2,244
                                                               ========        ========

The accompanying notes are an integral part of these consolidated financial statements.

                             HUNGNONG SEED CO., LTD

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (IN THOUSANDS OF U.S. DOLLARS)

               NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND CHANGE IN OWNERSHIP

      Hungnong Seed Co., Ltd ("Hungnong") is a South Korean-based vegetable seed company. As of December 31, 1997, the shares of Hungnong were primarily held by certain members of a Korean family (the "Korean Family"). In July 1998, Seminis, Inc., an Illinois Corporation hereinafter referred to as Seminis, purchased 70% of the outstanding shares of Hungnong from the Korean Family (the "Seminis Acquisition"). See Note 10 for further discussion of the Seminis Acquisition.

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

      The Company's consolidated financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of Hungnong Seed Co., Ltd and its majority controlled and owned subsidiaries ("the Company"). All material intercompany transactions and balances have been eliminated in consolidation. See Note 9 for discussion of the Company's discontinued operations.

      The Company's functional currency is the South Korean Won and the Company's monetary accounts are predominately denominated in South Korean Won. The consolidated financial statements have been translated into U.S. dollar amounts in accordance with the provisions of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation."

      To enhance the comparability of the financial information, consolidated statements of operations and of cash flows for the six months ended June 30, 1998, which are unaudited, are presented with those for the year ended December 31, 1997.

      The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the fiscal year, including customer returns and allowances. Actual results could differ from those estimates.

REVENUE RECOGNITION

      Product sales are recognized upon shipment of goods and are reduced by management's estimates for the effect of discounts and allowances. Customer payments received in advance of shipment are recorded as advances from customers.

CASH AND CASH EQUIVALENTS

      The Company classifies as cash equivalents all highly liquid investments purchased with an original maturity of three months or less. The Company invests its excess cash in deposits with financial institutions. Such investments are considered cash equivalents for purposes of reporting cash flows and bear minimal risk.

MARKETABLE SECURITIES

      The Company considers its investment portfolio available-for-sale as defined in Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and accordingly, these investments are recorded at fair value. Adjustments for changes in unrealized appreciation or depreciation are recorded as Unrealized Loss on Marketable Securities in the Statement of Stockholders' Deficit.

ACCOUNTS RECEIVABLE

      Accounts receivable are recorded net of reserves for bad debts, discounts and

                             HUNGNONG SEED CO., LTD

                         (IN THOUSANDS OF U.S. DOLLARS)

allowances. Determination of reserves are based on historical experience and anticipated market conditions and are adjusted by management as deemed necessary. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral. The Company's diversified customer base limits the amount of credit exposure to any one customer.

INVENTORIES

      Inventories are stated at the lower of cost or estimated realizable value. Costs for inventories are determined using the average cost method and include the costs of materials, direct labor and the applicable share of overhead costs. Unharvested crop-growing costs are included as part of inventory cost and represent costs incurred to plan and maintain seed crops that will be harvested during the subsequent fiscal year. Inventories are periodically reviewed and reserves established for deteriorated, excess and obsolete items.

PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are stated at cost. Provisions for depreciation of plant and equipment have been made using the straight-line and accelerated method for financial reporting and tax purposes. Estimated useful lives generally range from 8 to 40 years for buildings and improvements, from 5 to 18 years for machinery and equipment and from 3 to 20 years for office furniture and equipment.

SEVERANCE AND RETIREMENT BENEFITS

      In accordance with South Korean law, employees who have been with the Company for more than one year are entitled to lump-sum payments based on current rates of pay and length of service when they leave the Company. The Company's liability as of December 31, 1997 for these benefits is included in accrued liabilities.

RESEARCH AND DEVELOPMENT AND OTHER COSTS

      Research and development costs are charged to operations as incurred.

SUPPLEMENTARY CASH FLOW INFORMATION

                                     1997
                                    -------
Cash paid for interest............  $13,947
Cash paid for income taxes........  $ 1,852

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments consist primarily of cash, accounts receivable, inventories and debt. These balances are carried in the financial statements at amounts that approximate fair value unless separately disclosed in the Notes to Consolidated Financial Statements.

RELATED PARTIES

      Balances and transactions with related parties that are included in the consolidated financial statements are not material except for short-term borrowings from shareholders of $6,700 which accrues interest at 15% and was repaid in July 1998.

NOTE 2--INVENTORIES

Inventories as of December 31, 1997 are comprised of the following:

Seed........................................................  $19,033
Unharvested crop-growing costs..............................    1,714
Supplies....................................................    1,525
                                                              -------
          Total inventories.................................  $22,272
                                                              =======

                             HUNGNONG SEED CO., LTD

                         (IN THOUSANDS OF U.S. DOLLARS)

NOTE 3--PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 1997 includes the following:

Land and improvements.......................................  $ 5,839
Building and improvements...................................   18,413
Machinery and equipment.....................................    3,693
                                                              -------
          Total cost........................................   27,945
          Accumulated depreciation..........................   (8,457)
                                                              -------
               Net property, plant and equipment............  $19,488
                                                              =======

NOTE 4--OTHER ASSETS

Other assets as of December 31, 1997 consist of the following:

Restricted cash and deposits................................  $2,371
Restricted deposit for payments of retirement benefits......   2,860
Long-term bank deposits.....................................   1,483
Other.......................................................     287
                                                              ------
                                                              $7,001
                                                              ======

      Restricted cash and deposits consist primarily of cash advanced to financial institutions as per certain borrowing agreements. Restricted deposits for payment of retirement benefits consist primarily of advances to financial institutions to be used to settle Company severance obligations.

NOTE 5--ACCRUED LIABILITIES

Accrued liabilities as of December 31, 1997 consist of the following:

Accrued severance and other.................................  $ 6,667
Advances from customers.....................................    7,296
Seedmen's errors and omissions liability....................    3,230
Other.......................................................    5,293
                                                              -------
                                                              $22,486
                                                              =======

NOTE 6--DEBT

      Short-term borrowings as of December 31, 1997 consist primarily of borrowings from various South Korean financial institutions. Interest accrues at fixed interest rates ranging from 10% to 42%.

      Except for the non-South Korean Won borrowings of $1,798 below, long-term debt consist of South Korean Won borrowings which were translated to U.S. dollars using an exchange rate of 1,415 South Korean Won to 1 U.S. Dollar. Substantially all loans are secured by the Company's assets. Long-term

                             HUNGNONG SEED CO., LTD

                         (IN THOUSANDS OF U.S. DOLLARS)

debt as of December 31, 1997 consist of the following:

9.0%-13.25% bank borrowings due 1998 through 2000...........  $  7,809
11.5% bank loan due in 1998.................................     5,654
5.0% South Korean government research loans due 1998 through
  2007......................................................     1,553
8.0%-8.8% non-South Korean Won borrowings due 2001 through
  2005......................................................     1,798
10.0%-13.0% subordinated debentures due 1998 through 2000...    13,192
                                                              --------
                                                                30,006
     Less current portion...................................   (11,839)
                                                              --------
                                                              $ 18,167
                                                              ========

      For the year ended December 31, 1997 the Company incurred interest at a weighted-average rate of 14% per annum on its outstanding borrowings.

      As of December 31, 1997, long-term debt matures as follows:

YEAR ENDED
DECEMBER 31:
------------
  1998............................  $11,839
  1999............................    8,995
  2000............................    6,271
  2001............................      596
  2002............................      591
Thereafter........................    1,714
                                    -------
                                    $30,006
                                    =======

      In July 1998, the Company significantly reduced its short-term borrowings and long-term debt through the issuance of common stock and borrowings from Seminis, Inc. in conjunction with the Seminis Acquisition. See Note 10 for further discussion on the Seminis Acquisition.

NOTE 7--INCOME TAXES

      The benefit for income taxes consists of the following:

                                     1997
                                     ----
Current expense...................  $(1,840)
Deferred benefit..................    2,122
                                    -------
Income tax benefit................  $   282
                                    =======

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant

                             HUNGNONG SEED CO., LTD

                         (IN THOUSANDS OF U.S. DOLLARS)

components of the Company's deferred tax accounts are as follows:

                                                               1997
                                                               ----
Deferred tax assets:
  Accounts receivable.......................................  $ 1,981
  Accrued liabilities.......................................    1,758
  Research and development costs............................      580
  Fixed assets..............................................    1,246
  Other, net................................................        4
                                                              -------
          Deferred tax assets...............................    5,569
Deferred tax asset valuation allowance......................   (2,394)
                                                              -------
          Net deferred tax asset............................  $ 3,175
                                                              =======

      Management believes net deferred tax assets will be realized through future taxable earnings or alternative tax strategies.

      As of December 31, 1997, the Company's Chinese subsidiary had unremitted earnings of $1,253. The Company has not made a South Korean tax provision on these unremitted earnings as such undistributed earnings are expected to be reinvested indefinitely in China.

      A reconciliation of the income tax benefit at the statutory income tax rate and the recorded income tax benefit for the year ended December 31, 1997 is as follows:

                                                               1997
                                                               ----
Income tax benefit at South Korean statutory rate...........  $2,327
Unrealizable deferred tax assets............................  (1,824)
Foreign tax rate differential...............................    (199)
Other, net..................................................     (22)
                                                              ------
                                                              $  282
                                                              ======

NOTE 8--COMMITMENTS AND CONTINGENT LIABILITIES

LEASES

      The Company leases land, buildings, machinery and equipment under operating leases. Rental expenses aggregated approximately $633 for the year ended December 31, 1997.

      Minimum annual lease commitments under existing non-cancelable operating leases as of December 31, 1997 are as follows:

YEAR ENDED
DECEMBER 31:
------------
  1998...............................  $375
  1999...............................   309
  2000...............................   156
  2001...............................     6
                                       ----
                                       $846
                                       ====

                             HUNGNONG SEED CO., LTD

                         (IN THOUSANDS OF U.S. DOLLARS)

CONTINGENCIES

      The Company has been named as a defendant in various lawsuits arising out of alleged seedmen's errors and omissions. An accrual related to such claims has been recorded in the financial statements based on management's estimate of the ultimate resolution of these matters.

NOTE 9--DISCONTINUED OPERATIONS

      As part of its strategy and plan of acquisition of the Company, in July 1998, Seminis discontinued the Company's non-vegetable seed operations. The non-seed operations primarily include Handock Electronics, a South Korean based automotive parts supplier and Hungnong Industrial, a South Korean based agricultural equipment manufacturer. The non-vegetable seed operations are accounted for as discontinued operations, and accordingly, their operations are segregated in the accompanying Consolidated Statement of Operations. The accompanying Consolidated Balance Sheet has also been restated to separately reflect the net obligations of discontinued operations.

      Net sales of discontinued operations were approximately $19,742 and $5,145 for the year ended December 31, 1997 and six months ended June 30, 1998 (unaudited), respectively. Seminis plans to wind down operations by June 1999.

NOTE 10--SUBSEQUENT EVENT

SEMINIS ACQUISITION

      In July 1998, Seminis acquired 70% of the shares of the Company through the purchase of 1,428,000 newly issued shares of the Company (for cash in the amount of $82,537) and 271,585 previously issued shares from the South Korean Family. Below is the Hungnong share ownership prior to and after the Seminis Acquisition.

                                                                        SHARES HELD BY
                                                              -----------------------------------
                                                               KOREAN
                                                               FAMILY       SEMINIS       TOTAL
                                                               ------       -------       -----
As of June 30, 1998.........................................  1,000,000           --    1,000,000
Company issued shares in July 1998..........................         --    1,428,000    1,428,000
Seminis July 1998 purchase shares from South Korean
  Family....................................................   (271,585)     271,585           --
                                                              ---------    ---------    ---------
As of July 31, 1998.........................................    728,415    1,699,585    2,428,000
                                                              =========    =========    =========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998

      Effective July 1, 1998, Seminis acquired for cash certain assets and assumed certain liabilities of Hungnong Seed Co. in a transaction accounted for under the purchase method of accounting. The total purchase price paid was $120,620. A portion of the purchase price was allocated to the net assets acquired based on their estimated fair market values. The fair market value of assets acquired and liabilities assumed were $196,176 and $144,513, respectively. The balance of the purchase price, $68,957, was recorded as excess of cost over net assets acquired (i.e., goodwill) and is being amortized over 15 years on a straight-line basis. A summary of the purchase price allocation is as follows:

                                                       BOOK                       FAIR
                                                      VALUE      ADJUSTMENT      VALUE
                                                      -----      ----------      -----
                                                       (in thousands of U.S. dollars)
Cash and cash equivalents.........................   $ 86,687     $     --      $ 86,687
Accounts receivable...............................     12,508           --        12,508
Inventories.......................................     19,293           --        19,293
Property, plant and equipment, net................     21,089       23,148        44,237
Germplasm.........................................         --       27,000        27,000
Goodwill..........................................         --       68,957        68,957
Other.............................................      6,451           --         6,451
                                                     --------     --------      --------
          Total assets............................    146,028      119,105       265,133
Current liabilities...............................    (93,391)          --       (93,391)
Non-current liabilities...........................    (15,213)     (18,555)      (33,768)
Minority interest.................................         --      (17,354)      (17,354)
                                                     --------     --------      --------
          Net assets acquired.....................   $ 37,424     $ 83,196      $120,620
                                                     ========     ========      ========

      The following unaudited pro forma consolidated results of operations assume the acquisition was effective October 1, 1997. Seminis' historical results of operations include the results of operations of Hungnong from the date of acquisition (July 1, 1998) to September 30, 1998, including the effects of purchase accounting. Hungnong's historical results of operations represents its results of operations for the period prior to acquisition (October 1, 1997 through June 30, 1998). Pro forma adjustments are made to reflect those expenses for the period October 1, 1997 through June 30, 1998 which are recurring in nature and are not otherwise reflected in the historical results of operations of either Seminis or Hungnong. As more fully described below and in the Notes to Seminis' Consolidated Financial Statements, the pro forma adjustments include the assumed amortization of the effects of purchase accounting adjustments, assumed interest income from the note receivable from Young II Chemical Company, the net elimination of interest expense based on Seminis' assumed capitalization of Hungnong at October 1, 1997, the assumed reduction in interest expense related to the subordinated debt held by Savia due to conversion to common shares effective October 1, 1997, assumed minority interest benefit and the assumed income tax effects of pro forma adjustments.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED SEPTEMBER 30, 1998 -- (CONTINUED)

                                                     HISTORICAL          ADJUSTMENTS     PRO FORMA
                                              ------------------------     FOR THE        FOR THE
                                              SEMINIS(1)   HUNGNONG(2)   ACQUISITION    ACQUISITIONS
                                              ----------   -----------   -----------    ------------
                                                      (in thousands, except per share data)
Net sales...................................  $ 428,423      $27,564       $    --       $ 455,987
Cost of goods sold..........................    162,806       15,028            --         177,834
                                              ---------      -------       -------       ---------
         Gross profit.......................    265,617       12,536            --         278,153
                                              ---------      -------       -------       ---------
Operating expenses
  Research and development expenses.........     49,416        2,284            --          51,700
  Selling, general and administrative
    expenses................................    158,588       10,740            --         169,328
  Management fees paid to Savia.............      8,465           --            --           8,465
  Amortization of intangible assets.........     14,457           --         7,528(3)       21,985
                                              ---------      -------       -------       ---------
         Total operating expenses...........    230,926       13,024         7,528         251,478
                                              ---------      -------       -------       ---------
Income (loss) from operations...............     34,691         (488)       (7,528)         26,675
Other income (expense)
  Interest income...........................      1,952          646         2,689(4)        5,287
  Interest expense..........................    (29,034)      (9,459)        3,871(5)      (34,622)
  Foreign currency gain (loss)..............      3,205         (148)           --           3,057
  Minority interest.........................       (219)        (207)        2,942(6)        2,516
  Other, net................................       (397)        (574)           --            (971)
                                              ---------      -------       -------       ---------
                                                (24,493)      (9,742)        9,502         (24,733)
                                              ---------      -------       -------       ---------
Income (loss) from continuing operations
  before income taxes.......................     10,198      (10,230)        1,974           1,942
Income tax benefit (expense)................     (3,436)       1,120          (918)(7)      (3,234)
                                              ---------      -------       -------       ---------
Income (loss) from continuing operations....  $   6,762      $(9,110)      $ 1,056       $  (1,292)
                                              =========      =======       =======       =========
Income (loss) from continuing operations
  available for common stockholders.........  $(133,367)     $(9,110)      $ 1,056       $(141,421)
                                              =========      =======       =======       =========
Loss from continuing operations available
  for common stockholders per common
  share.....................................     $(4.23)     $    --       $    --       $   (4.05)
                                              =========      =======       =======       =========
Weighted average common shares
  outstanding...............................     31,536           --            --          34,912
                                              =========      =======       =======       =========

---------------
(1) Includes results of operations of Hungnong from July 1, 1998.

(2) Reflects operations of Hungnong for the period from October 1, 1997 through June 30, 1998.

(3) To reflect nine months of amortization of Hungnong purchase accounting adjustments which include fair value step-ups for intangible assets, goodwill, and buildings. The intangible assets step-up is being amortized over approximately a 10 year period on an accelerated basis. The goodwill and building step-ups are being amortized over approximately 15 and 20 year periods, respectively, on a straight-line basis.

(4) To reflect assumed interest income from the note receivable from Young II Chemical Company for the period October 1, 1997 through June 30, 1998. See
    Note 2 -- Hungnong Seed Co. Ltd. of Seminis' Notes to Consolidated Financial Statements for discussion of the note receivable.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED SEPTEMBER 30, 1998 -- (CONTINUED)

(5) To reflect assumed elimination of interest expense of $2,975 due to assumed capitalization of Hungnong by Seminis effective October 1, 1997 and assumed reduction of interest expense of $896 related to subordinated debt due to Savia due to assumed conversion of debt to Class B common shares effective October 1, 1997. See Note 2 -- Hungnong Seed Co. Ltd. and Note 15 -- Related Parties of Seminis' Notes to Consolidated Financial Statements for discussion of the subordinated debt due to Savia.

(6) To reflect assumed allocation of net loss to minority interest based on 30% minority interest in Hungnong for the nine months ended June 30, 1998, including applicable pro forma adjustments.

(7) To reflect assumed income tax expense at a 37% effective tax rate applied to taxable pro forma adjustments.

                               GLOSSARY OF TERMS


      AGRONOMIC--(1) a description of crop characteristics related to yield, disease, insect resistance, virus resistance and tolerance to adverse environmental conditions or (2) related to cereal or oilseed crops.

      ARABLE--well-suited for the growing of crops.

      GENES--a part of DNA or RNA that contains information needed to make a particular protein (e.g. an enzyme) or control or influence an inherited physical trait or activity (e.g. eye color).

      GENOMICS--an understanding of the structure and function of the genetic make-up of plants.

      GERMPLASM--the genetic resources used for crop improvements (e.g. plants, seeds, pollen, DNA).

      HYBRID--seeds produced using genetically different parents.

      INPUT COSTS--grower costs of production (e.g. fertilizer, crop protection chemicals).

      INPUT TRAITS--genetic traits or characteristics that reduce or eliminate certain input costs or make crop plants resistant to pests or disease.

      OPEN-POLLINATED--seeds produced using a single parent.

      OUTPUT TRAITS--genetic traits or characteristics that enhance crop yield, color, texture, flavor and ready-to-eat convenience.

      PHENOTYPICALLY--a visible or detectable characteristic of a plant.

      PHYTOSANITARY--plant material that is free of disease.

      PLANT BREEDING--the cross-fertilization of two like plants and selection of desired offspring.

      PLANT PATHOLOGY--the study of plant diseases.

      TRANSWITCH TECHNOLOGY--complementary, recombinant DNA that prevents gene function.

                                  UNDERWRITING


      Seminis, Savia and the underwriters for the U.S. offering named below have entered into an underwriting agreement with respect to the shares being offered in the United States. Subject to certain conditions, each U.S. underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., J.P. Morgan Securities Inc., ING Baring Furman Selz LLC, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and VECTORMEX Incorporated are the representatives of the U.S. underwriters.



                        Underwriters                            Number of Shares
                        ------------                            ----------------
Goldman, Sachs & Co. .......................................
J.P. Morgan Securities Inc. ................................
ING Baring Furman Selz LLC..................................
Morgan Stanley & Co. Incorporated...........................
Salomon Smith Barney Inc. ..................................
VECTORMEX Incorporated......................................
                                                                  -----------
  Total.....................................................       11,000,000
                                                                  ===========


                             ----------------------


      If the U.S. underwriters sell more shares than the total number set forth in the table above, the U.S. underwriters have an option to buy up to an additional 1,650,000 shares from Seminis to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the U.S. underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

      The following table shows the per share and total underwriting discounts and commissions to be paid to the U.S. underwriters by Seminis. Such amounts are shown assuming both no exercise and full exercise of the U.S. underwriters' option to purchase additional shares.


                               Paid by Seminis
                               ---------------
                             No             Full
                          Exercise        Exercise
                          --------        --------
Per Share............    $               $
Total................    $               $



      Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.



      Seminis and Savia have entered into underwriting agreements with the underwriters for the sale of 2,750,000 shares outside of the United States. The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other. Goldman Sachs International, J.P. Morgan Securities Ltd., ING Barings Limited as agent for ING Bank N.V., London Branch, Morgan Stanley & Co. International Limited and Salomon Brothers International Limited are representatives of the underwriters for the international offering outside the United States. Seminis has granted the international underwriters a similar option to purchase up to an aggregate of an additional 412,500 shares.


      The underwriters for both of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The underwriters also have agreed that they may sell shares among each of the underwriting groups.


      Seminis and its directors and executive officers, Savia and other stockholders of Seminis have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to options or shares issued pursuant to Seminis' existing employee benefit plans. In addition, Seminis may issue shares of common stock to fund future acquisitions provided that the recipient enters into a similar lock-up arrangement and Savia may pledge additional shares of common stock to the extent necessary to comply with its recent borrowings. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.


      Prior to the offerings, there has been no public market for the shares. The initial public offering price has been negotiated among Seminis and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Seminis' historical performance, estimates of the business potential and earnings prospects of Seminis, an assessment of Seminis' management and the consideration of the above factors in relation to market valuation of companies in related businesses.


      The shares of Class A common stock have been approved for listing, subject to official notice of issuance, on the Nasdaq National Market under the trading symbol "SMNS".


      In connection with the offerings, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class A common stock while the offerings are in progress.

      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

      The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


      Seminis estimates that its share of the total expenses of the offerings, excluding underwriting discounts and commissions, will be approximately $2.7 million.



      Seminis and Savia have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. However, Savia's indemnity obligations will not exceed $40.0 million.


      At Seminis' request, the underwriters have reserved shares of Class A common stock for sale to directors, officers, employees and retirees of Seminis who have expressed an interest in participating in the offering. Seminis expects these persons to purchase no more than 5% of the Class A common stock offered in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares.


      Alfonso Romo Garza, chairman of the board and director of Seminis and beneficial owner of approximately 92.9% of the outstanding common stock, is one of the principal shareholders of VECTORMEX Incorporated. Eugenio Najera Solorzano, a director of Seminis, is also a director of Vector Casa de Bolsa, S.A. de C.V., the indirect parent of VECTORMEX Incorporated.



      In view of the fact that VECTORMEX Incorporated is an affiliate of Seminis, the offerings are being conducted in accordance with Conduct Rule 2720 of the National Association of Securities Dealers, Inc., which provides that the offering price to the public may not be higher than that recommended by a "qualified independent underwriter" who has participated in the preparation of the registration statement and prospectus and has exercised the usual standards of "due diligence" with respect thereto. Goldman, Sachs & Co. has agreed to serve as "qualified independent underwriter" and the offering price to the public will not be higher than the price recommended by Goldman, Sachs & Co.


      From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or investment banking transactions with Seminis and its affiliates.

      This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.


      Greenhill & Co., LLC, a National Association of Securities Dealers, Inc. member, has agreed with Seminis to act as its financial advisor in connection with the offerings. For these services, Seminis has agreed to pay Greenhill & Co., LLC an advisory fee of $500,000, a portion of which will be paid to Greenhill & Co., LLC by the underwriters out of the gross underwriting discounts. Timothy M. George, a director of Seminis, is also a member and a Managing Director of Greenhill & Co., LLC.

                              [Inside Back Cover]


                               [Logo of Seminis]


                                [Logo of Asgrow]


                               [Logo of Petoseed]


                             [Logo of Royal Sluis]


                               [Logo of Bruinsma]


                              [Logo of California]


                              [Logo of Choong Ang]


                               [Logo of Genecorp]


                              [Logo of Horticeres]


                               [Logo of Hungnong]


                           [Logo of LSL PlantScience]

                                [Logo of Seneca]

------------------------------------------------------
------------------------------------------------------
     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                             ----------------------
                               TABLE OF CONTENTS

                                           Page
                                           ----
Prospectus Summary.....................       3
Risk Factors...........................       8
Use of Proceeds........................      12
Dividend Policy........................      12
Capitalization.........................      13
Dilution...............................      15
Selected Consolidated Financial Data...      16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................      19
Business...............................      28
Management.............................      48
Principal Stockholders.................      55
Certain Relationships and Related
  Transactions.........................      56
Shares Eligible for Future Sale........      56
Description of Capital Stock...........      57
Legal Matters..........................      63
Experts................................      63
Available Information..................      63
Index to Consolidated Financial
  Statements...........................     F-1
Glossary of Terms......................     G-1
Underwriting...........................     U-1

                             ----------------------

Through and including           , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                               13,750,000 Shares


                                 SEMINIS, INC.

                              Class A Common Stock

                             ----------------------

                                 [SEMINIS LOGO]
                             ----------------------
                              GOLDMAN, SACHS & CO.
                               J.P. MORGAN & CO.
                           ING BARING FURMAN SELZ LLC

                           MORGAN STANLEY DEAN WITTER

                              SALOMON SMITH BARNEY

                             VECTORMEX INCORPORATED

                      Representatives of the Underwriters
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

             ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.


ITEM                                     AMOUNT
----                                     -------
SEC Registration Fee                     $94,520
                                         -------
NASD Filing Fee                           30,500
                                         -------
Nasdaq National Market Listing Fee             *
Blue Sky Fees and Expenses                     *
Printing Costs                                 *
Transfer Agent Fees                            *
Legal Fees and Expenses                        *
Accounting Fees and Expenses                   *
Miscellaneous Costs                            *
                                         -------
         Total                           $     *
                                         =======


All amounts are estimated except for the SEC Registration Fee and the NASD fee.
---------------

* To be completed by amendment.

              ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Seminis is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was illegal. A Delaware corporation may indemnify any person who was, is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the person against the expenses which such officer or director has actually and reasonably incurred.

      Seminis' Certificate of Incorporation limits the personal liability of directors and officers of Seminis for breaches of fiduciary duty to Seminis or its stockholder, except in certain circumstances including (1) breach of the duty of loyalty to Seminis or its stockholders, (2) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,
(3) any transaction from which the director derived an improper personal benefit or (4) under

Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock or redemptions.

      The By-Laws of Seminis provide that Seminis shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of Seminis or is or was serving, at the request of Seminis, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent allowed by the DGCL. This right shall include the right to be paid by Seminis the expenses (including attorney's fees), in defending any such proceeding in advance of its final disposition. However, if the DGCL so requires, the advancement of such expenses will only be made upon the delivery to Seminis of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses by Seminis.

      In addition, the By-Laws provide that Seminis may maintain insurance to protect itself and any director, officer, employee or agent of Seminis against any expense, liability or loss, whether or not Seminis would have the power to indemnify a person against any expense, liability or loss under the DGCL. The By-Laws further provide that Seminis may, to the extent permitted by the board of directors, grant rights to indemnification, and rights to advancement to expenses, to any employee or agent of Seminis.

      Seminis has obtained insurance through Savia for the benefit of Seminis' officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

               ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

      The following provides information as to securities of the Registrant sold by the Registrant with in the past 36 months which were not registered under the Securities Act.

      Between June 1, 1998 and December 31, 1998, Seminis Illinois granted 267,181 options to purchase shares of Old Class C common stock at an exercise price of $18.71 per share to certain officers and employees pursuant to the Seminis, Inc. 1998 Stock Option Plan. As of the date of this prospectus none of the granted options have been exercised. The issuance of such shares was effected in reliance on the exemption from registration under Section 4(2) of the Securities Act.


      On July 14, 1998, Seminis sold 7,386,424 shares of Old Class A common stock to Savia and Asesorias Administrativas Moderna, S.A. de C.V., an affiliate of Savia, for an aggregate purchase price of $138,200,000. These shares were issued for investment purposes. The shares in such transaction were sold in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933.



      On July 14, 1998, Savia loaned $35,857,000 to Seminis in exchange for a subordinated convertible note. The principal amount of this note, plus accrued and unpaid interest, was convertible into shares of Class B common stock at the option of Savia. Savia converted the note into 1,916,462 shares of Class B common stock on February 1, 1999. The issuance of such shares was effected in reliance on the exemption from registration under Section 3(a)(9).


      On December 1, 1998, Seminis issued and sold 1,000 shares of Old Class C preferred stock to Savia for an aggregate purchase price of $10.0 million. These shares were issued for investment purposes. The shares in such transaction were sold in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933. Through April 1, 1999 an additional 33.8 shares of Class C Preferred Stock has been issued as dividends.

      In February 1999, Seminis issued and sold 100 shares of common stock to Seminis Illinois for an aggregate purchase price of $1 in connection with Seminis Illinois' formation of Seminis for purposes of the reincorporation in Delaware. The shares were issued for investment purposes. The issuance of such shares was effected in reliance on the exemption from registration under Section 4(2) of the Securities Act.


      In March 1999, Savia made an additional equity investment in Seminis of $20.0 million in exchange for 2,000 shares of Class C preferred stock. The shares were issued for investment purposes. The issuance of such shares was effected in reliance on the exemption from registration under Section 4(2) of the Securities Act.


      On             , 1999, Seminis Illinois was reincorporated as a Delaware
corporation through the merger of Seminis Illinois with and into Seminis. Pursuant to the terms of the merger, each share of Old Class A common stock of Seminis Illinois was automatically converted into one-half share of Class B common stock of Seminis and each share of Old Class B mandatorily redeemable common stock of Seminis Illinois was automatically converted into one-half share of Class B common stock of Seminis. Each share of Old Class A mandatorily redeemable preferred stock of Seminis Illinois was automatically converted into one share of Seminis' Class A mandatorily redeemable preferred stock. Upon consummation of the offering, each share of Seminis' issued and outstanding Class A mandatorily redeemable preferred stock will automatically convert into one share of Seminis' Class B mandatorily redeemable preferred stock. Also pursuant to the reincorporation merger, each option to purchase one share of Old Class C common stock of Seminis Illinois was automatically converted and changed into an option to purchase one share of Class A common stock of Seminis. The issuance of such shares was effected in reliance on the exemption from registration under Section 3(a)(9).


              ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


      (a) Exhibits.


NUMBER                          DESCRIPTION
------                          -----------
   1    Form of Underwriting Agreement
  +2    Merger Agreement by and between Seminis, Inc., an Illinois corporation and Seminis, Inc., a Delaware corporation
  +3.1  Certificate of Incorporation
  +3.2  Certificate of Designations of Class A Mandatorily
        Redeemable Preferred Stock and Class B Mandatorily
        Redeemable Preferred Stock of Seminis, Inc.
  +3.3  Certificate of Designations of Class C Redeemable Preferred
        Stock of Seminis, Inc.
  +3.4  By-Laws
  *4.1  Form of Class A Common Stock Certificate
 **4.2  Registration Rights Agreement by and among Seminis, Inc. and certain shareholders of Seminis, dated October 1, 1995
  *5    Opinion of Milbank, Tweed, Hadley & McCloy LLP
**10.1  Seminis, Inc. 1998 Stock Option Plan
  10.2  Form of Amended and Restated Seminis, Inc. 1998 Stock Option
        Plan
**10.3  Share Subscription Agreement by and between Seminis, Inc.
        and Hungnong Seed Co., Ltd., dated June 12, 1998
 *10.4  New Credit Facility
 *10.5  Form of Letter Agreement between Savia, S.A. de C.V. and
        Seminis, dated as of             , 1999
  21    Subsidiaries of Registrant
  23.1  Consent of PricewaterhouseCoopers LLP

NUMBER                          DESCRIPTION
------                          -----------
 *23.2  Consent of Milbank, Tweed, Hadley & McCloy LLP (included in its opinion filed as Exhibit 5 hereto)
  23.3  Consent of Seonjin Accounting Corporation
**24    Power of Attorney (included on signature pages hereto)


---------------
* To be filed by amendment.

** Previously filed.

+ To be filed by amendment in connection with the formation of Seminis, Inc., the new Delaware corporation.

(b) Financial Statement Schedules.

None.

      All other schedules have been omitted as they are inapplicable, or the other information is included in the financial statements.

                             ITEM 17.  UNDERTAKINGS

      (a) The undersigned registrant hereby undertakes to provide the underwriters at the Closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 27, 1999.


                                          SEMINIS, INC.

                                          By:/s/ ALEJANDRO RODRIGUEZ GRAUE
                                            ------------------------------------
                                              Name: Alejandro Rodriguez Graue
                                              Title:  President


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----
                         *                           Chairman of the Board               May 27, 1999
---------------------------------------------------
                Alfonso Romo Garza

                         *                           Director                            May 27, 1999
---------------------------------------------------
            Francisco Gonzalez Sebastia

           /s/ ALEJANDRO RODRIGUEZ GRAUE             Director and President              May 27, 1999
---------------------------------------------------    (Principal Executive Officer)
             Alejandro Rodriguez Graue

                         *                           Director                            May 27, 1999
---------------------------------------------------
             Bernardo Jimenez Barrera

                         *                           Director                            May 27, 1999
---------------------------------------------------
                   G. Carl Ball

                         *                           Director                            May 27, 1999
---------------------------------------------------
               George Carl Ball, Jr.

                         *                           Director                            May 27, 1999
---------------------------------------------------
                    Peter Davis

                         *                           Director                            May 27, 1999
---------------------------------------------------
                   Frank J. Pipp

                         *                           Director                            May 27, 1999
---------------------------------------------------
                  Dr. Eli Shlifer

                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----
                         *                           Director                            May 27, 1999
---------------------------------------------------
             Eugenio Najera Solorzano

                         *                           Director                            May 27, 1999
---------------------------------------------------
              Christopher J. Steffen

                         *                           Chief Financial Officer             May 27, 1999
---------------------------------------------------    (Principal Financial Officer)
                 Octavio Hernandez

                         *                           Controller                          May 27, 1999
---------------------------------------------------    (Principal Accounting Officer)
                  Michael Pigott

        *By: /s/ ALEJANDRO RODRIGUEZ GRAUE
   ---------------------------------------------
             Alejandro Rodriguez Graue
                 Attorney-in-Fact

                                 EXHIBIT INDEX


NUMBER                           DESCRIPTION
------                           -----------
   1     Form of Underwriting Agreement
  +2     Merger Agreement by and between Seminis, Inc., an Illinois corporation and Seminis, Inc., a Delaware corporation
  +3.1   Certificate of Incorporation
  +3.2   Certificate of Designations of Class A Mandatorily
         Redeemable Preferred Stock and Class B Mandatorily
         Redeemable Preferred Stock of Seminis, Inc.
  +3.3   Certificate of Designations of Class C Redeemable Preferred
         Stock of Seminis, Inc.
  +3.4   By-Laws
  *4.1   Form of Class A Common Stock Certificate
 **4.2   Registration Rights Agreement by and among Seminis, Inc. and certain shareholders of Seminis, dated October 1, 1995
  *5     Opinion of Milbank, Tweed, Hadley & McCloy LLP
**10.1   Seminis, Inc. 1998 Stock Option Plan
  10.2   Amended and Restated Seminis, Inc. 1998 Stock Option Plan
**10.3   Share Subscription Agreement by and between Seminis, Inc.
         and Hungnong Seed Co., Ltd., dated June 12, 1998
 *10.4   New Credit Facility
 *10.5   Form of Letter Agreement between Savia, S.A. de C.V. and
         Seminis, dated as of             , 1999
  21     Subsidiaries of Registrant
  23.1   Consent of PricewaterhouseCoopers LLP
 *23.2   Consent of Milbank, Tweed, Hadley & McCloy LLP (included in its opinion filed as Exhibit 5 hereto)
  23.3   Consent of Seonjin Accounting Corporation
**24     Power of Attorney (included on signature pages hereto)


---------------

 * To be filed by amendment.

** Previously filed.

 + To be filed by amendment in connection with the formation of Seminis, Inc., the new Delaware corporation.